Exhibit 10.1



Confidential treatment has been requested for portions of the signature page to this exhibit. The copy filed herewith omits the information subject to the confidentiality requested. Omissions are designated with [***]. A complete version of this exhibit has been filed separately with the United States
                     Securities and Exchange Commission.









                        AGREEMENT AND PLAN OF MERGER

                                BY AND AMONG


                                CON-WAY INC.


                       TRANSPORTATION RESOURCES, INC.


                       SEATTLE ACQUISITION CORPORATION


                             SHAREHOLDERS' AGENT



                                     AND



                         THE PRINCIPAL SHAREHOLDERS




                                July 13, 2007















                              TABLE OF CONTENTS

                                                                         Page


ARTICLE I


DEFINITIONS

Section 1.1   Defined Terms...........................................      1

ARTICLE II


THE MERGER

Section 2.1   The Merger..............................................     12
Section 2.2   Closing.................................................     12
Section 2.3   Effective Time..........................................     13
Section 2.4   Effect of the Merger....................................     13
Section 2.5   Articles of Incorporation; Bylaws.......................     13
Section 2.6   Directors; Officers.....................................     13
Section 2.7   Consideration for the Merger............................     14
Section 2.8   Closing Amount Adjustments..............................     15
Section 2.9   Effect on Capital Stock.................................     17
Section 2.10  Escrow Amount and Shareholders' Escrow Amount..........      18
Section 2.11  Surrender of Certificates..............................      19
Section 2.12  No Further Ownership Rights in Company Capital Stock...      20
Section 2.13  Lost, Stolen or Destroyed Certificates.................      20
Section 2.14  Taking of Necessary Action; Further Action.............      21

ARTICLE III


REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANY

Section 3.1   Organization, Standing and Power........................     21
Section 3.2   Subsidiaries............................................     22
Section 3.3   Capitalization; Title to the Shares.....................     22
Section 3.4   Authority...............................................     23
Section 3.5   Financial Statements....................................     24
Section 3.6   Absence of Certain Changes..............................     25
Section 3.7   Absence of Undisclosed Liabilities......................     27
Section 3.8   Litigation..............................................     28
Section 3.9   Restrictions on Business Activities.....................     28
Section 3.10  Governmental Authorization.............................      28
Section 3.11  [Reserved].............................................      29
Section 3.12  Title to Property......................................      29
Section 3.13  Intellectual Property..................................      29
Section 3.14  Internal Controls......................................      32
Section 3.15  Environmental Matters..................................      32
Section 3.16  Taxes..................................................      34
Section 3.17  Employee Benefit Plans.................................      37
Section 3.18  Employee Matters.......................................      40
Section 3.19  Interested Party Transactions..........................      43
Section 3.20  Real Property..........................................      43
Section 3.21  Insurance..............................................      44
Section 3.22  Compliance With Laws...................................      45
Section 3.23  Minute Books...........................................      46
Section 3.24  Complete Copies of Materials...........................      46
Section 3.25  Brokers' and Finders' Fees.............................      46
Section 3.26  Board Approval.........................................      46
Section 3.27  Customers and Suppliers................................      46
Section 3.28  Material Contracts.....................................      47
Section 3.29  No Breach of Material Contracts........................      49
Section 3.30  Third Party Consents...................................      49
Section 3.31  Accounts Receivable and Payable........................      49
Section 3.32  Export Licenses and Agreements.........................      50
Section 3.33  Customs Matters........................................      50
Section 3.34  Propriety of Past Payments.............................      51
Section 3.35  Only Representations and Warranties....................      51

ARTICLE IV


REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Section 4.1   Organization............................................     52
Section 4.2   Power and Authority.....................................     52
Section 4.3   Board Approval..........................................     53
Section 4.4   No Ownership of Company Capital Stock...................     53
Section 4.5   Availability of Funds...................................     53
Section 4.6   Brokers' and Finders' Fees..............................     53
Section 4.7   Due Diligence by Parent and Merger Sub..................     53
Section 4.8   Funding Commitment......................................     54

ARTICLE V


ADDITIONAL REPRESENTATIONS AND WARRANTIES OF PRINCIPAL SHAREHOLDERS

Section 5.1   Power and Authority.....................................     54
Section 5.2   Good Title to Shares....................................     54
Section 5.3   No Conflicts............................................     55

ARTICLE VI


CONDUCT PRIOR TO THE CLOSING DATE

Section 6.1   Conduct of Business of the Company......................     55
Section 6.2   Restriction on Conduct of Business of the Company.......     55
Section 6.3   Shareholder Meeting; No Solicitation....................     59
Section 6.4   Further Information.....................................     62
Section 6.5   Compliance with the WARN Act and Similar Laws...........     63
Section 6.6   Assistance with Financing...............................     63

ARTICLE VII


ADDITIONAL AGREEMENTS

Section 7.1   Public Disclosure.......................................     65
Section 7.2   Consents; Cooperation...................................     66
Section 7.3   Legal Requirements......................................     66
Section 7.4   Commercially Reasonable Efforts and Further Assurances..     66
Section 7.5   Termination of Plans....................................     67
Section 7.6   Certain Tax Matters.....................................     67
Section 7.7   No Solicitation of Employees............................     70
Section 7.8   Mexican Subsidiary Shareholders.........................     70
Section 7.9   Communication with Employees............................     70
Section 7.10  Due Diligence Period...................................      70
Section 7.11  Directors and Officers.................................      72
Section 7.12  Retention of Reviewing Auditor.........................      73

ARTICLE VIII


CONDITIONS TO THE CLOSING

Section 8.1   Conditions to Obligations of Each Party to Effect the
               Merger ................................................     73
Section 8.2   Additional Conditions to Obligations of the Company.....     73
Section 8.3   Additional Conditions to the Obligations of Parent and
               Merger Sub.............................................     74
Section 8.4   Frustration of Conditions...............................     75

ARTICLE IX


TERMINATION, AMENDMENT AND WAIVER

Section 9.1   Termination.............................................     76
Section 9.2   Effect of Termination...................................     76
Section 9.3   Expenses................................................     77
Section 9.4   Amendment...............................................     77
Section 9.5   Extension; Waiver.......................................     77

ARTICLE X


INDEMNIFICATION

Section 10.1  Indemnification........................................      77
Section 10.2  [Reserved].............................................      81
Section 10.3  Claims Pending at Expiration of Indemnification Period.      81
Section 10.4  Claims upon Escrow Account.............................      81
Section 10.5  Objections to Claims; Resolution of Conflicts..........      82
Section 10.6  Shareholders' Agent....................................      82
Section 10.7  Actions of the Shareholders' Agent.....................      83
Section 10.8  Third-Party Claims.....................................      83
Section 10.9  No Right of Contribution...............................      85

ARTICLE XI


GENERAL PROVISIONS

Section 11.1  Survival...............................................      85
Section 11.2  Notices................................................      86
Section 11.3  Interpretation.........................................      86
Section 11.4  Counterparts...........................................      86
Section 11.5  Entire Agreement; Nonassignability; Parties in Interest      86
Section 11.6  Severability...........................................      87
Section 11.7  Governing Law..........................................      87
Section 11.8  Rules of Construction..................................      87
Section 11.9  Specific Performance...................................      87
Section 11.10 Descriptive Headings..................................       88
Section 11.11 Force Majeure.........................................       88
Section 11.12 No Personal Liability.................................       88
Section 11.13 Merger Sub............................................       88




EXHIBITS

Exhibit A     Form of Articles of Incorporation of the Surviving
               Corporation
Exhibit B     Form of Bylaws of the Surviving Corporation
Exhibit C     Reference Accounts Statement
Exhibit D     Form of Escrow Agreement
Exhibit E     Form of Non-Competition Agreement
Exhibit F     Diligence Request List


SCHEDULES

Schedule 1.1
Schedule 5.2
Schedule 11.2










                        AGREEMENT AND PLAN OF MERGER

          This AGREEMENT AND PLAN OF MERGER (this "Agreement"), dated as of July 13, 2007, by and among Con-way Inc., a Delaware corporation ("Parent"), Seattle Acquisition Corporation, a Missouri corporation and a wholly owned subsidiary of Parent ("Merger Sub"), Transportation Resources, Inc., a Missouri corporation (the "Company"), the Shareholders' Agent (as defined herein) (the "Shareholders' Agent") and the Principal Shareholders (as defined herein).

                                  RECITALS

          WHEREAS, the Board of Directors of each of Merger Sub and the Company has adopted this Agreement in accordance with the General and Business Corporation Law of Missouri, as amended (the "MGBCL"), and each deems it advisable and in the best interests of its shareholders to consummate the transactions contemplated hereby, including the merger (the "Merger") of the Merger Sub with and into the Company, upon the terms and subject to the conditions set forth herein; and

          WHEREAS, the Board of Directors of the Company has unanimously determined that the consideration to be paid to the Company Shareholders is fair to the Company Shareholders and has directed the submission of this Agreement to a vote at a meeting of the Company Shareholders (the "Shareholder Meeting") and recommended to the Company Shareholders the approval of this Agreement and the Merger and the other transactions contemplated hereby upon the terms and subject to the conditions set forth herein; and

          WHEREAS, concurrently with the execution of this Agreement, and as a condition and inducement to Parent's willingness to enter into this Agreement, certain of the Key Employees and certain of the Principal Shareholders are entering into Employee Retention Agreements (collectively, the "Retention Agreements"); and

          WHEREAS, the Board of Directors of Merger Sub has directed the submission of this Agreement to a vote at a meeting of the shareholders of Merger Sub and, in turn, Parent, as the sole shareholder of Merger Sub, has approved this Agreement and the Merger in accordance with the provisions of the MGBCL.

          NOW, THEREFORE, in consideration of the covenants and representations set forth herein, and for other good and valuable consideration, the parties hereto agree as follows:

                                  ARTICLE I

                                 DEFINITIONS

          Section 1.1   Defined Terms

     As used herein, the terms below shall have the following meanings. Any of such terms, unless the context otherwise requires, may be used in the singular or plural, depending upon the reference.

     "401(k) Plan" has the meaning set forth in Section 7.5.

     "Acquisition Proposal" means any offer or proposal relating to any Alternate Transaction.

     "Antitrust Filings" has the meaning set forth in Section 7.3.

     "Aggregate Consideration" has the meaning set forth in Section 2.7(a).

     "Agreement" has the meaning set forth in the preamble.

     "Alternate Transaction" means any transaction or series of related transactions involving: (i) the sale, license, disposition or acquisition of all or a material portion of the business or assets of the Company or any of the Company Subsidiaries; (ii) the sale, issuance, grant, disposition or acquisition of (A) any Company Capital Stock or other equity security of the Company or any of the Company Subsidiaries, (B) any option, call, warrant or right (whether or not immediately exercisable) to acquire any Company Capital Stock or other equity security of the Company or any of the Company Subsidiaries, or (C) any security, instrument or obligation that is or may become convertible into or exchangeable for any Company Capital Stock or other equity security of the Company or any of the Company Subsidiaries; or
(iii) any merger, consolidation, business combination, tender offer, share exchange, reorganization or similar transaction involving the Company or any of the Company Subsidiaries; provided, however, neither the Merger nor any Company acquisition of Common Stock pursuant to the terms of the Stock Incentive Plan will be deemed an Alternate Transaction in any case.

     "Annual Financial Statements" means the audited consolidated balance sheets of the Company and its Subsidiaries as of and for the fiscal years ended December 31, 2004, 2005 and 2006, together with the related consolidated statements of operation, shareholders' equity and cash flows for the fiscal years ended December 31, 2004, 2005 and 2006, including the notes thereto.

     "Antitrust Filings" has the meaning set forth in Section 7.3.

     "Articles of Merger" has the meaning set forth in Section 2.3.

     "Asset Accounts" has the meaning set forth in Section 2.8(a).

     "Assets" has the meaning set forth in Section 3.12(a).

     "Audit" means any audit, assessment of Taxes, other examination by any Tax Authority, or any administrative or judicial proceeding or appeal of such proceeding relating to Taxes.

     "Business Day" means any day that is not a Saturday, Sunday, or other day on which banks are required or authorized by law to be closed in Missouri.

     "Change of Recommendation" has the meaning set forth in Section 6.3(f).

     "Change of Recommendation Notice" has the meaning set forth in Section 6.3(f)(iii).

     "Closing" has the meaning set forth in Section 2.2.

     "Closing Amount" has the meaning set forth in Section 2.7(a)(i).

     "Closing Amount Deficiency" has the meaning set forth in Section
2.8(d)(ii).

     "Closing Amount Excess" has the meaning set forth in Section 2.8(d)(i).

     "Closing Balance Sheet " means the unaudited balance sheet of the Company as of the Closing Date, including any notes thereto and the information set forth in Section 2.8(b).

     "Closing Balance Sheet Objection" has the meaning set forth in Section 2.8(c)(i).

     "Closing Date" has the meaning set forth in Section 2.2.

     "Closing Reference Amount" has the meaning set forth in Section 2.8(b).

     "COBRA" has the meaning set forth in Section 3.17(d).

     "Code" means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

     "Commitment Letter" has the meaning set forth in Section 4.8.

     "Common Stock" means all shares of common stock, par value $0.01 per share, of the Company.

     "Company" has the meaning set forth in the preamble.

     "Company Articles" means the Articles of Incorporation of the Company as in effect on the date hereof.

     "Company Authorizations" has the meaning set forth in Section 3.10.

     "Company Board" has the meaning set forth in Section 2.6(a).

     "Company Bylaws" means the Bylaws of the Company as in effect on the date hereof.

     "Company Capital Stock" means all shares of Common Stock of the Company.

     "Company Cash" means all cash of the Company on hand or held by any bank or other third Person, less the amount of any Payment Obligation as such term is defined in the Retention Agreements with the Company's Chief Executive Officer and Chief Financial Officer to the extent not yet paid from an account designated as "Cash" in the designation column of Exhibit C hereto, less all overdrafts, and less amounts sufficient to satisfy all checks in transit, in the accounts designated as "Cash" in the designation column of Exhibit C hereto, as of the Closing Date.

     "Company Certificate" means a certificate or certificates representing shares of Company Capital Stock.

     "Company Debt" means, with respect to the Company, (i) all obligations set forth in accounts designated as "Debt" in the designation column of Exhibit C hereto, (ii) all indebtedness for borrowed money or for the deferred purchase price of property or services (other than current liabilities incurred in the ordinary course of business and payable in accordance with customary practices), (iii) any other indebtedness that is evidenced by a note, bond, debenture or similar instrument, (iv) any guaranty including that certain Limited Guaranty by Contract Freighters, Inc. for the benefit of U.S. Bank National Association, dated as of December 3, 2002 and as amended by that certain First Amendment to Limited Guaranty dated December 2, 2005 and that certain Second Amendment to Limited Guaranty dated as of December 21, 2006, for the principal amount of the balance of the note described therein and (v) all obligations under financing leases or capitalized leases, in each case (x) as of the Closing Date, (y) together with interest thereon, related prepayment penalties actually incurred and other amounts payable actually incurred in connection with the extinguishment thereof, if any, and (z) determined in accordance with the Company's normal accounting practices; provided, that in no event shall "Company Debt" include
(a) any operating lease, "keep well" or similar letter, or letter of credit posted as collateral for self-insured retentions, to the extent not described in clauses (i) or (v) hereof, (b) that certain Unlimited Guaranty (the "Guaranty") by the Company for the benefit of U.S. Bank National Association dated as of April 26, 2004, or (c) that certain Irrevocable Letter of Credit No. 210-2706438 (the "Letter of Credit") dated March 13, 1990 for the benefit of George Eddie Brogdon and Mae Brogdon; provided that, no claim shall have been made upon, nor any drawing made under, such Guaranty or Letter of Credit, as the case may be.

     "Company Disclosure Schedule" has the meaning set forth in ARTICLE III.

     "Company Due Diligence Supervisor" means Angelo Ianello.

     "Company Employee Plans" has the meaning set forth in Section 3.17(a).

     "Company Governing Documents" has the meaning set forth in Section 3.1.

     "Company Shareholders" means the holders of Company Capital Stock, including the Principal Shareholders.

     "Company Subsidiary" or "Company Subsidiaries" has the meaning set forth in Section 3.2(a).

     "Confidentiality Agreement" means that certain Mutual Confidential Nondisclosure Agreement dated as of February 19, 2007 by and between the Company and Parent.

     "Contract" means any written or oral agreement, contract, subcontract, settlement agreement, lease, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan, commitment, arrangement or undertaking of any nature that is legally binding as in effect as of the date hereof or as may become enforceable against the Company or its Subsidiaries on or before the Closing Date.

     "Customs" has the meaning set forth in Section 3.33.

     "Damages" has the meaning set forth in Section 10.1(a).

     "Disclosure Schedule Delivery Date" has the meaning set forth in ARTICLE
III.

     "Disputed Items" has the meaning set forth in Section 2.8(c)(ii).

     "Dissenting Shareholder" has the meaning set forth in Section 2.9(c).

     "Dissenting Shares" has the meaning set forth in Section 2.9(c).

     "Dollars" or "$" means the lawful currency of the United States of America.

     "DOJ" has the meaning set forth in Section 3.4(b).

     "Due Diligence Access" has the meaning set forth in Section 7.10(a).

     "Due Diligence Period" has the meaning set forth in Section 7.10(a).

     "Due Diligence Termination Fee" has the meaning set forth in Section
7.10(b).

     "Due Diligence Termination Notice" has the meaning set forth in Section 7.10(a).

     "Effective Time" has the meaning set forth in Section 2.3.

     "Environmental Claim" has the meaning set forth in Section 3.15(f)(1).

     "Environmental Damages" means any and all losses, damages, costs, expenses, diminution in value, liabilities, obligations and claims of any kind, whether known or unknown, asserted or unasserted or absolute or contingent (including any action brought by any Governmental Entity or Person and including reasonable costs of investigation and defense and reasonable attorneys' fees and expenses) arising out of or relating to (i) the events, circumstances, and conditions described in Section 3.15(d) of the Company Disclosure Schedule; (ii) any pollution or threat to human health or the environment that is related in any way to the management, use, control, ownership or operation of the business of the Company or any Company Subsidiary including, without limitation, all on-site and off-site activities involving Materials of Environmental Concern, and that occurred, existed, arises out of conditions or circumstances that occurred or existed, or was caused, in whole or in part, on or before the Closing Date, whether or not the pollution or threat to human health or the environment is described in
Section 3.15(d) of the Company Disclosure Schedule; or (iii) any Environmental Claim against any Person or entity whose liability for such Environmental Claim the Company or any Company Subsidiary has prior to the Closing Date assumed or retained either contractually or by operation of law.

     "Environmental Laws" has the meaning set forth in Section 3.15(f)(2).

     "ERISA" has the meaning set forth in Section 3.17(a).

     "ERISA Affiliate" has the meaning set forth in Section 3.17(a).

     "Escrow Account" means the escrow account established pursuant to the Escrow Agreement.

     "Escrow Agent" means U.S. Bank National Association, acting as agent under the Escrow Agreement or such other escrow agent selected by Parent and reasonably satisfactory to the Company.

     "Escrow Agreement" has the meaning set forth in Section 2.10.

     "Escrow Amount" has the meaning set forth in Section 2.7(a)(ii).

     "Export Approvals" has the meaning set forth in Section 3.32(a).

     "Final Conversion Schedule" has the meaning set forth in Section
2.11(b).

     "Final Date" has the meaning set forth in Section 9.1(b).

     "Financial Statements" means the Annual Financial Statements, the Interim Financial Statements and the Monthly Financial Statements delivered to Parent on or before the date hereof.

     "Financing" means the consummation of the financing that is the subject of the Commitment Letter or such alternate financing as Parent shall deem advisable.

     "FMCSA" has the meaning set forth in Section 3.4(b).

     "FTC" has the meaning set forth in Section 3.4(b).

     "GAAP" means the United States generally accepted accounting principles.

     "Governmental Entity" means any federal, state, local or foreign government, including any municipality, any political subdivision thereof or any court, administrative or regulatory agency, department, instrumentality, body or commission or other governmental authority or agency.

     "HSR Act" has the meaning set forth in Section 3.4(b).

     "Indebtedness" means (i) all indebtedness for borrowed money or for the deferred purchase price of property or services (other than current liabilities incurred in the ordinary course of business and payable in accordance with customary practices), (ii) any other indebtedness that is evidenced by a note, bond, debenture or similar instrument, (iii) all obligations under financing leases or capitalized leases, (iv) all obligations in respect of acceptances issued or created, (v) all liabilities secured by any Lien on any property, other than Permitted Liens and (vi) all guarantee, "keep well," "make well," comfort or similar obligations, in each case together with interest thereon, related prepayment penalties actually incurred and other amounts payable actually incurred in connection with the extinguishment thereof, if any.

     "Indemnification Period" has the meaning set forth in Section 10.2.

     "Indemnified Person" or "Indemnified Persons" has the meaning set forth in Section 10.1(a).

     "Indemnity Deductible" has the meaning set forth in Section 10.1(c).

     "Indemnity Threshold" has the meaning set forth in Section 10.1(c).

     "Intellectual Property" means all intellectual property and industrial property rights of any kind or nature, including all U.S. and foreign (i) patents, patent applications, patent disclosures, and all related continuations, continuations-in-part, divisionals, reissues, re-examinations, substitutions, and extensions thereof ("Patents"), (ii) trademarks, service marks, names, corporate names, trade names, domain names, logos, slogans, trade dress, and other similar designations of source or origin, together with the goodwill symbolized by any of the foregoing ("Trademarks"), (iii) copyrights and copyrightable subject matter ("Copyrights"), (iv) rights of publicity, (v) moral rights and rights of attribution and integrity, (v) computer programs (whether in source code, object code, or other form), algorithms, databases, compilations and data, technology supporting the foregoing, and all documentation, including user manuals and training materials, related to any of the foregoing ("Software"), (vi) trade secrets and all other confidential information, know-how, inventions, proprietary processes, formulae, models, and methodologies ("Trade Secrets"), (vii) rights of privacy and rights to personal information, (viii) telephone numbers and Internet protocol addresses, and (viii) all rights in the foregoing and in other similar intangible assets, (ix) all applications and registrations for the foregoing, and (x) all rights and remedies against past, present, and future infringement, misappropriation, or other violation thereof.

     "Interim Balance Sheet" means the unaudited balance sheet of the Company and its Subsidiaries on a consolidated basis as at March 31, 2007, including any notes thereto.

     "Interim Financial Statements" means the Interim Balance Sheet and the related unaudited statements of operation and cash flows of the Company and its Subsidiaries on a consolidated basis for the three (3) months ended March 31, 2007, including any notes thereto.

     "International Employee Plan" has the meaning set forth in Section
3.17(k).

     "Investigation" has the meaning set forth in Section 7.10.

     "IP Contracts" has the meaning set forth in Section 3.13(b).

     "IRS" means the Internal Revenue Service.

     "Key Employee" means each employee of the Company set forth on Schedule 1.1(a) hereto.

     "Knowledge" means (i) with respect to any natural Person, the actual knowledge of such Person after reasonable inquiry, (ii) with respect to the Company, the actual knowledge after reasonable inquiry of any of those Persons set forth on Schedule 1.1(b) hereto or (iii) with respect to Parent or Merger Sub, the actual knowledge after reasonable inquiry of any of those Persons set forth on Schedule 1.1(c) hereto.

     "Law" means any federal, state, foreign, local, municipal, provincial or other statute, law, ordinance, regulation, rule, code, order or other requirement or rule of law.

     "Lease Agreements" has the meaning set forth in Section 3.20(b).

     "Liability Accounts" has the meaning set forth in Section 2.8(a).

     "Lien" means, with respect to any asset (including any security), any mortgage, lien, pledge, charge, security interest, encumbrance or restriction of any kind in respect of such asset.

     "Material Adverse Effect" means, with respect to any entity or group of entities, any event, change or effect that (x) is, or is reasonably expected to be, materially adverse to the financial condition, properties, assets (including intangible assets), liabilities, business, operations or results of operations of such entity and its Subsidiaries, taken as a whole; or (y) would prevent or materially alter or delay any of the transactions contemplated by this Agreement; other than any event, change or effect (either alone or in combination) relating to (a) conditions affecting the industries in which such entity or group of entities operate generally or the United States economy generally; (b) the taking of any action, or the withholding of action, pursuant to the provisions of this Agreement; (c) changes in Law or GAAP; (d) acts of war or acts of terrorism; or (e) the announcement or consummation of this Agreement or any of the transactions contemplated herein.

     "Material Contracts" has the meaning set forth in Section 3.28.

     "Materials of Environmental Concern" has the meaning set forth in
Section 3.15(f)(3).

     "Merger" has the meaning set forth in the recitals.

     "Merger Sub" has the meaning set forth in the preamble.

     "Mexican Subsidiary Shareholders" means Jose Alfredo Cardenas Gonzalez, Moises Carlos Gonzalez Molina, Consorcio de Servicios al Transporte, S.A. de C.V. and Corporativo CST, S. de R.L. de C.V., each of whom owns capital stock of, or other equity or voting interests in, certain of the Mexican Subsidiaries as of the date hereof, as more fully set forth on
Section 3.2(a)(ii) of the Company Disclosure Schedule.

     "Mexican Subsidiaries" means CFI de Mexico, S.A. de C.V.; CFI Mex, S. de R.L. de C.V.; CFI Logistica, S.A. de C.V.; Prontomex, S.A. de C.V.; Servicios Administrativos CFI, S.A. de C.V.; and Soluciones Internacionales de Transporte, S.A. de C.V.

     "MGBCL" has the meaning set forth in the recitals.

     "Monthly Financial Statements" means the unaudited balance sheets of the Company and its Subsidiaries on a consolidated basis for each fiscal month completed prior to the Closing Date, beginning with the month ended April 30, 2007 and the related statements of operation and cash flows for the monthly periods then ended.

     "Non-Environmental Damages" has the meaning set forth in
Section 10.1(a).

     "Officer's Certificate" has the meaning set forth in Section 10.4.

     "Outstanding Share Number" means the number of shares of Common Stock outstanding immediately before the Effective Time.

     "Owned Real Property" means any real property legally or beneficially owned by the Company or any Company Subsidiary.

     "Parent" has the meaning set forth in the preamble.

     "Parent Due Diligence Supervisor" means Rohit Mulgund.

     "Paying Agent" means U.S. Bank National Association, acting as agent under the Paying Agent Agreement or such other paying agent selected by Parent and reasonably satisfactory to the Company.

     "Payment Fund" has the meaning set forth in Section 2.11(a).

     "Permitted Liens" means (a) Liens for taxes not yet due and payable or being contested in good faith; (b) statutory and contractual Liens of landlords, (c) Liens of carriers, warehousemen, mechanics, materialmen, repairmen and other similar Persons incurred in the ordinary course of business; (d) zoning, building codes and other land use Laws regulating the use or occupancy of any Owned Real Property; and (e) restrictions, variances, covenants, rights of way, encumbrances, easements other similar matters of record affecting title to any portion of the Owned Real Property and other minor irregularities in title, none of which, individually or in the aggregate, interfere in any material respect with the conduct of the Company's business as conducted as of the date hereof.

     "Person" shall mean any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, entity or Governmental Entity.

     "Post-Closing Taxable Period' means any taxable period beginning after the Closing Date, or with respect to a Straddle Period, the portion of such period beginning after the Closing Date.

     "Pre-Closing Taxable Period" means any taxable period ending on or before the Closing Date, or with respect to a Straddle Period, the portion of such taxable period ending on and including the Closing Date.

     "Pre-Qualified Company Shareholders" has the meaning set forth in
Section 2.11(b).

     "Principal Shareholder Representatives" has the meaning set forth in
Section 7.1(b).

     "Principal Shareholders" means each Person set forth on Schedule 1.1(d).

     "Proportionate Share" means, with respect to a Company Shareholder, a fraction, the numerator of which is the number of shares of Common Stock held by such Company Shareholder immediately prior to the Effective Time and the denominator of which is the Outstanding Share Number.

     "Reference Accounts Statement" has the meaning set forth in Section
2.8(a).

     "Reference Date" has the meaning set forth in Section 2.8(a).

     "Reference Date Amount" has the meaning set forth in Section 2.8(a).

     "Related Party Transaction" is a transaction between the Company or Company Subsidiary and another Company Subsidiary, or another party defined as a related party in Internal Revenue Code Section 482 and Regulations, Canadian Transfer Pricing Code and Regulations, Mexican Transfer Pricing Code and Regulations, or the Transfer Pricing Code and Regulations of any other country in which a party to a transaction is located.

     "Requisite Shareholder Approval" has the meaning set forth in Section
3.4(b).

     "Retention Agreements" has the meaning set forth in the recitals.

     "Reviewing Auditor" means the Kansas City, Missouri office of PriceWaterhouseCoopers. In the event such firm is unable or unwilling to serve as the Reviewing Auditor, then the Kansas City, Missouri office of Ernst & Young LLP shall serve as the Reviewing Auditor. In the event both of the Kansas City, Missouri office of PriceWaterhouseCoopers and the Kansas City, Missouri office of Ernst & Young LLP are unable or unwilling to serve as the Reviewing Auditor the parties hereto shall agree upon an office of an accounting firm of national reputation to serve as the Reviewing Auditor; provided that in no event shall such office of any such Person which has provided services to Parent or any of its Subsidiaries, the Company or any of its Subsidiaries or any Principal Shareholder in the five (5) year period preceding the date hereof serve as Reviewing Auditor and provided, further that it shall be a condition to any Person's appointment as the Reviewing Auditor that the parties hereto agree not to retain the services of such office of such Reviewing Auditor for a period of two (2) years following the completion of such office's services as Reviewing Auditor.

     "Secretary of State" has the meaning set forth in Section 2.3.

     "Shareholder Meeting" has the meaning set forth in the recitals.

     "Shareholders' Agent" means the Person set forth on Schedule 1.1(e).

     "Shareholders' Escrow Account" means the escrow account established pursuant to the Shareholders' Escrow Agreement.

     "Shareholders' Escrow Agreement" means the escrow agreement to be entered into prior to the Closing between the Shareholders' Agent and the Shareholders' Escrow Agent.

     "Shareholders' Escrow Amount" has the meaning set forth in Section 2.7(a)(iii).

     "Shareholders' Escrow Agent" means U.S. Bank National Association, acting as agent under the Shareholders' Agent Escrow Agreement or such other escrow agent selected by the Shareholders' Agent in her sole discretion.

     "Signing Date Employee" means any employee of the Company or any Company Subsidiary as of the date hereof.

     "Sitran" has the meaning set forth in Section 3.2(b).

     "Stock Incentive Plan" has the meaning set forth in Section 3.3(a).

     "Straddle Period" means a taxable period ending after the Closing Date but beginning before the Closing Date.

     "Subsidiary" means, as to any party, any corporation, association, business entity, partnership, limited liability company or other Person of which such party, either alone or together with one or more Subsidiaries or by one or more Subsidiaries (i) directly or indirectly owns or controls securities or other interests representing more than twenty-five percent (25%) of the voting power of such Person or (ii) is entitled, by Contract or otherwise, to elect, appoint or designate directors constituting a majority of the members of such Person's board of directors or other governing body.

     "Subsidiary Governing Documents" has the meaning set forth in Section
3.1.

     "Superior Offer" means an unsolicited, bona fide written Acquisition Proposal by a third party to acquire, directly or indirectly, pursuant to a merger, consolidation or other business combination, all or substantially all of the assets of the Company and its Subsidiaries or all of the outstanding voting securities of the Company as a result of which the Company Shareholders immediately preceding such transaction would hold less than forty percent (40%) of the equity interests in the surviving or resulting entity of such transaction and any direct or indirect parent or subsidiary thereof, on terms that the Company Board has in good faith concluded, after consultation with its financial advisor of nationally recognized reputation, taking into account, among other things, (x) all legal, financial, regulatory and other aspects of the offer (including any terms thereof relating to break-up fees, expense reimbursement and conditions to consummation) and (y) the Person making the offer, to be more favorable, from a financial point of view, to the Company Shareholders (in their capacities as shareholders) than the terms of the Merger (which shall require that such Acquisition Proposal must provide to the Company Shareholders (in their capacities as shareholders) consideration with a value per share of Company Capital Stock that is greater than the per share consideration to be provided in the Merger) and is capable of being consummated on the terms so proposed no later than thirty (30) days following the Final Date and for which financing, to the extent required, is then fully committed, subject to conditions no greater than those set forth in the Commitment Letter.

     "Surviving Corporation" has the meaning set forth in Section 2.1.

     "Tax" or "Taxes" means all United States federal, state, local and foreign taxes, and other assessments of a similar nature including, without limitation: (i) taxes or other charges on or with respect to income, franchises, windfall or other profits, gross receipts, profits, sales, use, capital stock, payroll, employment, social security, workers' compensation, unemployment compensation or net worth; (ii) taxes or other charges in the nature of excise, withholding, ad valorem, stamp, transfer, value added or gains taxes; (iii) license, registration and documentation fees; and (iv) customs duties, tariffs and similar charges, in each case, whether imposed directly or through withholding, and including any interest, additions to tax, or penalties applicable thereto and will include any liability pursuant to a tax sharing, allocation, or indemnification agreement, any liability determined by reference to, in respect of, or on behalf of the tax liability of another Person, any liability under Treasury Regulation Section 1.1502-6 or any similar provision of state, local, or foreign Law.

     "Tax Authority" means the IRS and any other national, regional, state, municipal, foreign or other governmental or regulatory authority or administrative body responsible for the administration of any Taxes.

     "Tax Return" means all United States federal, state, local and foreign tax returns, declarations, statements, reports, schedules, forms and information returns or other documents and any amendments thereto required to be filed with a Tax Authority.

     "Third Party Claim" has the meaning set forth in Section 10.8.

     "Termination Fee" has the meaning set forth in Section 9.3(b).

     "Transaction Expenses" has the meaning set forth in Section 9.3.

     "Transactions" means the Merger and the other transactions and agreements contemplated by this Agreement.

     "Treasury Regulations" has the meaning set forth in Section 3.17(b).

     "Voting Debt" has the meaning set forth in Section 3.3(b).

     "WARN Act" means the Worker Adjustment and Retraining Notification Act of 1988, as amended.


                                 ARTICLE II


                                 THE MERGER

          Section 2.1   The Merger

           Upon the terms and subject to the conditions set forth in this Agreement and the applicable provisions of the MGBCL, at the Effective Time, Merger Sub shall be merged with and into the Company and the separate corporate existence of Merger Sub shall thereupon cease with the Company continuing as the surviving corporation and as a wholly-owned subsidiary of Parent (sometimes hereinafter referred to as the "Surviving Corporation")

          Section 2.2   Closing

          The closing of the Merger (the "Closing") shall take place at 10:00 a.m. Central time, on a date to be specified by the parties, which shall be no later than three (3) Business Days after satisfaction or waiver of all of the conditions set forth in ARTICLE VIII of this Agreement (other than conditions which can be satisfied only by the delivery of certificates or other documents at the Closing) (the "Closing Date") at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, located at 525 University Avenue, Suite 1100, Palo Alto, California, unless another time, date or place is agreed to by the parties hereto. Each of the parties hereto acknowledges that it is their intention that the Closing occur (subject to the terms and conditions of this Agreement) as soon as practicable following the satisfaction or waiver of the conditions set forth in ARTICLE VIII.

          Section 2.3   Effective Time

          Upon the terms and subject to the conditions set forth in this Agreement, on the Closing Date, the Surviving Corporation shall file the articles of merger in such form as is required by the MGBCL (the "Articles of Merger") with the Secretary of State of the State of Missouri (the "Secretary of State") in accordance with Section 351.430 of the MGBCL, whereupon, at such time, or at such later time as shall be agreed upon by the parties and specified in the Articles of Merger, Merger Sub shall be merged with and into the Company, with the Company surviving the Merger, pursuant to the provisions of the MGBCL (the "Effective Time"). The parties hereto shall make all other filings, recordings or publications required by the MGBCL in connection with the Merger.

          Section 2.4   Effect of the Merger

          From and after the Effective Time, the effect of the Merger shall be as provided in this Agreement and the applicable provisions of the MGBCL.

          Section 2.5   Articles of Incorporation; Bylaws

               (a) Immediately after the Effective Time, the articles of incorporation of the Surviving Corporation shall be the articles of incorporation of Merger Sub as in effect immediately prior to the Effective Time and as set forth in Exhibit A to this Agreement, except that such articles of incorporation shall be amended to provide that the name of the Surviving Corporation shall be "Transportation Resources, Inc.", and such articles of incorporation shall be the articles of incorporation of the Surviving Corporation until thereafter amended as provided by Law and such articles of incorporation.

               (b) Immediately after the Effective Time, the bylaws of the Surviving Corporation shall be the bylaws of Merger Sub as in effect immediately prior to the Effective Time and as set forth in Exhibit B to this Agreement, except that such bylaws shall be amended to provide that the name of the Surviving Corporation shall be "Transportation Resources, Inc.", and such bylaws shall be the bylaws of the Surviving Corporation until thereafter amended as provided by Law and such bylaws.

          Section 2.6   Directors; Officers

               (a) Immediately after the Effective Time, the directors of Merger Sub at the Effective Time shall be the directors of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected or appointed and qualified in accordance with the Surviving Corporation's articles of incorporation and bylaws. In furtherance thereof, the Company shall secure, effective at the Effective Time, resignations of all of its incumbent directors (the "Company Board"), and the Company shall take all actions available to the Company to cause the directors of Merger Sub to be so elected or appointed and qualified at the Effective Time.

               (b) Immediately after the Effective Time, the officers of Merger Sub at the Effective Time shall be the officers of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected or appointed and qualified in accordance with the Surviving Corporation's articles of incorporation and bylaws. In furtherance thereof, the Company shall secure, effective at the Effective Time, resignations of all of its officers, and the Company shall take all actions available to the Company to cause the officers of Merger Sub to be so elected or appointed and qualified at the Effective Time.

          Section 2.7   Consideration for the Merger

               (a) Parent shall pay or cause to be paid to, or on behalf of, the Company Shareholders, an aggregate amount in the Merger equal to Seven Hundred Fifty Million Dollars ($750,000,000) subject to the adjustments set forth in this Section 2.7 and Section 2.8 below (as so adjusted, the "Aggregate Consideration"), which shall consist of:

                      (i) an amount equal to Six Hundred Eighty-Two Million Five Hundred Thousand Dollars ($682,500,000) (the "Closing Amount"), which shall be paid to the Company Shareholders at Closing in accordance with Section 2.11(a); and

                      (ii) an amount equal to Thirty-Seven Million Five Hundred Thousand Dollars ($37,500,000) (the "Escrow Amount") less the amount, if any, that is required to be paid to Indemnified Persons to compensate such Indemnified Persons for Damages as provided in ARTICLE X, which shall be paid into the Escrow Account at Closing and disbursed in accordance with Section 2.10; and

                      (iii) an amount equal to Thirty Million Dollars ($30,000,000) (the "Shareholders' Escrow Amount") less the amount of any Closing Amount Deficiency, if any, that is required to be paid to Parent as provided in Section 2.8(d), which shall be paid into the Shareholders' Escrow Account at Closing and disbursed in accordance with the terms of the Shareholders' Escrow Agreement.

The Closing Amount and the Aggregate Consideration are subject to adjustment in accordance with Section 2.8.

               (b) Except as otherwise provided in Section 2.8, all payments to be made as provided in this Section 2.7 shall be made without interest or withholding.

               (c) Notwithstanding anything in this Section 2.7 to the contrary, any amounts required to be delivered into escrow pursuant to the Retention Agreements, other than those Retention Agreements entered into by the Chief Executive Officer and the Chief Financial Officer of the Company, shall be paid by the Parent to the escrow agent under the Retention Agreements and deducted from the amounts otherwise payable to the Principal Shareholders pursuant to this Agreement.

          Section 2.8   Closing Amount Adjustments

               (a) Reference Accounts Statement. Attached hereto as Exhibit C (the "Reference Accounts Statement") is a schedule setting forth the balances of certain asset accounts designated "Asset" in the designations column (the "Asset Accounts") and liability accounts designated "Liability" in the designations column (the "Liability Accounts") of the Company as of March 31, 2007 (the "Reference Date"). The amount by which the sum of the Reference Date balances of the Asset Accounts exceeds the sum of the Reference Date balances of the Liability Accounts is the "Reference Date Amount." For the avoidance of doubt, (i) those accounts designated "N/A" in the Reference Accounts Statement shall not be taken into account for purposes of adjusting the Closing Amount and (ii) no accrued liability for Taxes for which Parent has assumed responsibility for payment pursuant to Sections 7.6(a)(iv) shall be included in any Liability Account.

               (b) Closing Balance Sheet. No later than sixty (60) days after the Closing Date, Parent shall prepare and deliver to the Shareholders' Agent the Closing Balance Sheet, which shall include the Closing Date balances in each of the Asset Accounts and Liability Accounts, the amount by which the sum of the balances of the Closing Date Asset Accounts exceeds the sum of the balances of the Closing Date Liability Accounts (such number, which may be a positive or negative number, the "Closing Reference Amount") and the actual amounts of the Company Debt, Transaction Expenses incurred by the Company or any Company Subsidiary and not paid or accrued and reflected in the Closing Balance Sheet before the Closing Date and Company Cash. The Company represents and warrants that the Reference Accounts Statement has been prepared in accordance with, and Parent agrees that the Closing Balance Sheet will be prepared in accordance with, the Company's normal accounting practices, consistent with past practice in the ordinary course of business.

               (c)   Dispute Resolution

                      (i) The Company Shareholders shall be deemed to have accepted the Closing Balance Sheet (A) if the Shareholders' Agent provides written notice to Parent that it accepts the Closing Balance Sheet as prepared by Parent or (B) unless the Shareholders' Agent shall have delivered to Parent within sixty (60) days after the date on which the Shareholders' Agent received the Closing Balance Sheet a written notice of disagreement, such notice to specify in reasonable detail the nature and extent of such disagreement (a "Closing Balance Sheet Objection"). Parent and the Shareholders' Agent shall attempt in good faith to reach agreement resolving all disputes set forth in the Closing Balance Sheet Objection within thirty (30) days after its delivery. If Parent and the Shareholders' Agent are unable to resolve any or all such disputes within such thirty-day period, Parent and the Shareholders' Agent shall, promptly after the expiration of such period, submit for resolution all unresolved disputes to the Reviewing Auditor as an arbiter for resolution.

                      (ii) Promptly, but no later than thirty (30) days after its acceptance of its appointment as Reviewing Auditor, the Reviewing Auditor shall determine, based solely on presentation by Parent and the Shareholders' Agent and not by independent review, those items in dispute on the Closing Balance Sheet Objection (the "Disputed Items") and shall render a written report to Parent and the Shareholders' Agent as to the resolution of each dispute and the resulting calculation of the Asset Accounts and Liability Accounts as of the Closing Date, the Closing Reference Amount, Company Debt, Transaction Expenses incurred by the Company or any Company Subsidiary and not paid or accrued and reflected in the Closing Balance Sheet before the Closing Date, Company Cash and any other item on the Closing Balance Sheet. In resolving any Disputed Item, the Reviewing Auditor (A) shall not assign a value to such Disputed Item greater than the greatest value for such Disputed Item claimed by either Parent or the Shareholders' Agent or less than the smallest value for such Disputed Item claimed by either Parent or the Shareholders' Agent; (B) shall rule only on the objections raised by Shareholders' Agent, accepting all other aspects of the Closing Balance Sheet; and (C) shall have no right, authority or discretion to employ any accounting standard or principles except for those provided for herein. The Reviewing Auditor will have exclusive jurisdiction over, and shall be the sole recourse and remedy of, the parties hereto against one another or any other Person with respect to any disputes arising out of or relating to Closing Balance Sheet. The Reviewing Auditor's determination, as reflected in the report of the Reviewing Auditor, will be conclusive and binding on the parties hereto, in the absence of manifest error, and will be enforceable in a court of law. The Closing Balance Sheet, as modified by the report of the Reviewing Auditor, shall constitute the Closing Balance Sheet for all purposes hereunder.

                      (iii) Each party shall cooperate with and make available to the other party and its representatives within three
    (3) Business Days of its receipt of a written request all information, records, data and working papers, and shall permit access to facilities, personnel and representatives, as reasonably required in connection with the preparation and analysis of the Closing Balance Sheet, the Closing Balance Sheet Objection and the resolution of any disputes with respect thereto.

                      (iv) Unless Parent and the Shareholders' Agent otherwise mutually agree in writing, Parent and the Company Shareholders shall share the fees and expenses of the Reviewing Auditor as determined by such accounting firm based on the following formulas: (A) the Company Shareholders shall pay a portion of such fees and expenses equal to the total of such fees and expenses multiplied by a fraction, the numerator of which is the dollar amount of the Disputed Items resolved in favor of Parent and the denominator of which is the total dollar amount of the Disputed Items and (B) Parent shall pay a portion of fees and expenses equal to the total of such fees and expenses multiplied by a fraction, the numerator of which is the dollar amount of the Disputed Items resolved in favor of the Company Shareholders and the denominator of which is the total dollar amount of the Disputed Items.

               (d)   Calculation of Payments

                      (i) If (A) the Closing Reference Amount plus the actual amount of Company Cash less the actual amount of Transaction Expenses incurred by the Company or any Company Subsidiary and not paid before the Closing Date or accrued on the Closing Balance Sheet less the actual amount of Company Debt, in each case as reflected in the Closing Balance Sheet, is greater than (B) the Reference Date Amount (such difference, the "Closing Amount Excess"), Parent shall pay to the Shareholders' Agent for the benefit of the Company Shareholders the full amount of the Closing Amount Excess by wire transfer of immediately available funds no later than five (5) Business Days after the date on which the Closing Reference Amount is finally determined to a bank account designated by the Shareholders' Agent for the benefit of the Company Shareholders.

                      (ii) In the event that (A) the Closing Reference Amount plus the actual amount of Company Cash less the actual amount of Transaction Expenses incurred by the Company or any Company Subsidiary and not paid before the Closing Date or accrued on the Closing Balance Sheet less the actual amount of Company Debt, in each case as reflected in the Closing Balance Sheet is less than (B) the Reference Date Amount (the absolute value of such difference, the "Closing Amount Deficiency"), the Shareholders' Agent shall pay to Parent the full amount of the Closing Amount Deficiency out of immediately available funds by wire transfer no later than five (5) Business Days after the date on which Closing Reference Amount is finally determined to a bank account designated by Parent.

                      (iii) Any amount paid in accordance with this
    Section 2.8(d) shall bear interest from the Closing Date through but excluding the date of payment, at the rate of the three-month treasury rate as published in The Wall Street Journal from time to time during such period. Such interest shall accrue daily on the basis of a 365-day year.

          Section 2.9   Effect on Capital Stock

               (a) Conversion of Stock. Except as provided in Section 2.9(c) and Section 2.9(d) and subject to the terms and conditions of this Agreement and the Certificate of Merger as of the Effective Time, by virtue of the Merger and without any action on the part of any of the parties hereto or any Company Shareholder, all shares of Company Capital Stock issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive the Aggregate Consideration, to be allocated among the Company Shareholders in accordance with the Final Conversion Schedule.

               (b) Capital Stock of Merger Sub. As of the Effective Time, by virtue of the Merger and without any action on the part of any of the parties hereto or any holder of securities of Merger Sub, each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation. As of the Effective Time, each stock certificate of Merger Sub evidencing ownership of any such shares of common stock shall evidence ownership of such shares of capital stock of the Surviving Corporation.

               (c) Dissenters' Rights. Notwithstanding any provision of this Agreement to the contrary and to the extent available under the MGBCL, shares of Company Capital Stock that are issued and outstanding immediately prior to the Effective Time and that are held by any Company Shareholder who is entitled to exercise, and properly exercises, dissenter's rights with respect to such Company Capital Stock (the "Dissenting Shares") pursuant to, and who complies in all respects with, the provisions of Section 351.455 of the MGBCL, shall not be converted into, exchangeable for or represent the right to receive, such Company Shareholder's Proportionate Share of the Aggregate Consideration. Any such Company Shareholder (each a "Dissenting Shareholder") shall instead be entitled to receive payment of the fair value of such Company Shareholder's Dissenting Shares from the Surviving Corporation in accordance with the provisions of the MGBCL; provided, however, that all Dissenting Shares held by any Company Shareholder who shall have failed to perfect or who otherwise shall have withdrawn, in accordance with the MGBCL, or lost such Company Shareholder's rights to demand an appraisal and payment in respect of such Company Shares under the MGBCL, shall thereupon be deemed to have been converted into, and to have become exchangeable for, as of the Effective Time, the right to receive such Company Shareholder's Proportionate Share of the Aggregate Consideration, without any interest thereon, upon surrender or delivery, as applicable, of the ownership evidence that formerly evidenced such Company Shares. The Company, Parent and the Surviving Corporation shall give the Shareholders' Agent (i) prompt notice of any demands received by such Person for payment for Dissenting Shares, withdrawals of such demands and any other instruments, notices or other documents served pursuant to the MGBCL with respect thereto, and (ii) the opportunity, pursuant to Section 10.8 (treating such demands as Third Party Claims), to control and direct all negotiations and proceedings with respect to any such demands for payment under the MGBCL.

               (d) Cancellation of Company Capital Stock Owned by Parent or the Company. As of the Effective Time, by virtue of the Merger and without any action on the part of any of the parties hereto or any Company Shareholder, all shares of Company Capital Stock that are owned by the Company as treasury stock and each share of Company Capital Stock owned by Parent or any direct or indirect wholly owned Subsidiary of Parent or of the Company immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof.

          Section 2.10  Escrow Amount and Shareholders' Escrow Amount

               (a) At the Closing, Parent shall pay by wire transfer of immediately available funds into the Escrow Account the Escrow Amount to be held in escrow and disbursed by the Escrow Agent pursuant to the escrow agreement (the "Escrow Agreement") to be entered into prior to Closing in a form reasonably satisfactory to Parent, the Company and the Escrow Agent. The fees of the Escrow Agent shall be borne equally by Parent and the Shareholders' Agent, on behalf of the Company Shareholders. The Company Shareholders shall be entitled to receive the accretions and other earnings in the Escrow Account. Any Taxes in respect of the accretions and other earnings in the Escrow Account shall be borne by the Company Shareholders.

               (b) At the Closing, Parent shall pay by wire transfer of immediately available funds into the Shareholders' Escrow Account the Shareholders' Escrow Amount to be held in escrow and disbursed pursuant to the Shareholders' Escrow Agreement.

          Section 2.11  Surrender of Certificates

               (a) Exchange Procedures. At the Closing, each holder of record of a Company Certificate may surrender or cause to be surrendered to Parent the Company Certificate(s) held by such holder (including by attestation in the case of book-entry shares), together with a duly completed and validly executed letter of transmittal in such form as Parent reasonably may request (which form shall bind each Company Shareholder to the terms of this Agreement, including those set forth in ARTICLE X). In exchange therefor, at the Closing, Parent shall (x) deliver to each Pre-Qualified Company Shareholder whose aggregate portion of the Closing Amount is in excess of or equal to One Million Dollars ($1,000,000), by wire transfer of immediately available funds to the corresponding account designated in the Final Conversion Schedule and (y) deliver at the location of the Closing for the benefit of each Pre-Qualified Company Shareholder whose aggregate portion of the Closing Amount is less than One Million Dollars ($1,000,000), a cashier's check in the amount of the Closing Amount that such Pre-Qualified Company Shareholder shall have the right to receive, as set forth in the Final Conversion Schedule, and the Company Certificate so surrendered shall forthwith be cancelled. With respect to each Company Shareholder who is not a Pre-Qualified Company Shareholder and each Pre-Qualified Company Shareholder who does not surrender or cause to be surrendered its Company Certificate and letter of transmittal at the Closing, Parent shall pay at the Closing by wire transfer of immediately available funds into an account designated by the Paying Agent the Closing Amount less any amounts paid to the Pre-Qualified Company Shareholders who surrendered their Company Certificates and letter of transmittal at the Closing. Any cash deposited with the Paying Agent shall hereinafter be referred to as the "Payment Fund". The Paying Agent shall invest the cash included in the Payment Fund on a daily basis as directed by Parent pending payment thereof by the Paying Agent to the Company Shareholders who have not surrendered their certificates at the Closing. Earnings from such investments shall become part of the Payment Fund, and any amounts in excess of the amounts payable to the Company Shareholders who have not previously surrendered their certificates and received payment in exchange thereof pursuant to this ARTICLE II shall be promptly paid to Parent. The Surviving Corporation shall cause the Paying Agent to mail to any holder of record of a Company Certificate who has not surrendered such holder's Company Certificate(s) at the Closing (i) a letter of transmittal (which shall specify that delivery shall be effected and risk of loss and title to the Company Certificates shall pass only upon receipt of the Company Certificates by the Paying Agent and which shall be in such form and have such other provisions as Parent may reasonably specify) and (ii) instructions for effecting the surrender of the Company Certificates in exchange for the amount of the Closing Amount that such holder has the right to receive as set forth on the Final Conversion Schedule. Upon surrender of a Company Certificate for cancellation to the Paying Agent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, the holder of such Company Certificate shall be entitled to receive in exchange therefor from the Payment Fund a cashier's check or wire transfer in the amount of the Closing Amount that such holder has the right to receive as set forth on the Final Conversion Schedule, and the Company Certificate so surrendered shall forthwith be canceled. Until surrendered in accordance with this Section 2.11(a), each outstanding Company Certificate will be deemed from and after the Effective Time, for all corporate purposes, to evidence only the right to receive such portion of the Aggregate Consideration as set forth on the Final Conversion Schedule without interest.

               (b) Conversion Schedule. No later than five (5) Business Days prior to the expected Closing Date, the Company shall deliver to Parent a schedule showing, as of the Closing Date, (i) the number and class of shares of Company Capital Stock held by each Company Shareholder; (ii) the allocation of the Closing Amount among the Company Shareholders; (iii) the Proportionate Share of each Company Shareholder and (iv) (y) a definitive list of those Company Shareholders (the "Pre-Qualified Company Shareholders") who, prior to delivery of such schedule, have tendered to counsel for the Company with instructions to deliver to Parent at Closing a duly completed and validly executed letter of transmittal (in such form as Parent shall reasonably request) and the Company Certificates held by such Company Shareholder (including by attestation in the case of book-entry shares), and
(z) account wiring instructions for Parent's payment of each such Pre-Qualified Company Shareholder's Proportionate Share of the Closing Amount (the "Final Conversion Schedule"). The parties hereto agree that each of the Parent and the Paying Agent shall be entitled to rely upon the Final Conversion Schedule without independent verification in connection with payments to be made hereunder

               (c) No Liability. Notwithstanding anything to the contrary in this Section 2.11, neither the Surviving Corporation, the Paying Agent nor any party hereto shall be liable to any Person for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar Law.

               (d) Dissenting Shares. The provisions of this Section 2.11 shall also apply to Dissenting Shares that lose their status as such, except that the obligations of Parent under this Section 2.11 shall commence on the date of loss of such status and the holder of such shares shall be entitled to receive in exchange for such shares the portion of the Aggregate Consideration to which such holder is entitled pursuant to this ARTICLE II.

          Section 2.12  No Further Ownership Rights in Company Capital Stock

          No later than two (2) Business Days prior to the expected Closing Date, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of any shares of Common Stock on the records of the Company. From and after the Effective Time, the holders of Company Certificates evidencing ownership of shares of Company Capital Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares, except as otherwise provided for herein or by applicable Law. If, after the Effective Time, Company Certificates are presented to the Paying Agent, Parent or the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this ARTICLE II.

          Section 2.13  Lost, Stolen or Destroyed Certificates

          In the event that any Company Certificates shall have been lost, stolen or destroyed, the Parent shall cause the Paying Agent to pay in exchange for such lost, stolen or destroyed Company Certificates, upon the making of an affidavit of that fact by the holder thereof, such payment of Aggregate Consideration as may be required pursuant to this ARTICLE II; provided, however, that Parent may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Company Certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Parent, the Paying Agent or the Surviving Corporation with respect to the Company Certificates alleged to have been lost, stolen or destroyed.

          Section 2.14  Taking of Necessary Action; Further Action

          If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company, the officers and directors of Parent, the Company and the Surviving Corporation are fully authorized in the name of their respective corporations to take, and may take, all such lawful and necessary action, so long as such action is not prohibited by this Agreement.

                                 ARTICLE III

            REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANY

          On or before August 3, 2007 (the "Disclosure Schedule Delivery Date"), the Company shall deliver to Parent the Company disclosure schedule (the "Company Disclosure Schedule"). Except as disclosed in that section of the Company Disclosure Schedule corresponding to the Section of this Agreement to which the following representations or warranties pertain, each of the Company and each Principal Shareholder jointly and severally represents and warrants to Parent as of the Disclosure Schedule Delivery Date and as of the Closing Date as follows:

          Section 3.1   Organization, Standing and Power

          Each of the Company and its Subsidiaries is a corporation or other organization duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization and each has the requisite power and authority to own, lease and operate its properties and to carry on its business as currently conducted, except for such failures as would not reasonably be expected to be material to any of the Company or its Subsidiaries. Each of the Company and its Subsidiaries is duly qualified to do business as a foreign corporation and is in good standing in every jurisdiction where the properties, owned, leased or operated, or the business conducted by it requires such qualification, except for such failures as would not reasonably be expected to be material to any of the Company or its Subsidiaries. The Company has made available to Parent (i) a true and correct copy of the Company Articles and Company Bylaws, each as amended to date (collectively, the "Company Governing Documents") and (ii) the charter and by-laws, or like organizational documents (collectively, "Subsidiary Governing Documents"), of each Company Subsidiary, and each such instrument is in full force and effect. The Company is not in violation of any of the provisions of the Company Governing Documents and each Company Subsidiary is not in violation of its respective Subsidiary Governing Documents, except for such violations as would not reasonably be expected to be material to the Company or such Company Subsidiary, as the case may be.

          Section 3.2   Subsidiaries

               (a) Section 3.2(a)(i) of the Company Disclosure Schedule sets forth the name of each Company Subsidiary (each a "Company Subsidiary" and collectively, the "Company Subsidiaries"). The Company is the direct or indirect owner of all of the outstanding shares of capital stock of, or other equity or voting interests in, each Company Subsidiary and all such shares have been duly authorized, validly issued and are fully paid and nonassessable, free and clear of all Liens and restrictions imposed by applicable securities laws. Notwithstanding (x) anything to the contrary contained herein or in Section 3.2(a)(i) of the Company Disclosure Schedule and (y) any Contract in respect of the Mexican Subsidiaries to which the Company is party, except as set forth in Section 3.2(a)(ii) of the Company Disclosure Schedule the Company is the beneficial owner of all of the outstanding shares of capital stock of, or other equity or voting interests in, the Mexican Subsidiaries and has the right to receive all profits and distributions from the Mexican Subsidiaries. Other than the Company Subsidiaries, neither the Company nor any Company Subsidiary owns any capital stock of, or other equity or voting interests of any nature in, or any interest convertible, exchangeable or exercisable for, capital stock of, or other equity or voting interests of any nature in, any other Person.

               (b)   In addition to the Company Subsidiaries set forth in
Section 3.2(a) of the Company Disclosure Schedule, the Company is the direct or indirect owner of 10,602,752 shares of the Series NN stock of Soluciones Internacionales de Transporte, S.A. de C.V. ("Sitran"), and such shares have been duly authorized, validly issued and are fully paid and nonassessable, free and clear of all Liens and restrictions imposed by applicable securities laws. The Company-held shares in Sitran represent forty-nine and nine-tenths percent (49.9 %) of the outstanding capital stock of Sitran, and the remaining fifty and one-tenth percent (50.1%) of the outstanding capital stock is held by Mexican entities as set forth in Section 3.2(b)(i) of the Company Disclosure Schedule. Except as set forth in Section 3.2(b)(ii) of the Company Disclosure Schedule, Sitran (i) has obtained a permit to issue and subscribe shares of "neutral capital" from the General Bureau of Foreign Investment and (ii) has obtained a permit to render the Federal Service of Freight Transportation (the Servicio de Autotransporte Federal de Carga). Further, the holder of shares of the Series NN stock of Sitran is able to transfer its Series NN shares without restriction after proper notice has been given to the General Bureau of Foreign Investment in accordance with Sitran's By-laws. The Company has made available to Parent a copy of Sitran's By-laws, which have been approved by both the General Bureau of Foreign Investment and by the General Direction of Federal Transportation (Direccion General de Autotransporte Federal). Section 3.2(b)(ii) of the Company Disclosure Schedule sets forth as complete list of the material contracts to which Sitran is a party.

          Section 3.3   Capitalization; Title to the Shares

               (a) The authorized capital stock of the Company consists of 15,000,000 shares of Common Stock. As of the date hereof, (i) 6,007,212 shares of Common Stock are issued and outstanding; (ii) no shares of Common Stock are reserved for issuance under the TRI 2004 Management Stock Incentive Plan (the "Stock Incentive Plan") and (iii) 441,537 shares of Common Stock are outstanding pursuant to stock grants under the Stock Incentive Plan. 42,196 shares of Company Capital Stock are issued and held in the treasury of the Company. No shares of Company Capital Stock are owned or held by any Company Subsidiary. As of the Closing, the issued and outstanding Company Capital Stock shall be as set forth in the certificate to be delivered by the Chief Executive Officer of the Company pursuant to Section 8.3(b). All of the outstanding shares of Company Capital Stock are duly authorized, validly issued, fully paid and non-assessable.

               (b) Except as set forth in Section 3.3(a), (i) there are no shares of capital stock or any other securities of the Company authorized, issued or outstanding; (ii) there are no existing options, warrants, calls, preemptive rights, Indebtedness having general voting rights or debt convertible into securities having such rights ("Voting Debt") or subscriptions or other rights, agreements, arrangements or commitments of any character (including any shareholder rights plan or similar plan commonly referred to as a "poison pill"), relating to the issued or unissued capital stock of the Company obligating the Company to issue, transfer or sell or cause to be issued, transferred or sold any shares of capital stock or Voting Debt of, or other equity interest in, the Company or securities convertible into or exchangeable for such shares or equity interests, or obligating the Company to make any payment linked to the value of the Company Capital Stock or the sale price of the Company, or obligating the Company to grant, extend or enter into any such option, warrant, call, subscription or other right, agreement, arrangement or commitment; and (iii) there are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire the Common Stock, or other capital stock of the Company or to provide funds to make any investment (in the form of a loan, capital contribution or otherwise) in any other entity.

               (c) There are no voting trusts or other agreements or understandings to which the Company is a party with respect to the voting of the Company Capital Stock.

               (d) As of the date hereof, Section 3.3(d) of the Company Disclosure Schedule sets forth a true, complete and correct list of each holder of record of Common Stock and the number of such securities owned by each such holder.

          Section 3.4   Authority

               (a) The Company has the requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company. This Agreement has been duly executed and delivered by the Company and constitutes the valid and binding obligations of the Company enforceable against the Company in accordance with its terms, except to the extent that enforceability may be limited by the effect, if any, of any applicable bankruptcy, reorganization, insolvency, moratorium or other laws affecting the enforcement of creditors' rights generally or any general principles of equity, regardless of whether such enforceability is considered in a proceeding at Law or in equity. Neither the execution and delivery by the Company of this Agreement nor the consummation of the transactions contemplated hereby will conflict with, or result in any breach or violation of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any benefit under (i) any provision of the Company Governing Documents or any Subsidiary Governing Documents, (ii) any Contract to which the Company or any Company Subsidiary is a party or to which any of its properties or assets are bound or (iii) any permit, authorization, concession, franchise, license, writ, judgment, order, decree, statute, Law, ordinance, rule or regulation applicable to the Company or any Company Subsidiary or any of their respective properties or assets, except, with respect to clauses (ii) and (iii), for any such conflicts, breaches, violations or defaults which, individually or in the aggregate, would not reasonably be expected to be material to the Company and its Subsidiaries.

               (b) No notice to, filing with, and no permit, authorization, consent or approval of, any Governmental Entity, or any other Person is necessary for the execution and delivery of this Agreement by the Company or the consummation of the transactions contemplated by this Agreement, except for (i) the filing and recordation of the Articles of Merger in accordance with the requirements of the MGBCL, (ii) the filing of the Notification and Report Forms with the United States Federal Trade Commission ("FTC") and the Antitrust Division of the United States Department of Justice ("DOJ") required by the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder ("HSR Act") and the expiration or termination of the applicable waiting period under the HSR Act and such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under the foreign merger control regulations identified in Section 3.4(b) of the Company Disclosure Schedule, (iii) any applicable requirements of the Federal Motor Carrier Safety Administration ("FMCSA") or of any state with respect to the licensing or registration of motor carriers, which consents, approvals, authorizations, permits, filings and notifications are set forth in Section 3.4(b) of the Company Disclosure Schedule, (iv) the affirmative vote of Company Shareholders owning at least 66 2/3 % of the outstanding shares of Company Capital Stock in favor of the Merger at a meeting of Company Shareholders (the "Requisite Shareholder Approval") and (v) any such notice, filing, permit, authorization, consent or approval, the absence of which would, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries.

          Section 3.5   Financial Statements

          Attached hereto as Section 3.5 of the Company Disclosure Schedule are true and correct copies of the Financial Statements. The Financial Statements have been prepared in accordance with GAAP consistently applied throughout the periods involved and present fairly, in all material respects, the consolidated financial condition and the consolidated results of operations and cash flows for such periods of the Company and its Subsidiaries, in each case in accordance with GAAP, subject in the case of the Interim Financial Statements to normal year-end adjustments. The Company does not intend to correct or restate, and to the Company's Knowledge, there is not any basis to correct or restate any of the Financial Statements. The Company has not had any material dispute with any of its auditors regarding accounting matters or policies during any of its past three (3) full fiscal years or during the current fiscal year-to-date. The books and records of the Company and each Company Subsidiary have been, and are being, maintained in accordance with applicable legal and accounting requirements, and the Financial Statements are consistent with such books and records. Neither the Company nor any of the Company Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar off-balance sheet Contract relating to any transaction or relationship between or among the Company or any Company Subsidiary, on the one hand, and any unconsolidated affiliate, including any structured finance, special purpose or limited purpose Person, on the other hand, or any "off-balance sheet arrangements" (as defined in Item 303(a) of Regulation S-K promulgated by the United States Securities and Exchange Commission). All transactions between the Company or any Company Subsidiary, on the one hand, and any Company Subsidiary on the other hand, have been properly disclosed on the Financial Statements and are segregated from trade receivables due from, and payables owed to, unrelated parties.

          Section 3.6   Absence of Certain Changes

          Except as and to the extent set forth in the Financial Statements made available to Parent on or before the Disclosure Schedule Delivery Date, from the date of the Annual Financial Statement for the fiscal year ended December 31, 2006 to the date of this Agreement, the Company has conducted, and has caused each of its Subsidiaries to conduct, its business in the ordinary course consistent with past practice, and has not, and has caused each of its Subsidiaries to not have:

               (a) suffered any Material Adverse Effect or suffered an event or circumstance that is likely to result in a Material Adverse Effect;

               (b) incurred any material liabilities or obligations (absolute, accrued, contingent or otherwise), except for (i) liabilities or obligations incurred in the ordinary course of business, consistent with past practice or (ii) Transaction Expenses that have been paid by the Company or will be deducted from the Closing Amount, or increased any bad debt, contingency or other reserves;

               (c) changed any assumptions underlying or methods of calculating any bad debt, contingency or other reserves;

               (d) paid, discharged or satisfied any material claims, liabilities or obligations (absolute, accrued, contingent or otherwise) other than the payment, discharge or satisfaction in the ordinary course of business, consistent with past practice in respect of (i) claims, liabilities and obligations reflected or reserved against in the Interim Balance Sheet or any Monthly Financial Statement delivered on or before the Disclosure Schedule Delivery Date and (ii) claims, liabilities and obligations between
(x) the last day of the period covered by the last Monthly Financial Statement delivered on or before the Disclosure Schedule Delivery Date and
(y) the date hereof;

               (e) permitted or allowed any of its properties or assets (real, personal or mixed, tangible or intangible) to be subjected to any Liens other than Permitted Liens;

               (f) written down or written off as uncollectible any notes or accounts receivable, except for write-downs and write-offs (x) in the ordinary course of business, consistent with past practice and (y) not exceeding One Hundred Thousand Dollars ($100,000) individually or Five Hundred Thousand Dollars ($500,000) in the aggregate;

               (g) cancelled any material debts or cancelled, compromised, waived or released any material claims or rights, other than (x) in the ordinary course of business, consistent with past practice and (y) not exceeding One Hundred Thousand Dollars ($100,000) individually or Five Hundred Thousand Dollars ($500,000) in the aggregate;

               (h) sold, transferred, assigned or otherwise disposed of any of its material properties or assets (real, personal or mixed, tangible or intangible), except for the disposal of rolling stock assets in the ordinary course of business, consistent with past practice;

               (i) disposed of or permitted to lapse any rights to the use of any Intellectual Property, or disposed of or disclosed to any Person other than representatives of the Parent or pursuant to the terms of a nondisclosure agreement any trade secret, formula, process or know-how or other Intellectual Property not theretofore a matter of public knowledge;

               (j) increased (x) in any manner the compensation or benefits of any current or former director or officer of the Company or any Company Subsidiary or (y) in any material manner the compensation or benefits of any current or former employee or consultant of the Company or any Company Subsidiary (including in the case of clauses (x) and (y) any such increase pursuant to any bonus, pension, profit sharing, incentive compensation or other plan, program, agreement or commitment) or increased in any manner the compensation or benefits payable or to become payable to any current or former director, officer, employee or consultant of the Company or any Company Subsidiary, except, in the case of current employees other than officers of the Company or any Company Subsidiary, as the case may be, for such increases in compensation or benefits made in the ordinary course of business, consistent with past practice;

               (k) adopted, entered into or amended any bonus, pension, profit sharing, incentive compensation, employment, consulting, severance, termination, deferred compensation or other plan, program, agreement or commitment, other than as required pursuant to applicable Law, or made any change in any severance or termination plan, policy or practices;

               (l) entered into any material operating lease or operating license for property or assets;

               (m) made capital expenditures or commitments or acquired any property, plant and equipment that would be treated as a capital expenditure in accordance with GAAP for a cost in excess of an aggregate amount of Five Million Dollars ($5,000,000);

               (n) declared, paid or set aside for payment any dividend or other distribution in respect of its capital stock or redeemed, purchased or otherwise acquired, directly or indirectly, any shares of capital stock or other securities of the Company or any Company Subsidiary, other than in the ordinary course of business consistent with past practice and which shall be paid in full before the Closing Date;

               (o) paid, loaned or advanced any material amount to, or sold, transferred or leased any material properties or assets (real, personal or mixed, tangible or intangible) to, or entered into any agreement or arrangement with, any of its employees, officers, directors or shareholders or any affiliate or associate of any of its employees, officers, directors or shareholders (except for directors' fees and compensation to officers at rates not inconsistent with the Company's past practice and reimbursements in connection with business related travel) and advances to employees;

               (p) introduced any change with respect to its operation or its business which change could reasonably be expected to have a material negative impact on its results of operations;

               (q) amended, modified or terminated any Material Contract, other than in the ordinary course of business, consistent with past practice;

               (r) made any investment in or acquired the securities of any other Person or acquired the assets of any other Person involving, in the case of assets, an amount in excess of Two Hundred Fifty Thousand Dollars ($250,000) for any single transaction or One Million Dollars ($1,000,000) in the aggregate;

               (s) other than in the ordinary course of business consistent with past practice (i) delayed or postponed the payment of accounts payable or other liabilities, (ii) requested or sought acceleration of accounts receivable, or (iii) changed its cash management practices;

               (t) experienced any damage, destruction or loss (whether or not covered by insurance) to or of any property or affecting any of its assets, other than damage, destruction or loss to or of rolling stock in an aggregate amount consistent with the aggregate amount of damage, destruction or loss to or of rolling stock experienced over similar periods of time in the ordinary course of business and consistent with past practice;

               (u) made any offers, outside of the ordinary course of business consistent with past practice, to customers to pay material incentives, or actually paid material incentives, to such customers in order to induce them to use any services;

               (v) received resignations of, or terminated, any Key Employee, officer or manager,

               (w) reduced the number of drivers or seated trucks as at the date of the Annual Financial Statement for the fiscal year ended December 31, 2006 by more than five percent (5%) in the case of drivers or five percent (5%) in the case of seated trucks;

               (x) entered into, or modified the terms of, any material employment agreement or collective bargaining agreement or similar agreement; or

               (y) agreed, whether in writing or otherwise, to take any action described in this Section 3.6.

          Section 3.7   Absence of Undisclosed Liabilities

          Except (i) as disclosed on the Interim Balance Sheet or Monthly Financial Statements delivered on or before the Disclosure Schedule Delivery Date, (ii) liabilities and obligations incurred since the date of the Interim Balance Sheet in the ordinary course of business, consistent with past practice that would not reasonably be expected to be material to the Company and the Company Subsidiaries and (iii) Transaction Expenses that have been paid by the Company or will be deducted from the Closing Amount, neither the Company nor any Company Subsidiary has any liabilities. There are no off balance sheet arrangements to which the Company or any Company Subsidiary is a party or otherwise involving the Company or any Company Subsidiary.
Neither the Company nor any Company Subsidiary has any Indebtedness.

          Section 3.8   Litigation

          As of the Disclosure Schedule Delivery Date, there is no private or governmental action, suit, proceeding, inquiry, claim, arbitration or investigation pending before any agency, court, tribunal, or other Governmental Entity, against the Company or any Company Subsidiary, any of their respective properties or any of their respective officers or directors (in their capacities as such). Since the Disclosure Schedule Delivery Date, there is no private or governmental action, suit, proceeding, inquiry, claim, arbitration or investigation pending before any agency, court, tribunal, or other Government Entity, against the Company or any Company Subsidiary, any of their respective officers or directors (in their capacities as such) that
(x) involves any allegation of criminal law, (y) if finally adversely determined would reasonably be expected to be material to the Company and the Company Subsidiaries, or (z) questions or challenges the validity of this Agreement or any of the transactions contemplated hereby. To the Company's Knowledge, there is no private or governmental action, suit, proceeding, inquiry, claim, arbitration or investigation threatened against the Company or any Company Subsidiary, or any of their respective officers or directors (in their capacities as such) that (x) involves any allegations of criminal law, (y) if finally adversely determined would reasonably be expected to be material to the Company and the Company Subsidiaries, or (z) questions or challenges the validity of this Agreement or any of the transactions contemplated hereby. To the Company's Knowledge, there is no valid basis for any such action, suit, proceeding, claim, arbitration or investigation which questions or challenges the validity of this Agreement or any of the transactions contemplated hereby. There is no judgment, decree or order against the Company or any Company Subsidiary or any of their respective directors or officers (in their capacities as such), that would reasonably be expected to prevent, enjoin, or materially alter or delay any of the transactions contemplated by this Agreement. Neither the Company nor any Company Subsidiary has any litigation pending against any other party.

          Section 3.9   Restrictions on Business Activities

          There is no agreement, judgment, injunction, order or decree binding upon the Company or any Company Subsidiary which has or would reasonably be expected to have the effect of prohibiting or materially impairing any acquisition of property by the Company or any Company Subsidiary or the conduct of business by the Company or any Company Subsidiary as currently conducted.

          Section 3.10  Governmental Authorization

          The Company and each Company Subsidiary has obtained each material federal, state, county, local or foreign governmental consent, license, permit, grant, or other authorization of a Governmental Entity (i) pursuant to which the Company or such Company Subsidiary, as the case may be, currently operates or holds any interest in any of its properties or (ii) that is required for the operation of the business of the Company or such Company Subsidiary, as the case may be, or the holding of any such interest ((i) and (ii) are herein collectively called "Company Authorizations"). The Company and each Company Subsidiary has complied in all material respects with all Company Authorizations, and all Company Authorizations are in full force and effect.

          Section 3.11  [Reserved]



          Section 3.12  Title to Property

               (a) The Company and each of its Subsidiaries has good and marketable title to, or valid leasehold interests in, all of its material properties, interests in properties and assets (the "Assets") that it purports to own (real, personal or mixed, whether tangible or intangible and wherever situated, including without limitation, all Owned Real Property and all interests in real property held pursuant to any Lease Agreements), including all the properties and assets reflected on the Interim Balance Sheet or acquired after the date of the Interim Balance Sheet (except for properties, interests in properties and assets having an aggregate book value not in excess of One Hundred Thousand Dollars ($100,000) sold or otherwise disposed of since the date of the Interim Balance Sheet in the ordinary course of business, consistent with past practice), free and clear of all Liens other than Permitted Liens.

               (b) All tractors and trailers owned by the Company and its Subsidiaries (i) when construed on the whole and not individually, are in good operating condition and repair ordinary wear and tear excepted, (ii) meet all operating and safety fitness requirements of the FMCSA, or the corresponding requirements of the country where they operate, when construed on the whole and not individually, (iii) have been maintained in material compliance with all applicable manufacturers' warranty programs and requirements, and (iv) have been inspected and maintained, on a routine basis, in accordance with the Company's internal policies. Neither the Company nor any Company Subsidiary has received an unsatisfactory or conditional safety and fitness rating from the FMCSA or the corresponding authority of the country where they operate. Section 3.12(b) of the Company Disclosure Schedule sets forth a true and complete list of (x) each tractor owned by the Company and its Subsidiaries and sets forth for each the dispatched mileage as of the date indicated, vehicle identification number, make, model and book value and (y) each trailer owned by the Company and its Subsidiaries and sets forth for each the age, book value and date of service. All other property and equipment of the Company and each of its Subsidiaries used in the operations of the business of the Company and each of its Subsidiaries when construed on the whole and not individually, are in good operating condition and repair, subject to normal wear and tear, are adequate for the uses to which they are being put and have been maintained and serviced in accordance with prudent practice and in compliance with all applicable laws. All material properties used in the operations of business of the Company and each of its Subsidiaries are reflected in the Interim Balance Sheet to the extent GAAP requires the same to be reflected.

          Section 3.13  Intellectual Property

               (a) Section 3.13(a) of the Company Disclosure Schedule sets forth a true, correct, and complete list of all U.S. and foreign (i) issued Patents and Patent applications, (ii) Trademark registrations and applications, (iii) Copyright registrations and applications, and (iv) material Software applications used or held for use in the business of the Company and its Subsidiaries as currently conducted, in each case which is owned or purported to be owned by the Company and its Subsidiaries. The Company and/or its Subsidiaries is the sole and exclusive beneficial and record owner of all of the Intellectual Property items set forth in Section 3.13(a)(i)-(iii) of the Company Disclosure Schedule, and the sole and exclusive beneficial owner of all of the Intellectual Property items set forth in Section 3.13(a)(iv), and, to the Knowledge of the Company, all such Intellectual Property is subsisting, valid, and in full force and effect.

               (b) Section 3.13(b) of the Company Disclosure Schedule sets forth a true, correct, and complete list of all material written, or to the Knowledge of the Company, oral, Contracts to which the Company or its Subsidiaries is a party or otherwise bound (i) granting or obtaining any right to use any material Intellectual Property used or held for use in the business of the Company and the Company Subsidiaries as currently conducted (other than Contracts granting rights to use readily available commercial Software that is generally available on nondiscriminatory pricing terms and having an acquisition price of less than One Hundred Thousand Dollars ($100,000) in the aggregate for all such related Contracts or agreements) or
(ii) restricting the Company's rights, or permitting other Persons, to use or register any material Intellectual Property used or held for use in the business of the Company and the Company Subsidiaries as currently conducted (collectively, the "IP Contracts"). The Company and each Company Subsidiary has performed its material obligations under and is entitled to all material benefits under all IP Contracts to which it is a party, and to the Knowledge of the Company, is not alleged to be in default in respect of any IP Contract to which it is a party. Each of the IP Contracts is in full force and effect, and there exists no material default or event of material default or event, occurrence, condition or act, with respect to the Company or any Company Subsidiary or, to the Knowledge of the Company, with respect to the other contracting party, which, with the giving of notice, the lapse of time or the happening of any other event or conditions, would reasonably be expected to become a material default or event of material default under the terms of any IP Contract.

               (c) The Company and each of its Subsidiaries own, or has a valid right to use, free and clear of all Liens, all Intellectual Property used or held for use in, or necessary to conduct, the business of the Company and its Subsidiaries as currently conducted.

               (d) The conduct of the business of the Company and its Subsidiaries (including the products and services of the Company and its Subsidiaries) as currently conducted does not infringe, misappropriate, or otherwise violate any Person's Intellectual Property rights, and there has been no such claim asserted or threatened in the past three (3) years against the Company or any Subsidiary.

               (e) To the Knowledge of the Company, no Person is infringing, misappropriating, or otherwise violating any Intellectual Property owned, used, or held for use by the Company or any Subsidiary, and no such claims have been asserted or threatened against any Person by the Company or its Subsidiaries in the past three (3) years.

               (f) The Company and each of its Subsidiaries take reasonable measures to protect the confidentiality of Trade Secrets, a component of which is its current policy to require written acknowledgement from its employees of their confidentiality obligations and written confidentiality agreements from its vendors.

               (g) No affiliate or current or former partner, director, shareholder, officer, or employee of the Company or any Subsidiary will, upon giving effect to the transactions contemplated hereby, own or retain any rights to use any of the Intellectual Property owned and used, or held for use by the Company or any Subsidiary in the business of the Company and the Company Subsidiaries as currently conducted other than pursuant to any Contract with Parent or Merger Sub, or any Person affiliated with either of the foregoing.

               (h) The consummation of the transactions contemplated by this Agreement will not result in the loss or impairment of or payment of any additional amounts with respect to, nor require the consent of any other Person in respect of, the Company's or its Subsidiaries' right to own, use, or hold for use any of the material Intellectual Property as owned, used, or held for use in the conduct of the business of the Company and its Subsidiaries as currently conducted, except for such losses, impairments, or payments which, individually or in the aggregate, would not reasonably be expected to be material to the Company and its Subsidiaries.

               (i) With respect to the use of the Software in the business of the Company and its Subsidiaries as it is currently conducted, (i) no capital expenditures are reasonably expected to be necessary with respect to such use other than capital expenditures in the ordinary course of business that are consistent with the past practice of the Company and its Subsidiaries, (ii) the Company and its Subsidiaries has not experienced any material defects in such Software, including any material error or omission in the processing of any transactions other than defects which have been corrected and (iii) to the Knowledge of the Company, no such Software contains any device or feature designed to disrupt, disable, or otherwise impair the functioning of any Software.

               (j) To the Knowledge of the Company, there have been no unauthorized intrusions or breaches of the security of the Company's information technology systems. The Company and its Subsidiaries have implemented commercially reasonable security patches or upgrades that are generally available for the Company's information technology systems in accordance with the Company's reasonable technical and business judgment.

               (k) No claims have been asserted or threatened against the Company or any Company Subsidiary alleging a violation of any Person's privacy or personal information or data rights and the consummation of the transactions contemplated hereby will not breach or otherwise cause any violation of any Law, regulation or rule, contractual obligation, policy, or procedure related to privacy, data protection, or the collection and use of personal information collected, used, or held for use by the Company or its Subsidiaries in the conduct of the business of the Company and its Subsidiaries. The Company and each of its Subsidiaries takes reasonable measures to ensure that such information is protected against unauthorized access, use, modification, or other misuse.

          Section 3.14  Internal Controls

          The Company and each of its Subsidiaries has established and maintains an adequate system of internal controls over financial reporting and the preparation of its consolidated financial statements in accordance with GAAP. Neither the Company nor any Company Subsidiary nor, to the Company's Knowledge, the Company's independent auditors have identified or been made aware of any fraud (or any claim or allegation of fraud), whether or not material, that involves the Company's management or other employees who have a role in the preparation of financial statements or the internal controls utilized by the Company and its Subsidiaries.

          Section 3.15  Environmental Matters

               (a) The Company and each Company Subsidiary is in material compliance with all Environmental Laws, which compliance includes, but is not limited to, the possession by the Company and each Company Subsidiary of all permits and other governmental authorizations required under all Environmental Laws, and material compliance with the terms and conditions thereof. Neither the Company nor any Company Subsidiary has received any communication (written or oral), whether from a Governmental Entity, citizens group, employee or otherwise, that alleges that the Company or such Company Subsidiary, as the case may be, is not in such material compliance, and there are no circumstances that may prevent or interfere with such material compliance in the future. All permits and other governmental authorizations currently held by the Company and each Company Subsidiary pursuant to all Environmental Laws are identified in Section 3.15 of the Company Disclosure Schedule.

               (b) There is no Environmental Claim pending or, to the Company's Knowledge, threatened against the Company, any Company Subsidiary or, to the Company's Knowledge, against any Person or entity whose liability for any Environmental Claim the Company or any Company Subsidiary has retained or assumed either contractually or by operation of Law prior to the Closing Date.

               (c) To the Company's Knowledge, there are no past or present actions, activities, circumstances, conditions, events or incidents, including, without limitation, the release, emission, discharge, presence or disposal of any Materials of Environmental Concern, that could reasonably be expected to (i) form the basis of any Environmental Claim against the Company, any Company Subsidiary or against any Person or entity whose liability for any Environmental Claim the Company or any Company Subsidiary has retained or assumed either contractually or by operation of Law, or (ii) otherwise result in any fines or liabilities or material costs under Environmental Law.

               (d) Without in any way limiting the generality of the foregoing, (i) all underground storage tanks, and the capacity and contents of such tanks, presently located on any property owned, leased or operated at any time by the Company or any Company Subsidiary are identified in Section 3.15(d)(i) of the Company Disclosure Schedule, (ii) except as disclosed on
Section 3.15(d)(i) of the Company Disclosure Schedule, to the Knowledge of the Company, there have been no underground storage tanks located on any property formerly owned, leased or operated by the Company or any Company Subsidiary (iii) there is and, to the Knowledge of the Company, has been no asbestos contained in or forming part of any building, building component, structure or office space owned, leased or operated at any time by the Company or any Company Subsidiary, and (iv) no polychlorinated biphenyls or polychlorinated biphenyl-containing items are or, to the Knowledge of the Company, have been used or stored at any property owned, leased or operated at any time by the Company or any Company Subsidiary.

               (e) The Company has provided to Parent all assessments, reports, data, results of investigations or audits and similar information that is in the possession of or reasonably available to the Company regarding environmental matters pertaining to the environmental condition of the business of the Company and each Company Subsidiary, or the compliance (or noncompliance) by the Company and any Company Subsidiary with any Environmental Laws.

               (f) Neither the Company nor any Company Subsidiary is required by virtue of the transactions set forth herein and contemplated hereby, or as a condition to the effectiveness of any transactions contemplated hereby,
(i) to perform a site assessment for Materials of Environmental Concern,
(ii) to remove or remediate Materials of Environmental Concern, (iii) to give notice to or receive approval from any Governmental Entity pursuant to any Environmental Law, or (iv) to record or deliver to any Person or entity any disclosure document or statement pertaining to environmental matters.

               For purposes of this Agreement:

                         (1) "Environmental Claim" means any claim, action, cause of action, suit, proceeding, investigation, order, demand or notice (written or oral) by any Person or entity alleging potential liability (including, without limitation, potential liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries, or penalties) arising out of, based on or resulting from (a) the presence, or release into the environment, of or exposure to, any Material of Environmental Concern at any location whether or not owned or operated by the Company or any Company Subsidiary or (b) circumstances forming the basis of any violation, or alleged violation by the Company or any Company Subsidiary or any other Person or entity for whom either is legally, contractually or otherwise responsible, of any Environmental Law.

                         (2) "Environmental Laws" means all federal, state, local and foreign laws, regulations, ordinances, requirements of governmental authorities, and common law relating to pollution or protection of human health or the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata, and natural resources), including, without limitation, laws and regulations relating to (i) emissions, discharges, releases or threatened releases of, or exposure to, Materials of Environmental Concern, (ii) the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Materials of Environmental Concern, (iii) recordkeeping, notification, disclosure and reporting requirements regarding Materials of Environmental Concern, and
     (iv) endangered or threatened species of fish, wildlife and plants and the management or use of natural resources.

                         (3) "Materials of Environmental Concern" means chemicals, pollutants, contaminants, wastes, toxic substances, hazardous substances, petroleum and petroleum products, asbestos or asbestos-containing materials or products, polychlorinated biphenyls, lead or lead-based paints or materials, radon, fungus, mold, mycotoxins or similar deleterious substances.

          Section 3.16  Taxes

               (a) Each of the Company and each Company Subsidiary has timely filed all Tax Returns required to be filed by it, and all such Tax Returns were true, complete and correct in all respects. All Taxes required to be paid by the Company or any Company Subsidiary have been timely paid other than those currently payable without penalty or interest. Where payment of Taxes is not yet due, the Company or such Company Subsidiary has established a reserve or accrued liability for Taxes (excluding any reserve for deferred Taxes established to reflect a timing difference between book and tax income) in accordance with GAAP that is adequate to cover such Taxes. Neither the Company nor any Company Subsidiary has any liability for unpaid Taxes accruing after the date of the Interim Balance Sheet other than unpaid Taxes arising in the ordinary course of business. Except as otherwise disclosed on
Section 3.16(a) of the Company Disclosure Schedule, there are not now any extensions of time with respect to the dates of which any Tax Returns of the Company or any Company Subsidiary were or are due to be filed.

               (b) There are no Liens for Taxes upon any property or assets of the Company or any Company Subsidiary, except for Liens for Taxes not yet due.

               (c) Neither the Company nor any Company Subsidiary has made any change in accounting methods, received a ruling from any Tax Authority or signed an agreement with respect thereto or signed any closing agreement with respect to any Tax year.

               (d) The Company and each Company Subsidiary has complied in all respects with all applicable laws, rules and regulations relating to the payment and withholding of Taxes (including withholding of Taxes pursuant to Sections 1441 and 1442 of the Code or similar provisions under any foreign laws) and has, within the time and the manner prescribed by Law, withheld and paid over to the proper Taxing Authorities all amounts required to be so withheld and paid over under applicable Laws.

               (e) Except as may result from the Transactions, neither the Company nor any Company Subsidiary as of the Closing Date has agreed nor will be required to include in income for any period after the Closing Date any adjustment pursuant to Section 481(a) of the Code (or any corresponding provision of state, local or foreign Law) by reason of any change in accounting method or otherwise (nor has any Governmental Entity proposed in writing any such adjustment or change of accounting method).

               (f) No federal, state, local or foreign Audits, investigations or other administrative proceedings or court proceedings are presently pending with regard to any Taxes or Tax Returns of the Company or any Company Subsidiary. A list of all Audits, examinations or investigations commenced or completed with respect to the Company and each Company Subsidiary with respect to taxable periods ending after December 31, 1999 is set forth in
Section 3.16(f) of the Company Disclosure Schedule. No written notification has been received by the Company or any Company Subsidiary that such an Audit or other proceeding is pending or threatened with respect to any Taxes due from or with respect to or attributable to the Company or any Company Subsidiary or any Tax Return filed by or with respect to the Company or any Company Subsidiary, which such Audit or other proceeding has not been fully resolved.

               (g) All Tax deficiencies that have been claimed, proposed or asserted against the Company or any Company Subsidiary have been fully paid or finally settled, and no issue has been raised in any examination by any Tax Authority that, by application of similar principles, could reasonably be expected to result in the proposal or assertion of a Tax deficiency for another year not so examined.

               (h) There are no outstanding requests, agreements, consents or waivers to extend the statutory period of limitations applicable to the assessment of any Taxes or deficiencies against the Company or any Company Subsidiary.

               (i) No power of attorney has been granted by or with respect to the Company or any Company Subsidiary with respect to any matter relating to Taxes.

               (j) Neither the Company nor any Company Subsidiary is a party to, is bound by or has any obligation under any Tax sharing agreement, Tax indemnification agreement or similar Contract, and neither the Company nor any Company Subsidiary has any potential liability or obligation to any Person as a result of, or pursuant to, any such agreement or Contract.

               (k) Neither the Company nor any Company Subsidiary is nor has been a U.S. real property holding company (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

               (l) Other than any Tax Returns that have not yet been required to be filed, the Company has made available to Parent true, correct and complete copies of the United States federal income Tax Return and any state, local or foreign Tax Return (or, in the case of monthly and quarterly Tax Returns, an annual summary of such Tax Returns) for the Company and the Company Subsidiaries for any jurisdiction for each of the taxable periods ended December 31, 2002 through December 31, 2006. The Company has delivered or made available to the Parent complete and accurate copies of (i) all Audit reports, letter rulings, technical advice memoranda and similar documents issued by a Governmental Entity relating to the United States federal, state, local or foreign Taxes due from or with respect to the Company and (ii) all closing agreements entered into by the Company with any Tax Authority, in each case, existing on the date hereof.

               (m) Section 3.16(m) of the Company Disclosure Schedule sets forth all foreign, state and local jurisdictions in which the Company or any Company Subsidiary is or has been subject to Tax and each type of Tax payable in such jurisdiction during the taxable year ending December 31, 2006.

               (n) Neither the Company nor any Company Subsidiary has any liability with respect to income, franchise or similar Taxes relating to the operation of the Company or such Company Subsidiary prior to the date of the Interim Balance Sheet in excess of the amounts that are accrued with respect thereto and are reflected in the Interim Financial Statements, and since the date of the Interim Balance Sheet, neither the Company nor any Company Subsidiary has incurred any liability for Taxes, except with respect to operations in the ordinary course of business after the date of the Interim Balance Sheet.

               (o) Neither the Company nor any Company Subsidiary has received written notice of any claim made by a Tax Authority in a jurisdiction where the Company or such Company Subsidiary does not currently file Tax Returns that the Company or any Company Subsidiary is or may be subject to taxation by that jurisdiction.

               (p) No Tax Authority is asserting or, to the Company's Knowledge, threatening to assert a claim against the Company or any Company Subsidiary under or as a result of Section 482 of the Code or any similar provision of state, local or foreign Law.

               (q) Neither the Company nor any Company Subsidiary has filed or been included in a combined, consolidated, unitary, or similar group for Tax purposes under applicable Law, nor has any liability for Taxes of any Person (other than the Company or any Company Subsidiary) under Treasury Regulation Section 1.1502-6 or any similar provision of applicable Law as a transferee or successor, by Contract or otherwise.

               (r) Neither the Company nor any Company Subsidiary has distributed stock of another entity, nor has had its stock distributed by another entity, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code.

               (s) Neither the Company nor any Company Subsidiary has engaged in any reportable transactions that were required to be disclosed pursuant to
Section 1.6011-4 of the Code.

               (t) Since their inceptions, the Company and each Company Subsidiary has, for United States federal, state and all other income tax purposes, (i) qualified for and validly elected to be an "S corporation" or a "qualified subchapter S subsidiary" pursuant to Sections 1361 and 1362 of the Code and such election has not been and will not be revoked or terminated pursuant to Section 1362(d) (or comparable provisions of applicable Law) of the Code prior to the Closing Date, and (ii) has been and will continue to be classified as an S corporation or qualified subchapter S subsidiary, as applicable, up to the Closing Date and has not taken and will not take any action prior to the Closing Date contrary to its status as an S corporation or qualified subchapter S subsidiary.

               (u) Neither the Company nor any Company Subsidiary has potential liability for any Tax under Section 1374 of the Code. Neither the Company nor any Company Subsidiary has in the past 10 years (i) acquired assets from another corporation in a transaction in which the Company's (or any Company Subsidiary's) basis for the acquired assets was determined, in whole or in part, by reference to the Tax basis of the acquired assets (or any other property) in the hands of the transferor, or (ii) acquired the stock of any corporation that is a qualified subchapter S subsidiary.

               (v) Neither the Company nor any Company Subsidiary is a party to any joint venture, partnership or other arrangement or Contract which could be treated as a partnership for United States federal or Mexican income tax purposes.

               (w) Neither the Company nor any Company Subsidiary is a party to any tax incentive, abatement, rebate, or reduction agreement.

               (x) Each of the Company and each Company Subsidiary has prepared and retained all transfer pricing documentation reports and contemporaneous documentation required by any Tax Authority, and each Related Party Transaction has been transacted at an arm's length price as determined by the transfer pricing documentation reports and transfer pricing laws and regulations of the respective country or countries.

               (y) Each of the Company and each Company Subsidiary has set forth on Section 3.16(y) of the Company Disclosure Schedule any foreign tax credits from its non-United States Subsidiaries that may be available for the benefit of the Parent.

          Section 3.17  Employee Benefit Plans

               (a) Section 3.17 of the Company Disclosure Schedule lists, with respect to the Company and each Company Subsidiary and any trade or business (whether or not incorporated) that is treated as a single employer with the Company (an "ERISA Affiliate") within the meaning of Section 414(b),
(c), (m) or (o) of the Code, (i) all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), (ii) each loan to any non-officer employee, loans to officers and directors and any stock option, stock purchase, stock grant, phantom stock, stock appreciation right, supplemental retirement, severance, termination, change in control, sabbatical, medical, dental, vision care, disability, employee relocation, cafeteria benefit (Code Section 125) or dependent care (Code Section 129), life insurance or accident insurance plans, programs, agreements or arrangements, (iii) all bonus, pension, profit sharing, savings, deferred compensation or incentive plans, programs, agreements or arrangements, (iv) other fringe, perquisites or employee benefit plans, programs, agreements or arrangements, and (v) any current or former employment or executive compensation or severance agreements, written or otherwise, for the benefit of, or relating to, outstanding payments (or potential payments) to any present or former employee, consultant or director of the Company and each Company Subsidiary (together, the "Company Employee Plans").

               (b) The Company has made available to Parent a copy of each of the Company Employee Plans and related material plan documents (including trust documents, insurance policies or contracts, employee booklets and handbooks, summary plan descriptions, summaries of material modifications, material correspondence with any Governmental Entity or with Company Employee Plan participants, other authorizing documents and, with respect to any Company Employee Plan intended to be qualified under Section 401(a) of the Code, the applicable nondiscrimination tests for the last three (3) plan years) and has, with respect to each Company Employee Plan that is subject to ERISA reporting requirements, made available copies of the Form 5500 reports filed for the last three (3) plan years. Any Company Employee Plan intended to be qualified under Section 401(a) of the Code has either obtained from the IRS a favorable determination letter as to its qualified status under the Code, or the expiration of the requisite period under applicable regulations promulgated by the IRS under the Code ("Treasury Regulations") or IRS pronouncements in which to apply for such determination letter and to make any amendments necessary to obtain a favorable determination has not occurred or has been established under a standardized prototype plan for which an IRS opinion letter has been obtained by the plan sponsor and is valid as to the adopting employer. The Company has also made available to Parent the most recent IRS determination, notification, advisory, or opinion letter issued with respect to each such Company Employee Plan, and, to the Company's Knowledge, nothing has occurred since the issuance of each such letter which could reasonably be expected to cause the loss of the tax-qualified status of any Company Employee Plan subject to Code Section 401(a).

               (c) None of the Company Employee Plans promises or provides retiree medical or other retiree welfare benefits to any Person, except as required by applicable Law. There has been no material non-exempt "prohibited transaction," as such term is defined in Section 406 of ERISA and
Section 4975 of the Code, with respect to any Company Employee Plan. Each Company Employee Plan has been administered in accordance with its terms and in compliance with the requirements prescribed by any and all applicable statutes, rules and regulations (including ERISA and the Code). Each Company Employee Plan has been administered in good faith compliance with Section 409A of the Code to the extent applicable. Neither the Company nor any of its ERISA Affiliates is subject to any liability or penalty under Sections 4976 through 4980 of the Code (including Section 4980B of the Code) or Title I of ERISA with respect to any of the Company Employee Plans. All contributions required to be made by the Company or any of its ERISA Affiliates to any Company Employee Plan have been made on or before their due dates. With respect to each Company Employee Plan, no "reportable event" within the meaning of Section 4043 of ERISA (excluding any such event for which the thirty (30) day notice requirement has been waived under the regulations to Section 4043 of ERISA) nor any event described in Section 4062, 4063 or 4041 of ERISA has occurred. Each Company Employee Plan can be amended, terminated or otherwise discontinued after the Closing Date in accordance with its terms, without liability to Parent (other than ordinary administrative expenses typically incurred in a termination event). With respect to each Company Employee Plan subject to ERISA as either an employee pension benefit plan within the meaning of Section 3(2) of ERISA or an employee welfare benefit plan within the meaning of Section 3(1) of ERISA, the Company has prepared in good faith and timely filed all requisite governmental reports (which, to the Company's Knowledge, were true and correct as of the date filed). No suit, administrative proceeding, action or other litigation has been brought, or, to the Knowledge of the Company, is threatened, against or with respect to any such Company Employee Plan, including any Audit or inquiry by the IRS or United States Department of Labor other than requests for payments in the ordinary course or requests for qualified domestic relations orders.

               (d) With respect to each Company Employee Plan, the Company or such Company Subsidiary, as the case may be, has complied with (i) the applicable health care continuation and notice provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA") and the regulations thereunder, (ii) the applicable requirements of the Family and Medical Leave Act of 1993 and the regulations thereunder and (iii) the applicable requirements of the Health Insurance Portability and Accountability Act of 1996 and the regulations thereunder.

               (e) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) entitle any current or former employee, director or other service provider of the Company, any Company Subsidiary or any ERISA Affiliates to severance benefits or any other payment, except as expressly provided in this Agreement,
(ii) increase any benefits otherwise payable by the Company, any Company Subsidiary or any ERISA Affiliates or (iii) accelerate the time of payment or vesting of awards, including stock awards, under any Company Employee Plan or any benefit, increase the amount of compensation due any such employee, director or service provider or require the funding of any amount relating to any Company Employee Plan.

               (f) There has been no amendment to, written interpretation or announcement (whether or not written) by the Company, any Company Subsidiary or any ERISA Affiliates relating to, or change in participation or coverage under, any Company Employee Plan that would increase the expense of maintaining such Company Employee Plan above the level of expense incurred with respect to that Company Employee Plan for the most recent fiscal year included in the Financial Statements.

               (g) Neither the Company nor any Company Subsidiary maintains, sponsors, participates in or contributes to, or has ever maintained, established, sponsored, participated in, or contributed to, any pension plan (within the meaning of Section 3(2) of ERISA) that is subject to Section 302 of ERISA, Title IV of ERISA or Section 412 of the Code. No Company Employee Plan is a "nonqualified deferred compensation plan" subject to Section 409A of the Code.

               (h) None of the Company, any Company Subsidiary or any of its ERISA Affiliates is a party to, or has made any contribution to or otherwise incurred any obligation to contribute to, any "multi-employer plan" as defined in Section 3(37) of ERISA.

               (i) None of the Company, any Company Subsidiary or any ERISA Affiliate (i) is obligated to make any parachute payments as such term is defined in Section 280G of the Code; (ii) is a party to any agreement that under certain circumstances is reasonably likely to obligate it, or any successor in interest, to make any parachute payments that will not be deductible under Section 280G of the Code; or (iii) is obligated to make reimbursement or gross-up payments to any Person in respect to excess parachute payments.

               (j) No amounts paid by the Company or any Company Subsidiary by any Employee Benefit Plan would fail to be deductible under Sections 404 or 404A of the code.

               (k) With respect to each employee benefit plan, program, agreement or arrangement maintained by the Company, any Company Subsidiary or any ERISA Affiliate of the Company for the benefit of, or relating to, any present or former employee, consultant or director of the Company or any Company Subsidiary who performs services outside of the United States (each, an "International Employee Plan"): (i) each International Employee Plan is in compliance with the applicable provisions of the laws and regulations regarding employee benefits, mandatory contributions and retirement plans of each jurisdiction in which each such International Employee Plan is maintained, to the extent those laws are applicable to such International Employee Plan; (ii) each International Employee Plan has been administered at all times and in accordance with its terms; (iii) to the Knowledge of the Company, there are no pending investigations by any Governmental Entity involving any International Employee Plan, and no pending claims (except for claims for benefits payable in the normal operation of the International Employee Plans), suits or proceedings against any International Employee Plan or asserting any rights or claims to benefits under any International Employee Plan; and (iv) the transactions contemplated by this Agreement will not, by themselves or in conjunction with any other agreements, events or occurrences, create or otherwise result in any liability, accelerated payment or any enhanced benefits with respect to any International Employee Plan.
The Mexican Subsidiaries do not have and do not offer to its employees, except for those benefits referred to in Section 3.17(k) of the Company Disclosure Schedule, any employee retirement plan or any other benefit plan and do not give or offer any retirement benefits, other than those mandated by applicable Mexican Law. Except for the statutory obligations of the Mexican Subsidiaries for vacation, holiday pay, profit sharing and year-end bonuses incurred in the ordinary course of business consistent with the past practice, the Mexican Subsidiaries have no obligation to make, and no liabilities with respect to, any bonuses, other deferred compensation or other special payments.

          Section 3.18  Employee Matters

               (a) The Company, the Company Subsidiaries, and their respective employees, agents or representatives have not committed any material unfair labor practice as defined in the National Labor Relations Act or other applicable law. The Company and the Company Subsidiaries are neither party to, nor bound by (and none of their respective properties or assets is bound by or subject to), any labor agreement, collective bargaining agreement, work rules or practices, or any other labor-related agreements or arrangements with any labor union, labor organization, trade union or works council. There are no labor agreements, collective bargaining agreements, or any other labor-related agreements or arrangements that pertain to any of the employees of the Company or the Company Subsidiaries. No employees of the Company or the Company Subsidiaries are represented by any labor union, labor organization, trade union or works council with respect to their employment with the Company or the Company Subsidiaries.

               (b) No labor union, labor organization, trade union, works council, or group of employees of the Company or the Company Subsidiaries has made a pending demand for recognition or certification, and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or threatened in writing to be brought or filed with the National Labor Relations Board or any other labor relations tribunal or authority. To the Knowledge of the Company, there are no labor union organizing activities with respect to any employees of the Company or the Company Subsidiaries. There are no actual or, to the Knowledge of the Company, threatened material arbitrations, material grievances, labor disputes, strikes, lockouts, slowdowns or work stoppages against or affecting the Company or the Company Subsidiaries, nor has there been any of the foregoing during the 3-year period before the date of this Agreement.

               (c) All personnel policies, rules and material procedures applicable to employees of the Company or any of the Company Subsidiaries are in writing. There are no written personnel manuals, handbooks, policies, rules or procedures applicable to employees of the Company or any of the Company Subsidiaries, other than those set forth in Section 3.18(c) of the Company Disclosure Schedule, true and complete copies of which have heretofore been made available to Parent.

               (d) The Company and the Company Subsidiaries are and have been in material compliance with all applicable laws respecting employment and employment practices, including, without limitation, all laws respecting terms and conditions of employment, health and safety, wages and hours, child labor, immigration, employment discrimination, disability rights or benefits, equal opportunity, plant closures and layoffs, affirmative action, workers' compensation, labor relations, employee leave issues and unemployment insurance. The Company and the Company Subsidiaries are not delinquent in payments to any employees or former employees for any services or amounts required to be reimbursed or otherwise paid. Neither the Company nor any of the Company Subsidiaries is a party to, or otherwise bound by, any order of any Governmental Entity relating to employees or employment practices.

               (e) The Company and the Company Subsidiaries have not received
(i) notice of any unfair labor practice charge or complaint pending or threatened before the National Labor Relations Board or any other Governmental Entity against them, (ii) notice of any complaints, grievances or arbitrations arising out of any collective bargaining agreement or any other complaints, grievances or arbitration proceedings against them, (iii) notice of any charge or complaint with respect to or relating to them pending before the Equal Employment Opportunity Commission or any other Governmental Entity responsible for the prevention of unlawful employment practices, (iv) notice of the intent of any Governmental Entity responsible for the enforcement of labor, employment, wages and hours of work, child labor, immigration, or occupational safety and health laws to conduct an investigation with respect to or relating to them or notice that such investigation is in progress, or (v) notice of any complaint, lawsuit or other proceeding pending or threatened in any forum by or on behalf of any present or former employee of such entities, any applicant for employment or classes of the foregoing alleging breach of any express or implied contract of employment, any applicable law governing employment or the termination thereof or other discriminatory, wrongful or tortious conduct in connection with the employment relationship.

               (f) The Company and the Company Subsidiaries are and have been in compliance with all notice and other requirements under the WARN Act, and any similar foreign, state or local law relating to plant closings and layoffs. Neither the Company nor any of the Company Subsidiaries is currently engaged in any layoffs or employment terminations sufficient in number to trigger application of the WARN Act or any similar state, local or foreign law. Section 3.18(f) of the Company Disclosure Schedule contains a true and complete list of the names and the sites of employment or facilities of those individuals who suffered an "employment loss" (as defined in the WARN Act) at any site of employment or facility of the Company or any of the Company Subsidiaries during the 90-day period prior to the date of this Agreement. Section 3.18(f) of the Company Disclosure Schedule shall be updated immediately prior to the Closing with respect to the 90-day period prior to the Closing.

               (g) To the Knowledge of the Company, no employee of the Company or the Company Subsidiaries is in any material respect in violation of any term of any employment-related agreement, nondisclosure agreement, common law nondisclosure obligation, fiduciary duty, non-competition agreement, restrictive covenant or other obligation to a former employer of any such employee relating (i) to the right of any such employee to be employed by the Company or the Company Subsidiaries or (ii) to the knowledge or use of trade secrets or proprietary information.

               (h) The Company has no Knowledge that any current officer or Key Employee of the Company or the Company Subsidiaries intends to terminate his or her employment, whether on account of the transactions contemplated by this Agreement or for any other reason.

               (i) The execution of this Agreement and the consummation of the transactions contemplated by this Agreement will not result in any breach or other violation of any collective bargaining agreement, employment agreement, consulting agreement or any other labor-related agreement to which the Company or any of the Company Subsidiaries is a party and/or is bound by and/or that pertains to any of the employees of the Company or any of the Company Subsidiaries.

               (j) The Company and the Company Subsidiaries withheld all amounts required by Law or by agreement to be withheld from the wages, salaries, and other payments to employees or consultants, and are not liable for any arrears of wages or any taxes or any penalty for failure to comply with any of the foregoing. The Company and the Company Subsidiaries are not liable for any payment to any trust or other fund or to any Governmental Entity, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the normal course of business, consistent with past practice). There are no pending claims against the Company or any of the Company Subsidiaries under any workers' compensation plan or policy or for long term disability.

               (k) Section 3.18(k) of the Company Disclosure Schedule sets forth a substantially true and complete list of (i) the names and current salaries or hourly wages of all employees, directors and elected and appointed officers of the Company and the Company Subsidiaries, and the family relationships, if any, among such Persons, on the one hand, and such directors and officers, on the other hand, and (ii) all group insurance programs in effect for employees of the Company and the Company Subsidiaries. The Company is not in default with respect to any of its obligations referred to in the preceding sentence.

               (l)   The Company and the Company Subsidiaries do not have any
(i) existing service or other agreements with any officers or employees of the Company or the Company Subsidiaries which subject to legal requirements cannot be fairly terminated by three (3) months' notice or less without giving rise to a claim for damages or compensation; (ii) liability for compensation to former employees; (iii) obligation to re-instate or re-employ any former officer or former employee of the Company or the Company Subsidiaries; (iv) Knowledge of grounds for dismissal of any employee of the Company or the Company Subsidiaries; (v) policy, practice or obligation regarding payments to employees in connection with termination of employment which is more generous than required under any applicable Law or applicable Company Employee Plan; or (vi) industrial agreement or enterprise agreement (whether registered or not) or plans to introduce any such agreement, that applies to any employee or officer of the Company.

               (m) No Person has any agreement with the Company, any Company Subsidiary or any Company Shareholder under which that Person (x) is entitled to receive a bonus in connection with the consummation of the transactions contemplated by this Agreement or (y) acts as an independent contractor, consultant, or in a similar capacity for the Company or the Company Subsidiaries whether on a full-time or a part-time or retainer basis or otherwise.

          Section 3.19  Interested Party Transactions

          Neither the Company nor any Company Subsidiary is indebted to any director, officer, employee, consultant or shareholder of the Company or any Company Subsidiary (except for current amounts due as normal salaries and bonuses and in reimbursement of ordinary expenses), and no such Person is indebted to the Company or any Company Subsidiary. No Principal Shareholder, officer or director of the Company or any Company Subsidiary owns or holds, directly or indirectly, any interest in (excepting holdings solely for passive investment purposes of securities of publicly held and traded entities constituting less than five percent (5%) of the equity of any such entity), or is an officer, director, employee or consultant of any Person that is, a competitor, lessor, lessee, customer or supplier of the Company or any Company Subsidiary or is engaged in the business of full truckload dry van ground transportation of freight. No Principal Shareholder, and, to the Knowledge of the Company, no officer or director of the Company or any Company Subsidiary (a) has any claim, charge, action or cause of action against the Company or any Company Subsidiary, as the case may be, except for claims for reasonable unreimbursed travel or entertainment expenses, accrued vacation pay or accrued benefits under any employee benefit plan existing on the date hereof, (b) has made, on behalf of the Company or any Company Subsidiary, any payment or commitment to pay any commission, fee or other amount to, or to purchase or obtain or otherwise Contract to purchase or obtain any goods or services from, any other Person of which any such Principal Shareholder, officer or director (or, to the Knowledge of the Company, a relative of any of the foregoing) is a partner or shareholder (except holdings solely for passive investment purposes of securities of publicly held and traded entities constituting less than five percent (5%) of the equity of any such entity) or (c) has any material interest in any property, real or personal, tangible or intangible, used in or pertaining to the business of the Company and its Subsidiaries.

          Section 3.20  Real Property

               (a) Section 3.20(a) of the Company Disclosure Schedule sets forth a complete list of all Owned Real Property. Each of the Company and each Company Subsidiary, as the case may be, has valid and marketable fee simple title to all Owned Real Property, free and clear of all Liens, other than Permitted Liens. There are no outstanding options, rights of first offer or rights of first refusal to purchase any Owned Real Property or any portion thereof. Copies of (i) all title insurance policies currently existing in favor of the Company or any Company Subsidiary, as the case may be and (ii) all currently existing surveys, with respect to the Owned Real Property have been made available to Parent. Neither the Company nor any Company Subsidiary has leased, subleased, licensed or otherwise granted to any Person the right to use or occupy all or any portion of the Owned Real Property and other than the Company and the Company Subsidiaries, to the Company's Knowledge, there are no parties in possession of any portion of the Owned Real Property, whether as lessees, tenants at will, trespassers or otherwise.

               (b) Section 3.20(b) of the Company Disclosure Schedule sets forth a complete list of the real property leased by the Company and each of its Subsidiaries (the "Lease Agreements"). The Company or the applicable Company Subsidiary, as the case may be, has a valid and binding leasehold interest in, and enjoys peaceful possession of, the real property described in the corresponding Lease Agreement and each Lease Agreement is valid, binding and enforceable in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting creditors' rights generally and general principles of equity (regardless of whether considered in a proceeding at law or in equity). Copies of all such Lease Agreements and any amendments thereto have been made available to Parent. Neither the Company nor any Company Subsidiary leases any real property other than the real property subject to the Lease Agreements. There are no material disputes, oral agreements, or forbearance programs in effect as to the Lease Agreements. There are no existing material defaults by the Company or any Company Subsidiary under any Lease Agreement, and no event has occurred that (with the giving of notice, lapse of time or both) would constitute a material default by the Company or any Company Subsidiary under any Lease Agreement. Neither the Company nor any Company Subsidiary has assigned, transferred, conveyed, mortgaged, deeded in trust, or encumbered any interest in the leasehold or any of its rights under any Lease Agreement, and the leasehold estate created by each such lease is free and clear of all Liens other than Permitted Liens. Neither the Company nor any Company Subsidiary is engaged in any negotiation for the reviewing of the rent payable under any Lease Agreement.

               (c) The Owned Real Property together with the real property subject to Lease Agreements (i) constitutes all of the real property used by the Company or any Company Subsidiary for the conduct of its business as currently conducted and such real property is sufficient for such purposes,
(ii) is maintained in reasonable order and repair (ordinary wear and tear excepted) and is free of any material damage or defect, and (iii) does not violate any Law relating to zoning, building, land use, fire and noise controls, except for such violations as would not reasonably be expected to be material to the current use of such property by the Company or such Company Subsidiary, as the case may be. The Company or any applicable Company Subsidiary has obtained and maintains any and all licenses, permits or approvals necessary for the use and operation of all such real property for the conduct of its business as currently conducted thereon.

          Section 3.21  Insurance

          The Company and each Company Subsidiary has policies of insurance and bonds of the type and in the amounts customarily carried by Persons conducting businesses or owning assets similar to those of the Company or such Company Subsidiary, as the case may be. Section 3.21(i) of the Company Disclosure Schedule contains (x) a complete list of the current policies and Contracts of insurance maintained by the Company and each Company Subsidiary other than employee benefit plans listed on Section 3.17 of the Company Disclosure Schedule and upon Closing, a complete historical listing of all policies and Contracts of insurance in the Company's or its insurance brokers' or agents' possession, (y) each individual claim under auto, workers compensation, property damage and general liability policies, both open and closed, for the period January 1, 2001 through December 31, 2006 and (z) the total amounts paid, reserved and incurred from January 1, 1996 through December 31, 2006 for auto, workers compensation and general liability claims. All current insurance policies and bonds of the Company and the Company Subsidiaries are in full force and effect, all premiums due and payable to date under all such policies and bonds have been paid and the Company or such Company Subsidiary, as the case may be, is otherwise in material compliance with the terms of such policies and bonds. A true and complete copy of each current insurance policy of the Company and the Company Subsidiaries has been made available to Parent. In states where the Company and any Company Subsidiary are qualified to be self-insured for workers' compensation, all material requirements set forth by the state to maintain status as a qualified self-insurer have been continually met since the granting of such status and all fees, assessments and reporting requirements are current. Neither the Company nor any Company Subsidiary has entered into a collateral agreement with any insurance company, state regulator or other government official to secure such self-insurance arrangements. No underwriter of an insurance policy or bond of the Company or the Company Subsidiaries has denied or disputed in writing a claim currently pending under any such policy or bond. Neither the Company nor any Company Subsidiary has received any written notice of cancellation or non-renewal of any current insurance policy or bond from any of its insurance carriers, nor to the Company's Knowledge, is the termination of any such current policy or bond threatened. Neither the Company nor any Company Subsidiary has received any written notice from any of its insurance carriers that any insurance coverage presently provided will not be available to the Company or such Company Subsidiary, as the case may be, in the future on substantially the same terms as now in effect. No current insurance policy or bond of the Company or any Company Subsidiary provides for any retrospective premium adjustment, experience-based liability or loss sharing arrangement affecting the Company or any Company Subsidiary. The Company and the Company Subsidiaries do not now, nor have they within the five (5) year period preceding the date of this Agreement, ceded any of their losses or assumed any losses from third parties under any reinsurance or captive insurance company arrangement, and have no outstanding loss reserves for captive insurance company arrangements for this period; where "captive insurance company" shall be deemed to include single-owner, group, association, agency, rent-a-captive, protected cell company, virtual captive, captive pool, risk retention group or similar entity or arrangement.

          Section 3.22  Compliance With Laws

          The Company and each Company Subsidiary is, and has been, since June 30, 2004, in compliance with all applicable Laws that affect the business, properties or assets of the Company and each of its Subsidiaries, except for such instances of non-compliance that, individually or in the aggregate, would not reasonably be expected to be material to the Company and its Subsidiaries. Since June 30, 2004, neither the Company nor any Company Subsidiary has received any written notice, charge, claim, action or assertion that it has materially violated any applicable Law, and to the Company's Knowledge, no such notice, charge, claim, action or assertion has been filed, commenced or threatened against the Company or any Company Subsidiary alleging such a violation. Since June 30, 2004, neither the Company nor any Company Subsidiary has received any written notice or direction from any Governmental Entity challenging or questioning (i) the legal right of the Company or such Company Subsidiary, as the case may be, to design, market, offer or sell any of its products or services or (ii) the use of its assets in the present manner or style thereof.

          Section 3.23  Minute Books

          The minute books of the Company and each of its Subsidiaries, which the Company has provided Parent with access to review during the Due Diligence Period, contain a complete and accurate summary of all meetings of directors and shareholders and all actions by written consent of the Company or such Company Subsidiary, as the case may be, during the fifteen (15) year period preceding the date of this Agreement, and reflect all transactions and other corporate actions referred to in such minutes accurately in all material respects.

          Section 3.24  Complete Copies of Materials

          During the Due Diligence Period the Company has provided Parent with access to review complete copies of the stock transfer books of the Company setting forth all transfers of any capital stock, as currently in effect.

          Section 3.25  Brokers' and Finders' Fees

          The Company has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders' fees or agents' commissions or investment bankers' fees or any similar charges in connection with this Agreement or any transaction contemplated hereby.

          Section 3.26  Board Approval

          The Company Board has unanimously adopted and approved this Agreement and the Merger.

          Section 3.27  Customers and Suppliers

          Section 3.27 of the Company Disclosure Schedule sets forth (i) the top twenty five (25) customers of the Company and the Company Subsidiaries (on an aggregate basis) measured by gross revenues during the twelve (12) month period preceding the date hereof, and (ii) the top ten (10) suppliers of products and services the Company and the Company Subsidiaries measured by the aggregate amount purchased by the Company and the Company Subsidiaries during the twelve (12) month period preceding the date hereof. As of the date of this Agreement, no such customer or supplier has canceled, terminated or materially altered its business relationship with the Company and the Company Subsidiaries, or communicated in writing any intent to do so. To the Company's Knowledge, no such supplier or customer intends to cancel, terminate or materially alter its business relationship with the Company.

          Section 3.28  Material Contracts

          Except for the Contracts described in Section 3.28 of the Company Disclosure Schedule (the "Material Contracts"), neither the Company nor any Company Subsidiary is a party to or bound by:

               (a) any distributor, material sales, advertising or manufacturer's representative Contract of the Company or any Company Subsidiary which is not terminable without penalty on sixty (60) days or less notice;

               (b) any continuing Contract for the purchase of materials, supplies, equipment or services involving (x) in respect of any such Contracts in which the Company or any Company Subsidiary is the purchaser, more than One Million Dollars ($1,000,000) in any twelve month period or more than Five Million Dollars ($5,000,000) over the life of the Contract and (y) in respect of all other such Contracts, more than Three Million Dollars ($3,000,000) in any twelve month period preceding the date hereof;

               (c) any Contract relating to the acquisition by the Company or any Company Subsidiary of any assets of a substantial nature, operating business or capital stock of any other Person, the participation in a joint venture or similar arrangement with any other Person or the making of any other investment in any other Person;

               (d) any Contract granting exclusive marketing or distribution or other exclusive rights;

               (e) any Contract, offer or proposal made by or binding upon the Company or any Company Subsidiary to any customer or potential customer having a value of more than Five Million Dollars ($5,000,000), other than bids or proposals made in the ordinary course of business consistent with past practice;

               (f) any Contract involving the payment or receipt of more than One Million Dollars ($1,000,000) over the twelve (12) month period preceding the date of this Agreement that expires or may be renewed at the option of any Person other than the Company or any Company Subsidiary so as to expire more than one (1) year after the date of this Agreement or is not terminable by the Company or any Company Subsidiary on sixty (60) days or less notice without payment by or penalty or other adverse consequence other than customer contracts containing conditional obligations based upon availability;

               (g) any Contract requiring the Company or any Company Subsidiary to provide current or future products or services, or to provide support for any current or future products or services, in each case, for any period expiring more than twelve (12) months from the date hereof other than customer contracts containing conditional obligations based upon availability;

               (h) any trust indenture, mortgage, promissory note, loan agreement or other Contract or instrument for the borrowing of money, any currency exchange, commodities or other hedging arrangement or any leasing transaction of the type required to be capitalized in accordance with GAAP;

               (i) any Contract for capital expenditures in excess of One Million Dollars ($1,000,000) in the aggregate;

               (j) any Contract or commitment limiting the freedom of the Company or any Company Subsidiary to engage in any line of business or to compete with any other Person;

               (k) any Contract involving the payment or receipt of more than One Million Dollars ($1,000,000) purporting to impose confidentiality or nondisclosure obligations on the Company or any Company Subsidiary;

               (l) any Contract involving the lease, purchase or sale of real property;

               (m) any Contract for the lease, purchase, sale or service of any tangible personal property requiring payments in excess of One Million Dollars ($1,000,000) in the aggregate;

               (n) any employment-related agreement that contains any severance or termination pay liabilities or obligations;

               (o) any Contract with any shareholder, officer or director of the Company or any Company Subsidiary, or any family member thereof;

               (p) any agreement of guarantee, support, indemnification, assumption or endorsement of, or any similar Contract or commitment with respect to, the obligations, liabilities (whether accrued, absolute, contingent or otherwise) or indebtedness of any other Person;

               (q) any Contract involving payments based on profits or revenues of the Company or any Company Subsidiary;

               (r) any Contract creating or incurring Indebtedness or imposing a Lien (other than a Permitted Lien) on any assets of the Company or any Company Subsidiary;

               (s) any Contract creating any liability related to or arising out of any prior acquisition or other business combination such as any earn-out, performance, bonus or other contingent payment arrangement, however such arrangement may be evidenced;

               (t) any Contract creating any ongoing or contingent liability related to or arising out of any disposition of securities or assets of the Company or any Company Subsidiary, including under "earnout" or contingent consideration provisions;

               (u) any Contract providing for the payment by the Company of or any Company Subsidiary of any material penalties or liquidated damages;

               (v) any Contract involving an option to purchase, a right of first refusal or other preferential right to acquire any assets or property interest or any equity interest in any Person (including the Company);

               (w) any Contract containing "most favored nation" provisions or any similar provision requiring that a third party be offered terms or concessions at least as favorable as those offered to one or more other parties;

               (x) any Contract that is a power of attorney or agency agreement;

               (y)   any Contract to enter into any one of the foregoing.

          Section 3.29  No Breach of Material Contracts

          All Material Contracts are in written form. The Company and each of its Subsidiaries has performed its material obligations under and is entitled to all material benefits under all Material Contracts to which it is a party, and to the Knowledge of the Company, is not alleged to be in default in respect of any Material Contract to which it is a party. Each of the Material Contracts is in full force and effect, and there exists no material default or event of material default or event, occurrence, condition or act, with respect to the Company or any Company Subsidiary or, to the Knowledge of the Company, with respect to the other contracting party, which, with the giving of notice, the lapse of time or the happening of any other event or conditions, would reasonably be expected to become a material default or event of material default under the terms of any Material Contract. True, correct and complete copies of all Material Contracts have been delivered or made available to Parent.

          Section 3.30  Third Party Consents

          Section 3.30 of the Company Disclosure Schedule lists all Contracts involving the payment or receipt of more than Two Million Dollars ($2,000,000) during the twelve (12) month period preceding the date of this Agreement to which the Company or any Company Subsidiary is a party or by which its properties or assets are bound that require a novation, waiver, consent or approval, as the case may be, in connection with the consummation of the transactions contemplated by this Agreement.

          Section 3.31  Accounts Receivable and Payable

          Subject to any reserves set forth in the Interim Balance Sheet, all accounts receivable of the Company and each of its Subsidiaries shown on the Interim Balance Sheet and, as of the Closing Date, all accounts receivable of the Company and each Company Subsidiary reflected on the books and records of the Company and Company Subsidiaries, are valid receivables subject to no setoffs or counterclaims, and represent and will represent bona fide claims against debtors for sales and other charges, and are not subject to discount except for normal cash and immaterial trade discounts and freight bill adjustments in the ordinary course of business consistent with past practice. The amounts carried for doubtful accounts and allowances disclosed in the Interim Balance Sheet are reasonably sufficient to provide for any losses which may be sustained on realization of the receivables based on historical averages for such losses or Knowledge of customer inability to pay. The amounts carried as reserves for expenses, including, without limitation, all expenses for services rendered and goods purchased, and revenue adjustments on the Interim Balance Sheets are sufficient, in all material respects, for the payment of (i) expenses incurred prior to the Closing Date, other than Transaction Expenses incurred by the Company or any Company Subsidiary (ii) current revenue adjustments and (iii) adjustments for billing corrections which arise prior to twelve (12) months from the date of the Interim Balance Sheet. There are no unpaid material invoices or bills representing amounts alleged to be owed by the Company or any Company Subsidiary, or other alleged obligations of the Company or any Company Subsidiary, which the Company or such Company Subsidiary, as the case may be, has disputed or determined to dispute or refuse to pay.

          Section 3.32  Export Licenses and Agreements

               (a) Section 3.32(a) of the Company Disclosure Schedule sets forth a true, correct and complete list of: (i) each export license or other form of export approval to which the Company or any Company Subsidiary is a party or which apply to the Company or any Company Subsidiary or any of their operations or assets (collectively, "Export Approvals") which is in effect as of the date of this Agreement and (ii) each application for an Export Approval for which the Company or any Company Subsidiary has requested an Export Approval.

               (b) (i) The Company and its Subsidiaries have complied with each Export Approval as required; (ii) the Company and its Subsidiaries have complied with the requirements of any applicable Law pertaining to any Export Approval; (iii) as of the effective date of each Export Approval, all representations and certifications made by the Company and its Subsidiaries with respect to any Export Approval were accurate and the Company and its Subsidiaries have fully complied with all such representations and certifications; and (iv) based on its export activities, including those involving foreign nationals in the United States and abroad, the Company and its Subsidiaries have no Knowledge of any violation by them of the Arms Export Control Act, the International Traffic In Arms Regulations, the Export Administration Act, the Export Administration Regulations or any other export regulation.

               (c) (i) There are no pending audits or investigations of the Company or its Subsidiaries or any of their respective officers, employees or representatives and (ii) within the five (5) years prior to the date of this Agreement, there has not been any audit or investigation with respect to any Export Approval directed or requested by any Governmental Entity of the Company or its Subsidiaries or any of their respective officers, employees or representatives resulting in findings materially adverse to the Company. During the five (5) years prior to the date of this Agreement, the Company and its Subsidiaries have not made any voluntary disclosure to any Governmental Entity with respect to any irregularity, misstatement or omission arising under United States trade or transaction controls or otherwise relating to the export activities of the Company and its Subsidiaries.

          Section 3.33  Customs Matters

          Since January 1, 2003, neither the Company nor any of the Subsidiaries has acted as an "importer of record," as that term is defined in 19 U.S.C. Section 1484 or any similar foreign Law, on import entry documentation required by the U.S. Bureau of Customs and Border Protection or any similar foreign Governmental Entity ("Customs"). The Company and each Company Subsidiary possesses all licenses required to conduct their respective businesses in accordance with the laws enforced by Customs, including 19 U.S.C. Section 1623, 19 U.S.C. Section 1641 and 19 C.F.R.
Section 111 or any similar foreign Law. All such licenses are currently in full force and effect and no misrepresentations were made by the Company or any Company Subsidiary of any material fact in obtaining them. No administrative or judicial proceedings have been instituted or, to the Knowledge of the Company, threatened or are contemplated by Customs against the Company or any Company Subsidiary seeking fines, forfeitures, liquidated damages, or penalties or the modification, revocation, or suspension of any license required to conduct their respective businesses in accordance with the laws enforced by Customs. The Company and each Company Subsidiary is in material compliance with all laws enforced by Customs.

          Section 3.34  Propriety of Past Payments

          Within the five (5) year period preceding the date of this Agreement, (a) neither the Company nor any Company Subsidiary has established any unrecorded fund or asset for any purpose, (b) neither the Company nor any Company Subsidiary has accumulated or used its corporate funds without accurately and fairly recording such accumulation or use in the books and records of the Company or such Company Subsidiary, as the case may be,
(c) neither the Company nor any Company Subsidiary has made, offered or promised any payment with the understanding that any part of such payment is to be used for any purpose other than that described in the documents supporting such payment and (d) neither of the Company, any Company Subsidiary, any director or officer, or, to the Knowledge of the Company or such Company Subsidiary, employee or agent of the Company or any Company Subsidiary has, directly or indirectly, made any illegal contribution, gift, bribe, rebate, payoff, influence payment, kickback or other payment to any Person, private or public, regardless of form, whether in money, property, services or anything of value, (i) to obtain favorable treatment for any Company Shareholder, the Company or any Company Subsidiary in securing business, (ii) to pay for favorable treatment for business (including any financial or commercial advantage) secured for any Company Shareholder, the Company or any Company Subsidiary, (iii) to obtain special concessions, or for special concessions already obtained, for or in respect of any Company Shareholder, the Company or any Company Subsidiary or (iv) otherwise for the benefit of any Company Shareholder, the Company or any Company Subsidiary, in each such case in violation of any Law. During the five (5) year period preceding the date of this Agreement, none of the Company, any Company Subsidiary or any current director or officer, or, to the Knowledge of the Company, agent or employee has (y) used funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to political activity or (z) accepted or received any unlawful contribution, payment, gift, kickback, expenditure or other item of value. Neither the Company nor any of its Subsidiaries has Knowledge of any violation by it of the Foreign Corrupt Practices Act.

          Section 3.35  Only Representations and Warranties

          The only representations and warranties of the Company and the Principal Shareholders are contained in this ARTICLE III, and, with respect to the Principal Shareholders only, ARTICLE V. No due diligence materials or other information or documents shall be deemed to constitute express or implied representations or warranties.

                                 ARTICLE IV

           REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

          Parent and Merger Sub jointly and severally represent and warrant to the Company and the Principal Shareholders as of the date hereof and as of the Closing Date as follows:

          Section 4.1   Organization

          Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware (for Parent) and the State of Missouri (for Merger Sub).

          Section 4.2   Power and Authority

               (a) Each of Parent and Merger Sub has the requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub. This Agreement has been duly executed and delivered by Parent and Merger Sub and constitutes the valid and binding obligations of Parent and Merger Sub enforceable against Parent and Merger Sub in accordance with its terms, except to the extent that enforceability may be limited by the effect, if any, of any applicable bankruptcy, reorganization, insolvency, moratorium or other laws affecting the enforcement of creditors' rights generally or any general principles of equity, regardless of whether such enforceability is considered in a proceeding at Law or in equity. Neither the execution and delivery by Parent or Merger Sub of this Agreement nor the consummation of the transactions contemplated hereby will conflict with, or result in any breach or violation of, or default under (with or without notice or lapse of time, or both) or give rise to a right of termination, cancellation or obligation or loss of any benefit under (i) any provision of the Certificate of Incorporation or Bylaws, or other equivalent charter documents, as applicable, of Parent or Merger Sub, (ii) any mortgage, indenture, lease, Contract, agreement, instrument or understanding to which Parent or Merger Sub is a party or to which any of its properties or assets is bound or (iii) any permit, authorization, concession, franchise, license, writ, judgment, order, decree, statute, Law, ordinance, rule or regulation applicable to either Parent or Merger Sub or any of their respective properties or assets, except, in the case of clauses (ii) and (iii) above, any such conflicts, breaches, violations, defaults, rights or losses, which would not, individually or in the aggregate, prevent or materially and adversely delay the consummation by Parent or Merger Sub of the transactions contemplated by this Agreement.

               (b) No notice to, filing with, and no permit, authorization, consent or approval of, any Governmental Entity, or any other Person is necessary for the execution and delivery of this Agreement by Parent or Merger Sub or the consummation of the transactions contemplated by this Agreement, except for (i) the filing and recordation of the Articles of Merger in accordance with the requirements of the MGBCL, (ii) the filing of the Notification and Report Forms with the FTC and the DOJ required by the HSR Act and the expiration or termination of the applicable waiting period under the HSR Act and such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under the foreign merger control regulations identified in Section 3.4(b) of the Company Disclosure Schedule and (iii) any applicable requirements of the FMCSA or of any state with respect to the licensing or registration of motor carriers. No approval by the shareholders of Parent is required for the transactions contemplated by this Agreement.

          Section 4.3   Board Approval

          The Board of Directors of each of Parent and Merger Sub have adopted and approved this Agreement and the transactions contemplated hereby.

          Section 4.4   No Ownership of Company Capital Stock

          As of the date hereof and without taking into account the transactions contemplated hereby, neither Parent nor any of its Subsidiaries beneficially owns any Company Capital Stock, and neither Parent nor any of its Subsidiaries is, or has within the last five years been deemed to be, an "interested shareholder" or an "affiliate or associate of an interested shareholder" of the Company for purposes of Section 351.459 of the MGBCL.

          Section 4.5   Availability of Funds

          As of the Closing Date, Parent shall have sufficient and immediately available funds in cash or cash equivalents to pay the Aggregate Consideration and to pay any other amounts payable by Parent in connection with this Agreement and the transactions contemplated hereby.

          Section 4.6   Brokers' and Finders' Fees

          Except for Goldman, Sachs & Co., Morgan Keegan & Company, Inc. and any fees paid to any Person in connection with the Financing, in each case which fees and expenses shall be borne solely by Parent, neither Parent nor Merger Sub has incurred, or will it incur, directly or indirectly, any liability for brokerage or finders' fees or agents' commissions or investment bankers' fees or any similar charges in connection with this Agreement or any transaction contemplated hereby.

          Section 4.7   Due Diligence by Parent and Merger Sub

          Parent and Merger Sub each acknowledges that, as of the Closing Date, it will have conducted to its satisfaction an independent investigation of the financial condition, results of operations, liabilities, assets, properties and operations of the business of the Company and the Company Subsidiaries and, in making its determination to proceed with transactions contemplated by this Agreement, it has relied solely on the results of its own independent investigation and the representations and warranties of the Company and the Principal Shareholders set forth in ARTICLE III and ARTICLE V, respectively. Such representations and warranties by the Company and the Principal Shareholders constitute the sole and exclusive representations and warranties of the Company and the Principal Shareholders in connection with the transactions contemplated hereby, and each of Parent and Merger Sub acknowledges and agrees that neither the Company, a Company Subsidiary nor any Principal Shareholder is making any representation or warranty whatsoever, express or implied, beyond those expressly given in this Agreement, including any implied warranty as to the condition, merchantability or suitability as to any of the assets of the Company or any Company Subsidiary.

          Section 4.8   Funding Commitment

          Parent has received and has provided to the Company a true, correct and complete copy of a commitment letter dated as of the date of this Agreement from Goldman Sachs Credit Partners L.P. relating to its financing commitment in the amount of Five Hundred Million Dollars ($500,000,000) (the "Commitment Letter"). The Commitment Letter is in full force and effect, and there is no default thereunder or any event that with the passage of time, the giving of notice or both would constitute an event of default. All fees associated with the Commitment Letter have been paid and Parent has no reason to believe that any condition set forth therein will not be satisfied as of the Closing Date, provided that Parent does not make this representation with respect to the satisfaction of any condition relating to (x) the satisfaction of the conditions set forth in Section 8.1 and Section 8.3 and (y) the Company or any Company Subsidiary.

                                  ARTICLE V

     ADDITIONAL REPRESENTATIONS AND WARRANTIES OF PRINCIPAL SHAREHOLDERS

          In addition to the representations and warranties made by each of the Principal Shareholders in ARTICLE III, each of the Principal Shareholders severally and not jointly represents and warrants to Parent as of the date hereof and as of the Closing Date as follows:

          Section 5.1   Power and Authority

          Such Principal Shareholder has all requisite power and authority, and has full legal capacity and is competent, to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby to be performed by such Principal Shareholder. This Agreement has been duly and validly executed and delivered by such Principal Shareholder and constitutes a legal, valid and binding obligation of such Principal Shareholder, enforceable against such Principal Shareholder in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws affecting creditors' rights generally and by general equitable principles (regardless of whether enforceability is considered in a proceeding in equity or at Law).

          Section 5.2   Good Title to Shares

          Such Principal Shareholder is the owner of record and beneficially of the shares of Company Capital Stock owned by such Principal Shareholder as set forth on Schedule 5.2. Such Principal Shareholder has not received any notice of adverse claim to the ownership of any such Company Capital Stock and has no Knowledge of any such adverse claim. The delivery of stock certificates representing such Principal Shareholder's Company Capital Stock will transfer good, valid and marketable title to such Company Capital Stock, free and clear of all Liens or other defects in title.

          Section 5.3   No Conflicts

          Neither the execution and delivery of this Agreement by such Principal Shareholder nor the consummation of the transactions contemplated hereby nor compliance by such Principal Shareholder with any of the provisions hereof will (i) result in the creation or imposition of any Lien on the Company Capital Stock owned by such Principal Shareholder, (ii) result in an event which (with notice or lapse of time or both) would constitute a breach of or default under (or give rise to any right or termination, cancellation or acceleration) any of the terms, conditions or provisions of any Contract to which such Principal Shareholder is bound or by which any of its respective properties or assets is bound, or (iii) violate or conflict with any order, writ, injunction, decree, statute, rule, Law or regulation of any court, public body or authority or any other restriction of any kind applicable to such Principal Shareholder or any of its properties or assets.

                                 ARTICLE VI

                      CONDUCT PRIOR TO THE CLOSING DATE

          For purposes of this ARTICLE VI, for each requirement that applies to the Company in respect of its Subsidiaries in those instances where the Company does not own the majority of the voting stock of a Company Subsidiary, all obligations of the Company with respect to such Company Subsidiary shall be deemed to be the obligation to use commercially reasonable efforts to cause such Company Subsidiary to take or not take, as the case may be, such actions.

          Section 6.1   Conduct of Business of the Company

          During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, except as set forth in Section 6.2 of the Company Disclosure Schedule or as contemplated by this Agreement or with the prior written consent of Parent which shall not be unreasonably withheld, delayed or conditioned, the Company shall, and shall cause its Subsidiaries to: (i) carry on its business in the usual, regular and ordinary course in substantially the same manner as heretofore conducted and (ii) use commercially reasonable efforts consistent with past practice and policies to (x) preserve its present business organizations, keep available the services of its present officers and employees and preserve its relationships with customers, suppliers, distributors, licensors, licensees, and others having business dealings with it, (y) preserve and protect its owned and leased properties and (z) conduct its business in compliance with all applicable Law. The Company shall promptly notify Parent of any event which could reasonably be expected to have a Material Adverse Effect.

          Section 6.2   Restriction on Conduct of Business of the Company

          During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, except as set forth in Section 6.2 of the Company Disclosure Schedule or except as expressly contemplated by this Agreement, the Company shall not, and shall cause its Subsidiaries not to, do or cause any of the following without the prior written consent of Parent which shall not be unreasonably withheld, delayed or conditioned:

               (a) Governing Documents. Cause any amendments to the Company Governing Documents or any Subsidiary Governing Documents, as the case may be, or organize any Subsidiary or acquire any capital stock or other securities, or equity or ownership interest in the business, of any other Person;

               (b) Dividends; Changes in Capital Stock. Make any distributions of stock or property (other than cash) in respect of any equity security, or split, combine or reclassify any equity security or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of any equity security, or repurchase or otherwise acquire, directly or indirectly, any shares of any equity security, except as provided in the Stock Incentive Plan; provided that any payment or proposed payment of any dividends shall be paid before the Closing Date;

               (c) Issuance of Securities. Issue, deliver or sell (including under phantom stock plans) or authorize or propose the issuance, delivery or sale of, or purchase or propose the purchase of, any shares of equity securities or securities convertible into, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating it to issue any such shares or other convertible securities;

               (d) Stock Incentive Plan, Etc. Amend or change the period of vesting of equity awards, other rights granted under or restrictions applicable to the Stock Incentive Plan or authorize cash payments in exchange for any equity awards or other rights granted under the Stock Incentive Plan;

               (e) Indebtedness. Incur any material Indebtedness, guarantee any such Indebtedness, issue or sell any debt securities or guarantee any debt securities of others;

               (f) Liens. Mortgage, pledge or encumber any assets other than Permitted Liens granted in the ordinary course of the business, consistent with past practice;

               (g) Acquisitions. Acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any Person, except, in each such case, which are immaterial and are in the ordinary course of the business, consistent with past practice;

               (h) Dispositions. Sell, lease, license or otherwise dispose of any of its properties or assets (including without limitation, any Owned Real Property and any real property subject to Lease Agreements), individually or in the aggregate, material to its business except, in each case, in the ordinary course of business, consistent with past practice;

               (i) Leases. Terminate, amend or enter into any material lease with respect to real or personal property;

               (j) Payment of Obligations. (i) Pay, discharge or satisfy any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise) arising other than in the ordinary course of business other than the payment, discharge or satisfaction of liabilities reflected or reserved against in the Interim Balance Sheet and other than Transaction Expenses incurred by the Company or any Company Subsidiary and (ii) (A) prepay any long-term Indebtedness, or pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, contingent or otherwise) other than in the ordinary course of business consistent with past practice, (B) accelerate or delay the collection of notes or accounts receivable in advance of or beyond their regular due dates or the dates on which the same would have been collected in the ordinary course of business consistent with past practice or (C) delay or accelerate the payment of any account payable in advance of its due date or the date such liability would have been paid in the ordinary course of business consistent with past practice;

               (k) Capital Expenditures. Make any capital expenditures, capital additions or capital improvements in excess of One Hundred Thousand Dollars ($100,000) individually or in excess of Five Hundred Thousand Dollars ($500,000) in the aggregate;

               (l) Termination or Waiver. Terminate or waive any material right, except for rights involving the payment by the Company or any Company Subsidiary of less than One Hundred Thousand Dollars ($100,000) unless payment is made in full before the Closing Date or is reflected in the Liability Accounts; provided that no such termination or waiver shall include
(x) an admission of wrongdoing or (y) injunctive or other equitable relief;

               (m) Employees; Employee Benefit Plans; New Hires; Pay Increases. Adopt, amend, fund, or accelerate payment or grant an award or modify any compensation under, any employee benefit, incentive compensation, fringe benefit, retention, stock purchase, option, or other equity based plan, program, agreement or arrangement, or hire any new employee, terminate any Key Employee, pay any special bonus or special remuneration or disbursement or make or forgive (in whole or in part) any loan or advance to any current or former employee, consultant or director or increase the salaries, wage rates or other benefits of any of its employees, or make any severance commitments, in each case other than in the ordinary course of business consistent with past practice in respect of individual employees that are not officers or directors based on the individual merits of such employee; provided that the Company shall not, and shall cause the Company Subsidiaries to not make, any material personnel changes in respect of officers, managers or other management-level personnel without notifying Parent in writing not less than five (5) days prior to any such change.

               (n) Severance Arrangements. Except as required by Law, grant any severance, change in control or termination pay (i) to any current or former director, consultant or officer or (ii) to any other current or former employee;

               (o) Contracts. Enter into any Contract with a value exceeding Five Hundred Thousand Dollars ($500,000), or violate, amend or otherwise modify or waive any of the terms of any of its Material Contracts, other than in the ordinary course of business consistent with past practice;

               (p) Intellectual Property. Transfer to any Person or entity any rights to Intellectual Property owned, used or held for use by the Company or any Company Subsidiary other than pursuant to non-exclusive license arrangements in the ordinary course of business, consistent with past practice, or abandon, permit to lapse or otherwise dispose of any Intellectual Property owned, used or held for use by the Company or any Company Subsidiary or make any material change in any Intellectual Property owned, used or held for use by the Company or any Company Subsidiary;

               (q) Litigation. Initiate or settle any litigation except for (i) the commencement of legal action (A) in such cases where the Company or such Company Subsidiary, as the case may be, in good faith determines that failure to commence suit would result in the material impairment of a valuable aspect of its business, provided that it notifies Parent prior to the commencement of such a suit, or (B) for a breach of this Agreement; or
(ii) the settlement of legal action (A) in the ordinary course of business, consistent with past practice; or (B) involving the payment by the Company or any Company Subsidiary of less than One Hundred Thousand Dollars ($100,000) unless payment is made in full before the Closing Date or is reflected in the Liability Accounts; provided that no such settlement shall include (x) an admission of wrongdoing or (y) injunctive or other equitable relief;

               (r) Insurance. Fail to keep in full force and effect its current insurance policies or other comparable insurance affecting its business, or reduce the amount of any insurance coverage provided by existing insurance policies;

               (s) Taxes. Make or change any material election in respect of Taxes, adopt or change any accounting method in respect of Taxes, file any material Tax Return other than in the ordinary course of business consistent with past practice and other than those for which extensions have been received as set forth in the Company Disclosure Schedule or any amendment to a material Tax Return, enter into any closing agreement, settle any claim or assessment in respect of Taxes, or consent to any extension or waiver of the statutory period of limitations applicable to any claim or assessment in respect of Taxes;

               (t) Accounting Policies and Procedures. Make any change to its accounting methods, principles, policies, procedures or practices, except as may be required by GAAP;

               (u) Revaluation. Revalue any of its assets, including writing down the value of inventory or writing off notes or accounts receivable other than in the ordinary course of business, consistent with past practice;

               (v) Agreements with Shareholders. Enter into any agreements with the Company Shareholders;

               (w) Collective Bargaining Agreements. Establish, adopt or amend any collective bargaining agreement or any other labor-related agreement or arrangement with any labor union, labor organization, trade union or works council;

               (x) Existence. Adopt a plan of partial or complete liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization or otherwise permit its corporate existence to be suspended, lapsed or revoked;

               (y) Other Acts. Do any other act (i) with the intention, purpose or goal of causing any representation or warranty of the Company or any Company Subsidiary in this Agreement to be or become untrue in any material respect or (ii) with the intention, purpose or goal of causing any of the conditions set forth in ARTICLE VIII not being satisfied;

               (z) Other. Directly or indirectly take or agree to take any of the foregoing actions described in this Section 6.2.

          Section 6.3   Shareholder Meeting; No Solicitation

               (a) Within one (1) day after the date hereof, the Company will mail to each Company Shareholder a notice of the Shareholder Meeting and shall take all action necessary in accordance with the MGBCL and the Company Governing Documents to call, hold, convene and complete the Shareholder Meeting as promptly as practicable, and in any event within 10 days after the mailing of notice of such Shareholder Meeting to the Company's Shareholders, provided, however, that the Shareholder Meeting may be postponed, continued or adjourned before completion of the Shareholder Meeting, without a breach of this Section 6.3, if the Company has received an unsolicited, bone fide written Acquisition Proposal that the Company Board, after consultation with outside legal counsel, in good faith determines could reasonably be expected to lead to a Superior Offer, provided, further, that any such postponement, continuation or adjournment shall be for the minimum period that the Company Board reasonably determines to be necessary for the Company Board to discharge its responsibilities to the Company Shareholders and to complete any actions taken in accordance with Section 6.3(e) and Section 6.3(f), but in no event for a period that exceeds twenty (20) days.

               (b) Except to the extent expressly permitted by Section 6.3(f): (i) the Company Board shall unanimously recommend that the Company Shareholders vote in favor of the adoption and approval of this Agreement and approval of the Merger at the Shareholder Meeting and (ii) neither the Company Board nor any committee thereof shall withdraw, amend or modify, or propose or resolve to withdraw, amend or modify in a manner adverse to Parent, the unanimous recommendation of the Company Board that the Company Shareholders vote in favor of the adoption and approval of this Agreement and the approval of the Merger.

               (c) Subject to Sections 6.3(e) and 6.3(f), until the earlier of the Effective Time or the termination of this Agreement, the Company and its Subsidiaries and their respective officers, directors, employees or other agents will not, directly or indirectly (i) initiate, solicit or encourage (including, without limitation, by way of furnishing information), or take any action to facilitate any inquiry or the making of, any offer or proposal which constitutes or is reasonably likely to lead to any Alternate Transaction, (ii) propose, enter into or participate in negotiations or discussions with, or provide any information or data to, any Person (other than Parent, Merger Sub or any of their respective affiliates or representatives) relating to any Alternate Transaction, (iii) make or authorize any statement, recommendation or solicitation in support of, or approve, any Alternate Transaction or (iv) enter into any letter of intent or similar document or any Contract, agreement or commitment contemplating or otherwise relating to any Alternate Transaction or transaction contemplated thereby. Upon execution of this Agreement, the Company will immediately cease any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing. After the date of this Agreement, the Company will promptly notify Parent after receipt of any proposal for an Alternate Transaction or any notice that any Person is considering an Alternate Transaction or any request for information relating to the Company or for access to the properties, books or records of the Company by any Person that has advised the Company that it may be considering, or has proposed, an Alternate Transaction and shall provide Parent with a true and complete copy of such Alternate Transaction notice or request or correspondence or communications related thereto, if it is in writing, or a written summary thereof (which shall include the identity of the Person considering or proposing such Alternate Transaction and the material terms thereof), if it is not in writing.

               (d) As promptly as practicable (and in any event no later than 24 hours) after receipt of any (x) Acquisition Proposal, (y) request for nonpublic information or (z) inquiry (A) that could reasonably be expected to lead to an Acquisition Proposal or (B) from any Person seeking to have discussions or negotiations with the Company relating to a possible Acquisition Proposal, the Company shall provide Parent with notice of such Acquisition Proposal, request or inquiry, including: (i) the material terms and conditions of such Acquisition Proposal, request or inquiry; (ii) the identity of the Person or group making any such Acquisition Proposal, request or inquiry; and (iii) a copy of all written materials and a written summary of all oral information provided by or on behalf of such Person or group in connection with such Acquisition Proposal, request or inquiry. The Company shall provide Parent with forty-eight (48) hours prior notice of any meeting of the Company Board at which the Company Board could reasonably be expected to consider any Acquisition Proposal or any such inquiry or to consider providing nonpublic information to any Person. The Company shall notify Parent, in writing, of any decision of the Company Board as to whether to consider such Acquisition Proposal, request or inquiry or to enter into discussions or negotiations concerning any Acquisition Proposal or to provide nonpublic information or data to any Person, which notice shall be given as promptly as practicable after such meeting (and in any event no later than 24 hours after such determination was reached and 24 hours prior to entering into any discussions or negotiations or providing any nonpublic information or data to any Person). The Company agrees that it shall promptly provide Parent with oral and written notice setting forth all such information as is reasonably necessary to keep Parent currently informed in all material respects of the status and material terms of any such Acquisition Proposal, request or inquiry (including any negotiations contemplated by Section 6.3(f)) and shall promptly provide Parent a copy of all written materials and a written summary of all oral information subsequently provided to, by or on behalf of such Person or group in connection with such Acquisition Proposal, request or inquiry.

               (e)   Notwithstanding anything to the contrary contained in
Section 6.3(b), in the event that the Company receives prior to the approval of the Merger by the Company Shareholders in accordance with applicable Law an unsolicited, bona fide written Acquisition Proposal from a third party that did not result from a breach of this Section 6.3 and that the Company Board has in good faith concluded, after consultation with its outside legal counsel and an independent financial advisor of nationally-recognized standing, that such Acquisition Proposal is, or is reasonably likely to result in, a Superior Offer, the Company may then (1) furnish nonpublic information to the third party making such Acquisition Proposal and (2) engage in negotiations with the third party with respect to such Acquisition Proposal; provided that:

                      (i) the Company complies with all of the terms of this Section 6.3;

                      (ii) prior to furnishing any nonpublic information or entering into any negotiations or discussions with such third party, (1) the Company receives from such third party an executed confidentiality agreement containing customary limitations on the use and disclosure of all nonpublic written and oral information furnished to such third party on the Company's behalf in substantially the form of the Confidentiality Agreement and, in any event, no less restrictive to such third party than the Confidentiality Agreement is with respect to Parent, and (2) contemporaneously with furnishing any such nonpublic information to such third party, the Company furnishes such nonpublic information to Parent (to the extent such nonpublic information has not been previously so furnished); and

                      (iii) the Company Board reasonably determines in good faith, after consultation with outside legal counsel, that the failure to provide such information or enter into such discussion or negotiations would result in a breach of the Company Board's fiduciary duties to the Company Shareholders under applicable Law.

               (f)   Notwithstanding anything to the contrary contained in
Section 6.3(b), in response to the receipt of a Superior Offer, (x) the Company Board may withhold, withdraw, amend or modify its recommendation in favor of the Merger (a "Change of Recommendation"), (y) the Company Board, the Company or any Company Subsidiary (including each of their respective directors, officers, employees, agents or other representatives) may approve, endorse, or recommend a Superior Offer, and (z) the Company may, (A) after payment of the Termination Fee pursuant to Section 9.3(b) and (B) upon execution of definitive documentation with respect to such Superior Offer, terminate this Agreement pursuant to Section 9.1(h); provided that the Company or any of its Subsidiaries may execute or enter into a binding definitive agreement with respect to a Superior Offer, if and only if, prior to any such action described in clauses (x), (y) and (z) hereof, all of the following conditions in clauses (i) through (vi) are met:

                      (i) the Company Board determines in good faith, after consultation with an independent financial advisor of nationally-recognized standing and outside legal counsel, that a Superior Offer has been made and not withdrawn;

                      (ii) the Company Shareholders have not approved the Merger in accordance with applicable Law;

                      (iii) the Company shall have delivered to Parent written notice (a "Change of Recommendation Notice") at least five
    (5) Business Days prior to effecting such Change of Recommendation which shall state expressly (A) that the Company has received a Superior Offer, (B) the final terms and conditions of the Superior Offer and the identity of the Person or group making the Superior Offer, (C) that the Company intends to effect a Change of Recommendation and (D) if applicable, that the Company intends to terminate this Agreement pursuant to Section 9.1(h);

                      (iv) after delivering the Change of Recommendation Notice, the Company shall (A) provide Parent with a reasonable opportunity to make such adjustments in the terms and conditions of this Agreement during such five (5) Business Day period and (B) negotiate in good faith with respect thereto during such ten (10) Business Day period, in each case as would enable the Company to proceed with its recommendation to stockholders in favor of adoption of this Agreement without making a Change of Recommendation;

                      (v) the Company Board shall have determined (A) after consultation with a financial advisor of nationally-recognized standing, that the terms of the Superior Offer are more favorable to the stockholders of the Company than the terms of the Merger (as they may be adjusted pursuant to paragraph (iv) (A) above) and (B) after consultation with outside legal counsel, the failure to effect a Change of Recommendation would result in a breach of the Company Board's fiduciary duties to the Company Shareholders under applicable Law; and

                      (vi) the Company shall not have breached any of the provisions set forth in this Section 6.3.

               (g) The parties hereto agree that irreparable damage would occur in the event that the provisions of this Section 6.3 were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed by the parties hereto that Parent shall be entitled to an immediate injunction or injunctions, without the necessity of proving the inadequacy of money damages as a remedy and without the necessity of posting any bond or other security, to prevent breaches of the provisions of this
Section 6.3 and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which Parent may be entitled at law or in equity. Without limiting the foregoing, it is understood that any violation of the restrictions set forth above by any officer, director, employee, agent, representative or affiliate of the Company shall be deemed to be a breach of this Agreement by the Company.

          Section 6.4   Further Information

               (a) [reserved]

               (b) Subject to compliance with applicable Laws, from the date of this Agreement until Closing or termination of this Agreement, Parent and the Company shall confer on a regular basis with each other to discuss operational matters of materiality and the general status of ongoing operations of the Company and its Subsidiaries.

               (c) No information obtained in any investigation pursuant to this Section 6.4 shall affect or be deemed to modify any representation or warranty contained in this Agreement or the conditions to the obligations of the parties to consummate the transactions contemplated hereby.

               (d) The Company shall give prompt notice to Parent upon obtaining Knowledge of (i) any material failure of the Company to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder or (ii) any representation or warranty of the Company contained in this Agreement having become, or being when made, untrue or inaccurate in any material respect or (iii) the occurrence or non-occurrence of any event whose occurrence or non-occurrence, as the case may be, would reasonably be likely to cause any condition set forth in ARTICLE VIII to be unsatisfied at the Closing Date (except to the extent it refers to a specific date); provided, however, that the delivery of any notice pursuant to this Section 6.4(d) shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice or the representations, warranties or covenants of the parties hereto or the conditions to the obligations of the parties hereto.

               (e) As soon as such information becomes available, and in any event not later than thirty (30) days after the end of each fiscal month, the Company shall provide to Parent the Monthly Financial Statements together with a list of the ages and amounts of all accounts and notes due and uncollected as of the end of such month. Notwithstanding the foregoing, during such period the Company and each Company Subsidiary agrees to provide to Parent and its accountants, counsel and other representatives copies of the internal financial statements of the Company and any Company Subsidiary promptly upon request.

          Section 6.5   Compliance with the WARN Act and Similar Laws

          The Company shall not, and shall cause each of the Company Subsidiaries not to, at any time within the 90-day period before the Effective Time, without complying fully with the notice and other requirements of the WARN Act, effectuate (1) a "plant closing" (as defined in the WARN Act) affecting any single site of employment or one or more facilities or operating units within any single site of employment of the Company or any of the Company Subsidiaries; or (2) a "mass layoff" (as defined in the WARN Act) at any single site of employment or one or more facilities or operating units within any single site of employment of the Company or any of the Company Subsidiaries. Nor shall the Company or any of the Company Subsidiaries otherwise terminate or lay off employees in such numbers as to give rise to liability under any applicable laws respecting the payment of severance pay, separation pay, termination pay, pay in lieu of notice of termination, redundancy pay, or the payment of any other compensation, premium or penalty upon termination of employment, reduction of hours, or temporary or permanent layoffs. For purposes of the WARN Act and this Agreement, the Effective Time is and shall be the same as the "effective date" within the meaning of the WARN Act.

          Section 6.6   Assistance with Financing

          Subject to the limitations outlined and the obligations of Parent set forth below, and subordinate to (1) the commitments set forth in Section
7.10 and (2) until the Disclosure Schedule Delivery Date, the efforts required to complete the preparation of the Company Disclosure Schedule, the Company shall, and shall cause its Subsidiaries and its and their representatives to, reasonably cooperate in connection with the arrangement of any Financing as may be reasonably requested by Parent. Such cooperation by the Company shall include, at the request of Parent and if reasonably necessary to obtain any such Financing, (i) agreeing to enter into such agreements, and to use reasonable efforts to deliver such officer's certificates and opinions, as are customary in financings of such type and as are, in the good faith determination of the persons executing such officer's certificates or opinions, accurate, and agreeing to pledge, grant security interests in, and otherwise grant liens on, the Company's assets pursuant to such agreements as may be reasonably requested (provided that no obligation of the Company under any such agreement, pledge or grant shall be effective until the Effective Time, and any fees, expenses, or other costs associated with the preparation, execution, filing, and/or recording of such materials will be borne by Parent), (ii) participating via telephone or in person in Joplin, Missouri, in a limited number of meetings, drafting sessions, due diligence sessions, management presentation sessions and sessions with rating agencies, (iii) using commercially reasonable efforts to prepare or participate in the preparation of business projections and financial statements for inclusion in offering memoranda, private placement memoranda, prospectuses and similar documents, (iv) instructing its independent accountants to provide reasonable assistance to Parent (including to provide consent to Parent to prepare and use their audit reports relating to the Company and any necessary consent letters and "comfort letters" in connection with such Financing), subject to Parent's payment of any associated fees, expenses, or other costs, and (v) providing to the lenders in connection with any such Financing financial and other information in the Company's possession with respect to the Merger, making the Company's senior officers available to assist such lenders and otherwise reasonably cooperating in connection with the consummation of such Financing. All of the foregoing agreements of the Company are subject to Parent's covenant and obligation to
(x) limit to the greatest degree reasonably practicable the disruptions to and extra demands placed upon the employees responsible for conducting the operations of the business of the Company and its Subsidiaries and (y) avoid unreasonable interference with the necessary and proper performance by employees of the Company and its Subsidiaries of their usual and customary responsibilities occasioned by the additional activities enumerated in this
Section 6.6, including but not limited to providing as much advance notice as is reasonably practicable of scheduling arrangements, availability requirements, and required deliverables; scheduling meetings and requests cooperatively with Company employees for mutual convenience; structuring meeting agendas and discussions with third parties to most efficiently utilize the time and obtain the required information of Company employees, including limiting participation to the portions of telephone conferences and in-person meetings at which the presence of Company personnel is required; and coordinating due diligence and other information requests of Parent with those of third parties to minimize duplicative and overlapping inquiries and requests. Without limiting the effect of the foregoing provisions of this
Section 6.6, in no event shall any officer, director or other employee or representative of the Company be required to be available for more than five
(5) hours on average each week to provide assistance with respect to the Financing.

                                 ARTICLE VII

                            ADDITIONAL AGREEMENTS

          For purposes of this ARTICLE VII, for each requirement that applies to the Company in respect of its Subsidiaries in those instances where the Company does not own the majority of the voting stock of a Company Subsidiary, all obligations of the Company with respect to such Company Subsidiary shall be deemed to be the obligation to use commercially reasonable efforts to cause such Company Subsidiary to take or not take, as the case may be, such actions.

          Section 7.1   Public Disclosure

               (a) Parent and the Company have, prior to the date hereof, agreed upon a joint press release regarding the existence or terms of this Agreement and the transactions contemplated hereby, and, prior to the Closing, neither the Company nor Parent shall (nor shall they permit any of their Subsidiaries or any of their respective representatives or advisors to) issue any other press release or make any other statement or disclosure without the prior written approval of the other party, except as may be required by applicable Law, in which case the disclosing party shall provide the other party such advance notice as is reasonable under the circumstances prior to the making of, and shall consult with the other party regarding the form of, any such required disclosure.

               (b) Each Principal Shareholder and the Shareholders' Agent severally agrees that he or she shall not, prior to or following the Closing, issue any press release, make any other public statement or make any other disclosure to any third party (whether or not in response to an inquiry) regarding the existence and terms of this Agreement and the transactions contemplated hereby without the prior written approval of Parent. Notwithstanding the foregoing, the Principal Shareholders may reveal the existence and terms of this Agreement to their respective representatives and advisors (a) who need to know the terms of this Agreement for the purpose of evaluating the Merger, (b) who are informed of the confidential nature of the Agreement and (c) who agree to act in accordance with the terms of this
Section 7.1 (such representatives and advisors, "Principal Shareholder Representatives").

               (c) From the date hereof until that date that is two (2) years after the Closing Date, each Principal Shareholder and his or her respective Principal Shareholder Representatives severally agrees that he or she shall maintain in confidence and not use or disclose to any third party
(i) any confidential or proprietary information regarding the business operations, product formulations, processes, technical know-how or data, specifications, finances or other business matters of the Company and (ii) the terms of this Agreement and the transactions contemplated hereby. Upon discovery by any Principal Shareholder or any of their Principal Shareholder Representatives that such Person is in possession of any such confidential or proprietary information, such Person shall promptly destroy or return to Parent such information without retaining any copies thereof except for copies that such Person is required to retain by applicable Law or professional obligation or to the extent such Person reasonably believes necessary to preserve any legal right. The Principal Shareholders shall be responsible for ensuring the compliance of their respective Principal Shareholder Representatives with the obligations in this Section 7.1(c) applicable to them. To the extent that any former Principal Shareholder Representative is subject to a confidentiality agreement with a Principal Shareholder with respect to confidential information subject to this Section 7.1(c), such Principal Shareholder shall undertake reasonable measures to enforce such confidentiality obligations, shall not waive such rights, or release such former Principal Shareholder Representative from its obligations with respect thereto, and, to the extent reasonably practicable, allow Parent to seek to enforce such rights directly. If any Principal Shareholder or any of their respective Principal Shareholder Representatives receives a request or is required (by oral questions, interrogatories, request for information or documents, subpoena, civil investigative demand or similar legal process or by regulatory agency or stock exchange or other applicable rules) to disclose all or any part of such confidential or proprietary information, each Principal Shareholder severally agrees that he or she shall, and shall undertake reasonable measures to ensure that his or her respective Principal Shareholder Representatives shall, promptly notify Parent of each such request or determination, to the extent practicable and not limited by Law or legal or regulatory process, so that Parent may seek a protective order or other appropriate remedy.

          Section 7.2   Consents; Cooperation

          The Company shall be responsible for promptly applying for or otherwise seeking, and using its commercially reasonable efforts to obtain, all consents, waivers and approvals required to be obtained by it or any Company Subsidiary for the consummation of the transactions contemplated hereby.

          Section 7.3   Legal Requirements

          Subject to the terms and conditions herein provided, each of Parent, Merger Sub and the Company will, and the Company will cause its Subsidiaries to, take all actions necessary to comply in all material respects promptly with all legal requirements which may be imposed on it with respect to the consummation of the transactions contemplated by this Agreement and will take all reasonable actions necessary to obtain (and will cooperate with the other parties hereto in obtaining) any consent, approval, order or authorization of, or any registration, declaration or filing with, any Governmental Entity or other Person, required to be obtained or made by it in connection with the taking of any action contemplated by this Agreement. In furtherance and not in limitation of the foregoing, each of Parent and the Company agrees (a) to make an appropriate filing under the HSR Act as soon as practicable, but in no event more than ten (10) Business Days of the date of this Agreement (the "Antitrust Filings") and (b) to supply promptly any additional information and documentary material that may be requested in connection with the Antitrust Filings. Parent shall pay all filing fees arising in connection with the Antitrust Filings.

          Section 7.4   Commercially Reasonable Efforts and Further Assurances

          Prior to the Closing, upon the terms and subject to the conditions of this Agreement, (x) each of Parent and Merger Sub shall use its commercially reasonable efforts to consummate and make effective the Transactions as promptly as practicable and (y) the Company shall use its commercially reasonable efforts to, or cause the Company Subsidiaries to, consummate and make effective the Transactions as promptly as practicable. Notwithstanding the foregoing, in no event shall this Section 7.4 require Parent to take any action that is reasonably likely to adversely affect Parent or its affiliates (other than Merger Sub) following the consummation of the Transactions in any material respect. Prior to closing, Parent agrees that it shall not engage in any transaction that would reasonably be expected to compromise its ability to consummate the transactions contemplated by this Agreement. Without limiting its obligations in this Section 7.4, the Company and the Company Board shall, if any takeover statute or similar Law is or becomes applicable to the Transactions, this Agreement or any of the transactions contemplated by this Agreement, use commercially reasonable efforts to consummate the Transactions as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such Law on the Transactions, this Agreement and the transactions contemplated hereby. Subject to applicable Law, the Company shall, and shall cause its Subsidiaries and its and their representatives to, reasonably cooperate in connection with the development of plans, systems and procedures in respect of the anticipated operation of the Surviving Corporation following the Effective Time (provided that such requested cooperation does not unreasonably interfere with the ongoing operations of the Company and its Subsidiaries). Notwithstanding the foregoing, in no event shall this
Section 7.4 require the Company, or any of its Subsidiaries, prior to the Closing, to (i) sell, divest, hold separate, or otherwise dispose of any of their respective businesses, product lines or assets; (ii) conduct their respective businesses in a specified manner; (iii) agree to take any of the actions set forth in clause (i) or (ii), other than agreements that would require such actions only on or after the Closing; or (iv) agree to take any other action or agree to any restriction, limitation or condition that would or would reasonably be expected to have a Material Adverse Effect on the Company and its Subsidiaries, other than agreements that would require such actions or would impose such restrictions, limitations or conditions only on or after the Closing.

          Section 7.5   Termination of Plans

          Prior to the Effective Time, if requested by Parent no later than three Business Days prior to the Closing Date the Company shall, or shall take all actions necessary or appropriate so that the Contract Freighters, Inc. Employees' Retirement Plan (the "401(k) Plan") shall be terminated as of no later than the day immediately preceding the Closing Date, but contingent on the Closing, including adopting such resolutions prior to the Effective Time as are necessary or appropriate to implement the foregoing. Prior to the Effective Time, the Company shall provide to Parent evidence that the Company Board has adopted resolutions to terminate the 401(k) Plan (the form and substance of which resolutions shall be subject to prior review and approval of Parent, which approval will not be unreasonably withheld or delayed).

          Section 7.6   Certain Tax Matters

               (a)   Tax Returns and Cooperation.

                      (i) The Principal Shareholders shall cause the Company to prepare and timely file, in a manner consistent with past practice and subject to the review and reasonable approval of Parent, which approval shall not be unreasonably withheld, delayed or conditioned, all United States federal, state, local, and foreign Tax Returns and amendments thereto required to be filed by or for the Company and each Company Subsidiary for all taxable periods ending on or before the Closing Date. The Principal Shareholders shall provide Parent with a draft of such Tax Returns at least fourteen (14) days prior to the due date (including applicable extensions) of each such Tax Return. Parent will be given a copy of Tax Returns filed after the date hereof.

                      (ii) The Company Shareholders shall be liable for all Taxes of the Company and each Company Subsidiary for the Pre-Closing Taxable Period (other than to the extent that the liability for those Taxes is taken into account as an accrued Tax liability in the Liability Accounts that are a part of the Closing Balance Sheet or for which Parent has assumed responsibility for payment of the Tax pursuant to Section 7.6(a)(iv)) and all Taxes of the Company Shareholders for any taxable year or taxable period. Each of the Company Shareholders and Parent hereby agree that the Tax year of the Company for Federal income tax purposes will end on the Closing Date and the Company's S Corporation status will terminate for Federal income tax purposes as of the Closing Date. Notwithstanding the foregoing, in the case of any Straddle Period, the portion of the Taxes of the Company and each Company Subsidiary for such Straddle Period attributable to the period prior to close of the Closing Date shall be treated as Taxes of a Pre-Closing Taxable Period for purposes of this Section 7.6(a)(ii). The amount of Straddle Period Taxes of the Company and each Company Subsidiary that are treated as Taxes of a Pre-Closing Taxable Period shall be computed (x) in the case of income, franchise, sales, or similar taxes, pursuant to an interim closing of the books method by assuming that the Company and each Company Subsidiary had a taxable year or period which ended on the Closing Date, except that exemptions, allowances or deductions that are calculated on an annual basis, such as the deduction for depreciation, shall be apportioned on a per-diem basis and (y) in the case of real property Taxes, personal property taxes and similar ad valorem obligations by prorating such Taxes owed for the Straddle Period on a per-diem basis.

                      (iii) Except as provided above with respect to Straddle Periods, Parent shall be liable for any and all Taxes imposed on the Company relating to or apportioned to any Post-Closing Taxable Period.

                      (iv) No new elections with respect to Taxes, any changes in current elections with respect to Taxes of the Company and/or any Company Subsidiary or any amendments to any Tax Returns of the Company or any Company Subsidiary in each case, which may have an effect on the Company and/or any Company Subsidiary for periods ending after the Closing Date shall be made after the date of this Agreement without the prior written consent of Parent, which consent shall not be unreasonably withheld, delayed or conditioned. No new elections with respect to Taxes, or any change in current elections with respect to Taxes of the Company which may have an adverse effect on the liability of Company Shareholders for Taxes shall be made after the Closing Date by Parent, the Company, the Surviving Corporation or any Company Subsidiary (i) without the prior written consent of the Shareholders' Agent, which consent shall not be unreasonably withheld, delayed or conditioned, or (ii) unless Parent agrees to (x) be responsible for any incremental Taxes of the Company and the Company Subsidiaries and (y) reimburse the Company Shareholders for any incremental Taxes of the Company Shareholders (including, on an iterative basis, any Taxes on such reimbursement payments), in each case as a result of making any such election. In the event of a dispute regarding the amount of reimbursement payable to Company Shareholders pursuant to clause
    (ii)(y) of the preceding sentence, (A) the dispute shall be submitted to the Reviewing Auditor or another accounting firm mutually agreeable to the Shareholders' Agent and the Parent, whose decision regarding the required amount of reimbursement shall be binding on Parent and the Company Shareholders, (B) all fees and costs of the Reviewing Auditor or other accounting firm selected pursuant to clause (A) above shall be borne by the Parent, and (C) the Parent and the Company Shareholders seeking reimbursement under clause (ii)(y) of the preceding sentence shall provide to the Reviewing Auditor or other accounting firm selected pursuant to clause (A) above all information reasonably requested by such Person to enable it to make a determination regarding the required reimbursement amount.

                      (v) Parent, the Company and the Principal
    Shareholders shall each cooperate fully, as and to the extent reasonably requested by any other party, in connection with the filing of Returns pursuant to this Section 7.6(a) and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon any other party's request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Company (before the Closing) and Parent (after the Closing) shall each cause the Company and each Company Subsidiary (A) to retain all books and records with respect to Tax matters pertinent to the Company and each Company Subsidiary relating to any taxable period beginning before the Closing Date until the expiration of the statutory period of limitations of the respective taxable periods, and to abide by all record retention agreements entered into with any Taxing Authority, and (B) to give the other party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other party so requests, the Principal Shareholders or Parent as the case may be, shall allow the other party to take possession of such books and records.

                      (vi) Notwithstanding anything contrary herein, Parent and the Company further agree, upon request of the other party or the Shareholders' Agent, to use good faith commercially reasonable efforts to obtain any certificate or other documents from any Governmental Entity or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the Transactions contemplated hereby); provided that such certificate or other document does not increase the Tax of Parent, or the Company, or any Company Shareholder.

               (b)   Other Tax Matters

                      (i) The Company Shareholders shall be responsible for all transfer, sales and other similar taxes as a result of the Transactions.

                      (ii) Parent shall not bear any Taxes resulting from the Company's failure to qualify as an S corporation. For the avoidance of doubt, Parent shall not be responsible for any Taxes of the Company Shareholders, including Taxes, if any, paid by the Company on a composite or other similar basis.

                      (iii) Neither the Company nor any Company
    Shareholder shall revoke, prior to the Closing, the Company's or any Company Subsidiary's election to be taxed as an S corporation or as a qualified subchapter S subsidiary. Neither the Company nor any Company Shareholder shall take any action prior to the Closing that could reasonably be expected to result in the termination of the Company's or a Company Subsidiary's status as a validly elected S corporation or a qualified subchapter S subsidiary.

          Section 7.7   No Solicitation of Employees

          For a period of three (3) years commencing on the Closing Date, each Principal Shareholder severally agrees that he or she shall not solicit or attempt to solicit any Signing Date Employee to leave the employ of the Company or any Company Subsidiary, as the case may be.

          Section 7.8   Mexican Subsidiary Shareholders

          The Company shall cooperate with Parent in respect of the status of the interests of the Mexican Subsidiaries held by the Mexican Subsidiary Shareholders, including undertaking good faith efforts to assist Parent in its efforts to cause such Mexican Subsidiary Shareholders to transfer any stock of a Mexican Subsidiary held by such Mexican Subsidiary Shareholder to other Persons as directed by Parent in Parent's sole discretion.

          Section 7.9   Communication with Employees

          The Company shall not (nor permit any Company Subsidiary or any of their respective subsidiaries, representatives or advisors to) engage in discussions with, or issue any communications (written or oral) or make any other statement or disclosure to, the Company's or the Company Subsidiaries' employees concerning the Merger or any effect or change to any terms of employment without (x) substantially adhering to the terms of a script as to the form and substance of any such communication provided by Parent to the Company prior to the date hereof or (y) the prior written approval of Parent; provided, that this Section 7.9 shall not apply to communications with the Company Shareholders necessary or advisable in connection with the Shareholders Meeting.

          Section 7.10  Due Diligence Period

               (a) The Parties acknowledge and agree that Parent shall continue to conduct its due diligence and transition planning with respect to the Company and the Company Subsidiaries during the period commencing on the date of this Agreement and terminating at 7:00 p.m. Central time on August 21, 2007 (the "Due Diligence Period"). During the Due Diligence Period and thereafter prior to the Closing the Company shall afford, and shall cause each Company Subsidiary to afford, Parent and its accountants, counsel and other representatives reasonable access and under reasonable circumstances to (i) all of the properties, books, Contracts, commitments and records, patent application files, advisors and personnel of the Company and the Company Subsidiaries and (ii) all other information concerning the business of the Company and the Company Subsidiaries, their respective properties, advisors and personnel as Parent may reasonably request (collectively, "Due Diligence Access"). On or before August 3, 2007, the Company shall fully respond to each of the requests set forth in that certain diligence request list attached hereto as Exhibit F. After August 3, 2007, the Company shall use commercially reasonable efforts to respond to all other due diligence requests promptly, and in any event not more than seventy-two
(72) hours after any request is made; provided, that nothing in this Section
7.10 shall be construed to require action by the Company or any Company Subsidiary that is not practicable despite the exertion of commercially reasonable efforts and provided, further that, except as specifically provided in this Agreement, neither the Company nor any Company Subsidiary shall be required to create information, documents or other materials not derivable from the books and records of the Company or such Company Subsidiary through the exercise of commercially reasonable efforts or in forms or formats that cannot be derived from the forms in which the Company's or such Company Subsidiary's information, documents, or other materials are created, maintained or held through the exercise of commercially reasonable efforts. The Company Due Diligence Supervisor and the Parent Due Diligence Supervisor shall be responsible for coordinating, organizing and facilitating Due Diligence Access. Each instance of Due Diligence Access is subject to the prior approval of the Company Due Diligence Supervisor, which approval shall not be unreasonably withheld, conditioned or delayed. Notwithstanding anything contained in this Agreement, (x) Parent shall take reasonable actions to reduce interference with or disruption of the operation of the business of the Company and any Company Subsidiary, (y) Company shall have the right to have the Company Due Diligence Supervisor or his designee present during any entry by Parent, its accountants, counsel and other representatives upon the properties of the Company or any Company Subsidiary and (z) neither the Company nor any Company Subsidiary nor any of their respective officers, directors, representatives, auditors and agents shall have any obligation to disclose any information to Parent if such disclosure would reasonably be expected to violate any applicable Law or Contract entered into prior to the date hereof, provided that if such disclosure would reasonably be expected to result in a violation of a non-disclosure obligation under any such Contract, the Company shall, and shall cause each Company Subsidiary to, provide Parent with the material terms of such Contract without violating such non-disclosure obligation by providing Parent a redacted copy of the Contract, a summary of the material terms of the Contract or other means of conveying such information to Parent. Subject to the foregoing, up to and including the Closing Date, Parent or its employees, representatives, engineers, consultants or agents may enter into and upon all or any portion of the Company's or any Company Subsidiary's properties in order to investigate and assess, as Parent deems necessary or appropriate in its sole and absolute discretion, the environmental condition of such properties or the business of the Company or any Company Subsidiary (the "Investigation"). The Investigation may include, but need not be limited to, the performance of soil and surface or ground water sampling, monitoring, borings, or testing, and any other tests, investigations, audits, assessments, studies, inspections or other procedures relating to environmental conditions or Materials of Environmental Concern relating to the Company's or any Company Subsidiary's properties or the business of the Company or any Company Subsidiary. The Company shall cooperate, and shall cause each Company Subsidiary to cooperate, with Parent in conducting any such Investigation, shall allow Parent full access to the Company's or such Company's Subsidiary's properties or the business of the Company or such Company Subsidiary, together with full permission to conduct any such Investigation, and shall provide, and shall cause such Company Subsidiary to provide, to Parent all plans, soil or surface or ground water tests or reports, any environmental investigation results, reports or assessments previously or contemporaneously conducted or prepared by or on behalf of the Company or such Company Subsidiary or its predecessors, and all information relating to environmental matters regarding the Company's or such Company Subsidiary's properties or the business of the Company or such Company Subsidiary that is in the Company's or any Company Subsidiary's possession or control, or is reasonably available to the Company, any Company Subsidiary or any of their respective employees, representatives, engineers, consultants or agents. This grant of access shall not constitute a possessory right, easement, or other property interest, but constitutes a temporary, nonexclusive license to enter the properties to conduct the Investigation.
If drilling or subsurface testing is required for the Investigation, Parent shall provide the Company Due Diligence Supervisor copies of a scope of work or work plan no less than two (2) business days in advance of any proposed drilling or subsurface testing. Parent shall provide the Company a copy of any (x) soil or surface or ground water tests or reports, (y) any environmental investigation results, reports or (z) assessments prepared, or data produced or created, by any third party conducting the Investigation in conjunction with any Investigation. At the conclusion of the Investigation if Parent has terminated this Agreement pursuant to Section 7.10(b), Parent shall restore any physical disturbance to the properties caused by their entry thereon so as to return the properties to their immediate prior condition, including without limitation the abandonment of any groundwater monitoring wells installed by Parent in accordance with applicable Laws. Parent shall indemnify, defend, and hold the Company harmless against any actual and direct physical damage to property, any liens or any personal injury claim directly caused by and solely the result of Parent's Investigation. This obligation to indemnify the Company shall survive until the date that is two (2) years from the earlier of (x) the date of termination of this Agreement or (y) the Closing Date.

               (b) Prior to 7:00 p.m. Central time on the first day following the expiration of the Due Diligence Period, Parent shall have the right to terminate this Agreement by notice to the Company (the "Due Diligence Termination Notice") if (i) (x) it shall not have completed its due diligence investigation of the Company and its Subsidiaries or (y) Parent shall not be satisfied by the results of such investigations, in each case as determined by Parent in Parent's sole discretion and (ii) it pays the Company Five Hundred Thousand Dollars ($500,000) (the "Due Diligence Termination Fee") by wire transfer of immediately available funds to an account to be designated in writing by the Company. Parent shall be deemed to have elected to proceed with the transactions contemplated by this Agreement and to have waived its right to terminate the Agreement in accordance with this Section 7.10(b) unless, prior to 7:00 p.m. Central time on the first day following the expiration of the Due Diligence Period, the Company shall have received from Parent (x) written notice indicating that Parent is exercising its right to terminate the Agreement in accordance with this Section 7.10(b) and (y) the Due Diligence Termination Fee.

          Section 7.11  Directors and Officers.

          From and after the Closing, Parent shall cause the articles of incorporation and bylaws of the Surviving Corporation and any of its Subsidiaries that were formerly Company Subsidiaries to contain provisions no less favorable with respect to limitation of liability and indemnification than are set forth in the articles of incorporation and bylaws of the Company and the respective former Company Subsidiary as of the date of this Agreement, which provisions shall not be amended, repealed or otherwise modified for a period of six (6) years after the Closing in any manner that would materially and adversely affect the rights thereunder of any individuals who at or prior to the Closing were directors, officer, agents or employees of the Company or any former Company Subsidiary or who were otherwise entitled to indemnification pursuant to the articles of incorporation and bylaws of the Company or any former Company Subsidiary.

          Section 7.12  Retention of Reviewing Auditor

          In the event that the Reviewing Auditor is called upon to provide the services set forth in this Agreement, each Principal Shareholder agrees that it shall not and Parent agrees that it shall not, and shall cause its Subsidiaries not to, retain the services of the Reviewing Auditor (i.e., the specific office of the auditing firm) for a period of two (2) years following the completion of such services; provided that any such agreement shall be limited to the retention of the specific office that serves as the Reviewing Auditor.

                                ARTICLE VIII

                          CONDITIONS TO THE CLOSING

          Section 8.1   Conditions to Obligations of Each Party to Effect the
Merger

          The respective obligations of each party to this Agreement to consummate and effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, by agreement of Parent and the Company:

               (a) No Injunctions or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other order issued by any Governmental Entity or other legal or regulatory restraint or prohibition preventing the consummation of the Merger shall be in effect, nor shall any proceeding brought, seeking any of the foregoing be pending; nor shall there be any action taken, or any statute, rule, regulation or order enacted, entered or enforced, which makes the consummation of the Merger illegal. In the event an injunction or other order shall have been issued, each party agrees to use its reasonable efforts to have such injunction or other order lifted.

               (b) Governmental Approval. Parent, the Company and their respective Subsidiaries shall have timely obtained from each Governmental Entity all approvals, waivers and consents, if any, necessary for consummation of, or in connection with, the several transactions contemplated hereby, in each case without any conditions or restrictions attached thereto which would reasonably be expected to have a Material Adverse Effect.

               (c) Shareholder Approval. The Requisite Shareholder Approval shall have been obtained.

          Section 8.2   Additional Conditions to Obligations of the Company

          The obligations of the Company to consummate and effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, by the Company:

               (a) Representations, Warranties and Covenants. The representations and warranties of Parent and Merger Sub in this Agreement shall be true and correct (without giving effect to any materiality or Material Adverse Effect qualification) on and as of the Closing Date as though such representations and warranties were made on and as of such date (except for such representations and warranties which speak as of a particular time which representations and warranties need be true and correct only as of such time) except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Each of Parent and the Merger Sub shall have performed and complied in all material respects with the covenants and agreements of this Agreement required to be performed and complied with by it as of the Effective Time.

               (b) Certificate of Parent. The Company shall have received from Parent an officer's certificate certifying to the fulfillment of the conditions specified in Section 8.2(a).

               (c) Escrow Agreement. The Escrow Agent and Parent shall have executed and delivered to the Company the Escrow Agreement effective upon the Closing Date in the form of Exhibit D attached to this Agreement.

               (d) Paying Agent Agreement. The Paying Agent and Parent shall have executed and delivered to the Company the Paying Agent Agreement effective upon the Closing Date in form and substance reasonably satisfactory to Parent and to the Shareholders' Agent.

          Section 8.3 Additional Conditions to the Obligations of Parent and Merger Sub

          The obligations of Parent and Merger Sub to consummate and effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, by Parent:

               (a) Representations, Warranties and Covenants. The representations and warranties of the Company in this Agreement shall be true and correct (without giving effect to any materiality or Material Adverse Effect qualification) on and as of the Closing Date as though such representations and warranties were made on and as of such date (except for such representations and warranties which speak as of a particular time which representations and warranties need be true and correct only as of such time) except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The Company shall have performed and complied in all material respects with the covenants and agreements of this Agreement required to be performed and complied with by it as of the Effective Time.

               (b) Certificate of the Company. Parent shall have received a certificate of the Company executed by an officer certifying fulfillment of the conditions specified in Section 8.3(a).

               (c) No Material Adverse Effect. There shall not have occurred any Material Adverse Effect.

               (d) Dissenting Shares. Holders of Common Stock representing ninety-two percent (92%) of the aggregate number of shares of Common Stock outstanding shall have waived their appraisal rights under the MGBCL.

               (e) Termination of 401(k) Plan. If Parent shall have previously delivered to the Company written notice of its election for the Company to terminate the 401(k) Plan, the 401(k) Plan shall have been terminated.

               (f) Non-Competition Agreements. Each of the Key Employees shall have delivered to Parent an executed Non-Competition Agreement effective upon the Closing Date in the form of Exhibit E attached to this Agreement.

               (g) Final Conversion Schedule. The Company shall have delivered the Final Conversion Schedule to Parent and the Paying Agent.

               (h) Transaction Expenses. The Company shall have provided Parent with evidence reasonably satisfactory to Parent that the Company has paid in full all Transaction Expenses incurred by the Company or any Company Subsidiary or provided for the payment thereof from the Closing Amount.

               (i) Due Diligence. The deadline set forth in Section 7.10(b) shall have expired and Parent shall not have (x) delivered a Due Diligence Termination Notice and (y) paid the Due Diligence Termination Fee on or before such deadline.

               (j)   Escrow Agreement.  The Escrow Agent and the
Shareholders' Agent shall have executed and delivered to Parent the Escrow Agreement effective upon the Closing Date in the form of Exhibit D attached to this Agreement.

               (k) Regulatory Matters. No temporary restraining order, preliminary or permanent injunction or other order issued by any Governmental Entity or other legal or regulatory restraint or prohibition (i) requiring any party to sell, divest, hold separate, or otherwise dispose of any of their respective businesses, product lines or assets; (ii) requiring any party to conduct their respective businesses in a specified manner; (iii) requiring any party to agree to take any of the actions set forth in clause
(i) or (ii); or (iv) requiring any party to agree to take any other action or agree to any restriction, limitation or condition that would or would reasonably be expected to have (x) a Material Adverse Effect on the Company or (y) a material adverse effect on the benefits, taken as a whole, Parent otherwise would have derived from the Merger, nor shall any proceeding brought, seeking any of the foregoing be pending.

               (l) Paying Agent Agreement. The Paying Agent and the Company shall have executed and delivered to Parent the Paying Agent Agreement effective upon the Closing Date in form and substance reasonably satisfactory to Parent and to the Shareholders' Agent.

          Section 8.4   Frustration of Conditions

          Neither Parent nor the Company may rely on the failure of any condition set forth in this ARTICLE VIII to be satisfied if such failure was caused by such party's failure to comply with or perform any of its covenants or obligations set forth in this Agreement.

                                 ARTICLE IX

                      TERMINATION, AMENDMENT AND WAIVER

          Section 9.1   Termination

          At any time prior to the Effective Time, this Agreement may be terminated by written notice in one of the following circumstances:

               (a)   by mutual consent of Parent and the Company;

               (b) by either Parent or the Company, if the Closing shall not have occurred on or before sixty (60) days after the date of this Agreement (the "Final Date"); provided that the right to terminate this Agreement under this Section 9.1(b) shall not be available to any party whose action or failure to act has been the cause of or resulted in the failure of the Merger to occur on or before such date and such action or failure to act constitutes a material breach of this Agreement; provided further that the Final Date shall be extended by one day for each day that the Shareholder Meeting is postponed, continued or adjourned in accordance with Section 6.3(a);

               (c) by Parent, if the Company shall breach any representation, warranty, obligation or agreement hereunder such that the conditions set forth in Section 8.3 would be incapable of being satisfied by the Final Date;

               (d) by the Company, if Parent or Merger Sub shall breach any representation, warranty, obligation or agreement hereunder, such that the conditions set forth in Section 8.2(a) would be incapable of being satisfied by the Final Date;

               (e) by Parent if there shall have occurred any Material Adverse Effect;

               (f) by Parent, Merger Sub or the Company if any permanent injunction or other order of a court or other competent authority preventing the consummation of the Merger shall have become final and nonappealable;

               (g) by the Company, if the Company (A) shall have entered into a definitive binding agreement with respect to a Superior Offer pursuant to and in compliance with Section 6.3(d) and (B) shall have paid Parent the Termination Fee described in Section 9.3(b); and

               (h)   by Parent as provided in Section 7.10(b).

          Section 9.2   Effect of Termination

          In the event of termination of this Agreement as provided in
Section 9.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Parent, Merger Sub, any Principal Shareholder or the Company except (a) as provided in Section 9.3 and (b) to the extent that such termination results from the breach of any representation, warranty, obligation or agreement hereunder. Notwithstanding the foregoing, the provisions of Section 7.1 (Public Disclosure), this
Section 9.2, Section 9.3 (Expenses) and ARTICLE X (Indemnification) shall remain in full force and effect and survive any termination of this Agreement.

          Section 9.3   Expenses

               (a) Except as set forth in Section 9.3(b), whether or not the Merger is consummated, all costs and expenses arising out of, relating to or incidental to the discussion, evaluation, negotiation and documentation of this Agreement and the transactions contemplated hereby and thereby (including, without limitation, fees and expenses of legal counsel and financial advisors and accountants, if any) (in the aggregate, "Transaction Expenses"), shall, except as set forth in Section 7.3, be paid by the party incurring such expense; it being understood that all such costs and expenses incurred by the Company shall be paid by the Company in cash prior to the Closing, and shall in no event be borne by Parent, the Surviving Corporation or Merger Sub. To the extent that any such costs or expenses of the Company are not so paid, they shall be deducted from the Closing Amount.

               (b) The Company shall, before termination of this Agreement pursuant to Sections 6.3(f) and 9.1(g), pay Parent a fee equal to Thirty Two Million Dollars ($32,000,000) in immediately available funds (the
"Termination Fee").

          Section 9.4   Amendment

          The parties hereto may cause this Agreement to be amended at any time by execution of an instrument in writing signed on behalf of each of the parties hereto, except as otherwise required by Law.

          Section 9.5   Extension; Waiver

          Any party hereto may, subject to Section 9.4 and to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any such extension or waiver by any party hereto shall not operate or be construed as a further or continuing extension or waiver. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

                                  ARTICLE X

                               INDEMNIFICATION

          Section 10.1  Indemnification

               (a) Subject to the limitations set forth in this ARTICLE X and in Section 11.1, the Company Shareholders (other than Dissenting Shareholders) will indemnify and hold harmless Parent and its affiliates (including the Surviving Corporation) and their respective officers, directors, agents and employees (hereinafter referred to individually as an "Indemnified Person" and collectively as "Indemnified Persons"), from and against (without duplication) (i) any and all losses, damages, costs, expenses, diminution in value, liabilities, obligations and claims of any kind, whether known or unknown, asserted or unasserted or absolute or contingent (including any action brought by any Governmental Entity or Person and including reasonable costs of investigation and defense and reasonable attorneys' fees and expenses) (collectively, "Non-Environmental Damages") arising out of or relating to (A) any inaccuracy or omission in any of the representations and warranties made by the Company in this Agreement, as qualified by the Company Disclosure Schedule, or in any exhibit or schedule to, or certificate delivered in connection with, this Agreement, (B) any inaccuracy or omission in any of the representations and warranties made by any Principal Shareholder in this Agreement, (C) any breach of any of the covenants and agreements of the Company or any Principal Shareholder in this Agreement, (D) any Taxes of the Company and any Company Subsidiary for any Pre-Closing Taxable Period, (except to the extent that the liability for such Taxes is reflected as an accrued Tax liability in the Liability Accounts that are part of the Closing Balance Sheet or Taxes for which Parent has assumed responsibility for payment pursuant to Section 7.6(a)(iv)), (E) any inaccuracy contained in the Reference Accounts Statement, (F) fraud, (G) any liability of the Parent or the Company for failure to withhold on amounts payable to Company Shareholders pursuant to Section 2.7, or (H) any Taxes resulting from the Company's failure to qualify as an S corporation, (ii) any and all Environmental Damages and (iii) any and all amounts paid to any Company Shareholder in accordance with Section 2.9(c) in excess of such Company Shareholder's Proportionate Share of the Aggregate Consideration (together with the Non-Environmental Damages and Environmental Damages, the "Damages").

               (b) The right to indemnification, payment of Damages or other remedy will not be affected by any investigation conducted with respect to, or any Knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with, any representation, warranty, covenant or agreement made by the Company or any other matter. The waiver of any condition based on the accuracy of any such representation or warranty, or on the performance of or compliance with any such covenant or agreement, will not affect the right to indemnification, payment of Damages, or any other remedy based on any such representation, warranty, covenant or agreement.

               (c) From and after the Closing Date, except as expressly set forth in Sections 10.1(d), (e), (f), (g) and (h), (i) the Indemnified Persons shall not be entitled to indemnification for Damages, and a claim for Damages may not be made, unless and until the aggregate amount of Damages exceeds Two Million Dollars ($2,000,000) (the "Indemnity Threshold"), whereupon the Indemnified Persons shall be entitled to recover such Damages in excess of One Million Dollars ($1,000,000) (the "Indemnity Deductible); (ii) the Indemnified Persons shall not be entitled to indemnification for Damages to the extent such indemnification liability would exceed the amount remaining in the Escrow Account from time to time; (iii) all claims under this ARTICLE X shall be asserted solely against the Escrow Account and the Indemnified Persons shall have no right to make claims against any other assets of the Company Shareholders; and (iv) subject to Section 10.3, the period during which an Indemnified Person may make a claim under this ARTICLE X (the "Indemnification Period" shall terminate at 11:59 pm Central time on the date that is twelve (12) months following the Closing Date.

               (d) Notwithstanding Section 10.1(c), with respect to any claim for indemnification for Damages under (x) Section 10.1(a)(i)(A) for any inaccuracy or omission in any representation and warranty in Section 3.1 (Organization, Standing and Power), Section 3.2 (Subsidiaries), Section 3.3 (Capitalization; Title to Shares), Section 3.4 (Authority), Section 3.19 (Interested Party Transactions) (only as it relates to any Principal Shareholder) and Section 3.26 (Board Approval) or (y) Section 10.1(a)(i)(B),
(i) such claim shall not be subject to the Indemnity Threshold or the Indemnity Deductible, (ii) the indemnification liability for such claim may exceed the amount in the Escrow Account from time to time, (iii) such claim need not be asserted solely against the Escrow Account and the Indemnified Persons may make claims against any other assets of the Company Shareholders, and (iv) the Indemnification Period for such claim shall not terminate at 11:59 pm Central time on the date that is twelve (12) months following the Closing Date, but shall continue indefinitely.

               (e) Notwithstanding Section 10.1(c), with respect to any claim for indemnification for Damages under (v) Section 10.1(a)(i)(D) for Taxes of the Company and any Company Subsidiary for any Pre-Closing Taxable Period, (w) Section 10.1(a)(i)(G) for any liability of the Parent or the Company for failure to withhold on amounts payable to Company Shareholders pursuant to Section 2.7, (x) Section 10.1(a)(1)(H) for any Taxes resulting from the Company's failure to qualify as an S corporation, (y) Section 10.1(a)(i)(A) for any inaccuracy or omission in any representation and warranty in Section 3.16 (Taxes) and (z) Section 10.1(a)(i)(C) for any breach of any covenants or agreements of the Company or any Principal Shareholders contained in Section 7.6 (Certain Tax Matters) (i) such claim shall not be subject to the Indemnity Threshold or the Indemnity Deductible, (ii) the indemnification liability for such claim may exceed the amount in the Escrow Account from time to time, (iii) such claim need not be asserted solely against the Escrow Account and the Indemnified Persons may make claims against any other assets of the Company Shareholders, and (iv) the Indemnification Period for such claim shall not terminate at 11:59 pm Central time on the date that is twelve (12) months following the Closing Date, but shall continue until sixty (60) days after the expiry of the applicable statute of limitations.

               (f) Notwithstanding Section 10.1(c), with respect to any claim for indemnification for Damages (x) under Section 10.1(a)(i)(F) for fraud, including fraud with respect to any representation, warranty or covenant for which indemnification is provided or is barred by any other provision of this ARTICLE X and (y) under Section 10.1(a)(iii) for any amounts paid to any Company Shareholder in accordance with Section 2.9(c) in excess of such Company Shareholder's Proportionate Share of the Aggregate Consideration (i) such claim shall not be subject to the Indemnity Threshold or the Indemnity Deductible, (ii) the indemnification liability for such claim may exceed the amount in the Escrow Account from time to time,
(iii) such claim need not be asserted solely against the Escrow Account and the Indemnified Persons may make claims against any other assets of the Company Shareholders, and (iv) the Indemnification Period for such claim shall not terminate at 11:59 pm Central time on the date that is twelve (12) months following the Closing Date, but shall continue indefinitely.

               (g) Notwithstanding Section 10.1(c), with respect to any claim for indemnification for Damages under Section 10.1(a)(i)(C) for any breach of any covenants or agreements of the Company or any Principal Shareholder contained in Section 7.1(b) and (c) (Public Disclosure) and
Section 7.7 (No Solicitation of Employees) (i) such claim shall not be subject to the Indemnity Threshold or the Indemnity Deductible, (ii) the indemnification liability for such claim may exceed the amount in the Escrow Account from time to time, (iii) such claim need not be asserted solely against the Escrow Account and the Indemnified Persons may make claims against any other assets of the Company Shareholders, and (iv) the Indemnification Period for such claim shall not terminate at 11:59 pm Central time on the date that is twelve (12) months following the Closing Date, but shall continue for the applicable time periods set forth in Section 7.1(b) and (c) and Section 7.7, or if no such time period is applicable, indefinitely.

               (h) Notwithstanding Section 10.1(c), with respect to any claim for indemnification for Damages under (y) Section 10.1(a)(i)(A) for any inaccuracy or omission in any representation and warranty in Section 3.15 (Environmental Matters) and (z) Section 10.1(a)(ii) for Environmental Damages, (i) such claim shall not be subject to the Indemnity Threshold or the Indemnity Deductible, (ii) (A) during the twelve (12) month period following the Closing Date the indemnification liability for such claim may not exceed the amount in the Escrow Account from time to time during such period plus Twenty Million Dollars ($20,000,000) and (B) during the period of time that is more than twelve (12) months but less than twenty-four months following the Closing Date the indemnification liability for such claim may not exceed Twenty Million Dollars ($20,000,000), (iii) such claim need not be asserted solely against the Escrow Account and the Indemnified Persons may make claims against any other assets of the Company Shareholders, and (iv) the Indemnification Period for such claim shall not terminate at 11:59 pm Central time on the date that is twelve (12) months following the Closing Date, but shall continue until 11:59 pm Central time on the date that is twenty-four (24) months following the Closing Date.

               (i) In determining the amount of any Damage, any materiality or Material Adverse Effect qualifier contained in a representation, warranty or covenant of the Company shall be disregarded. If the aggregate amount of Damages for which indemnification is required under this ARTICLE X (such requirement taking into account the limitations on indemnification contained herein) exceeds the amount remaining in the Escrow Account, then the Company Shareholders shall be responsible for providing indemnification under this
ARTICLE X to the extent of such excess severally, and not jointly, in proportion to their Proportionate Share, provided that an Indemnified Person shall be entitled to seek the full benefit of the indemnification to which such Person is entitled hereunder from the Principal Shareholders, and not the other Company Shareholders, severally, and not jointly, in the same proportion as the number of Company Shares owned by such Principal Shareholders immediately before the Merger bears to the number of Company Shares owned by all Principal Shareholders. Notwithstanding any other provision contained in this ARTICLE X, in no event shall the liability of any Company Shareholder under this ARTICLE X exceed an amount equal to the aggregate amount paid or to be paid to such Company Shareholder under this Agreement.

               (j)   Any indemnification payment paid pursuant to this
ARTICLE X shall be treated as an adjustment to the purchase price. In calculating the amount payable to any Indemnified Party, the amount of any Damages (i) shall not be duplicative of any (A) other Damages for which an indemnification claim has been made or (B) any item to the extent taken into account in accordance with Section 2.8 and Section 9.3, (ii) (A) shall be computed net of any third-party insurance proceeds which have been recovered by the Indemnified Person in connection with the facts giving rise to the right of indemnification (net of expenses incurred in obtaining such recovery and net of any increase in insurance premiums resulting from such facts or such recovery) and (B) if the Indemnifying Person makes any payment on any Third Party Claim, the indemnifying Person shall be subrogated, to the extent of such payment, to all rights and remedies of the Indemnified Person to any insurance benefits or other claims of the Indemnified Person with respect to such Third Party Claim, (iii) shall be reduced to take account of any net Tax benefit realized but only if, and to the extent actually realized in the form of an actual reduction in cash that would otherwise have been payable by such Indemnified Party but for the indemnity claim in the Tax year in which such claim is finally resolved (for the avoidance of doubt, any Tax attributes of Parent, the Company, or their Subsidiaries shall be taken into account first prior to any deductions or other Tax attributes resulting from such claim) and (iv) shall be reduced by any reversal of such Damages in a subsequent period occurring less than two (2) years after the related indemnification payment has been made hereunder, provided, that in such instance Parent shall promptly pay to the Shareholders' Agent the full amount of any such reversal; provided further, if at the end of such two (2) years there shall be any suit or other proceeding pending which may result in a reversal of Damages, such two (2) year period shall be extended until final resolution of such action or other proceeding. Each Indemnified Party shall be obligated to use its commercially reasonable efforts to mitigate the amount of any Damages for which it is entitled to seek indemnification hereunder, including using commercially reasonable efforts to obtain recovery under existing insurance policies. The existence or potential availability of insurance or any potential recovery from any third party shall not delay the Indemnifying Person's obligation to indemnify the Indemnified Person as set forth herein.

               (k) From and after the Closing, the sole and exclusive remedy of the Indemnified Persons with respect to any and all claims relating to the subject matter of this Agreement and the transactions contemplated hereby shall be pursuant to the indemnification provisions set forth in this
ARTICLE X. In furtherance of the foregoing, Parent, on its own behalf and on behalf of each Indemnified Person, hereby waives, to the fullest extent permitted by Law, and agrees not to assert in any action or proceeding of any kind, any and all rights, claims and causes of action it may now or hereafter have under any Law, other than claims for indemnification asserted as permitted by and in accordance with the provisions set forth in this ARTICLE X.

          Section 10.2  [Reserved]

          Section 10.3  Claims Pending at Expiration of Indemnification Period

          In the event that Parent has delivered an Officer's Certificate in accordance with Section 10.4 and the claim for Damages represented thereby has not been resolved prior to the expiration of the Indemnification Period, the claimed amount of such Damages shall be retained in the Escrow Account pending resolution of such claim, in accordance with the provisions of the Escrow Agreement.

          Section 10.4  Claims upon Escrow Account

          In the event that an Indemnified Person seeks to exercise its rights to obtain indemnification for Damages pursuant to the terms of Section 10.1(a) hereto, Parent shall deliver to the Shareholders' Agent and the Escrow Agent on or before the last day of the Indemnification Period a certificate signed by any officer of Parent (an "Officer's Certificate") specifying in reasonable detail the nature of the claim for which indemnification is being sought and the amount of Damages.

          Section 10.5  Objections to Claims; Resolution of Conflicts

               (a) The Shareholders' Agent shall have the right to object to one or more of the claims set forth in any Officer's Certificate delivered by Parent to the Shareholders' Agent by serving written notice thereof to Parent and the Escrow Agent within thirty (30) Business Days following the delivery of such Officer's Certificate, which notice shall specify in reasonable detail the basis for such objection. In the event that the Shareholders' Agent does not object to a claim in accordance with the preceding sentence by the close of business on the thirtieth (30th) Business Day following receipt by the Shareholders' Agent of the Officer's Certificate, the Shareholders' Agent shall be deemed to have accepted and agreed to the claim set forth in such Officer's Certificate on behalf of the Company Shareholders, and shall be precluded from raising any objection thereto following such date. In the event that the Shareholders' Agent accepts and agrees to a claim set forth in an Officer's Certificate, or is deemed to accept and agree in accordance with the immediately preceding sentence, the Shareholders' Agent and Parent shall instruct the Escrow Agent by jointly executed written notice to disburse the claimed amount to Parent.

               (b) In case the Shareholders' Agent shall so object in writing to any claim or claims by Parent made in any Officer's Certificate, Parent shall have thirty (30) days after receipt of an objection by the Shareholders' Agent to respond thereto in a written statement to Shareholders' Agent and the Escrow Agent. If after such thirty (30) day period there remains a dispute as to any claims, the Shareholders' Agent and Parent shall attempt in good faith for sixty (60) days to agree upon the rights of the respective parties with respect to each of such claims. If the Shareholders' Agent and Parent should so agree, the claims set forth in such Officer's Certificate shall be modified as necessary to reflect such agreement, and the Shareholders' Agent and Parent shall instruct the Escrow Agent by jointly executed written notice to disburse the agreed amount to Parent.

               (c) If no such agreement can be reached after good faith negotiation during such sixty (60) day period, either Parent or the Shareholders' Agent may pursue any and all legal remedies available to such party.

          Section 10.6  Shareholders' Agent

               (a) The Shareholders' Agent shall be constituted and appointed as the Shareholders' Agent for and on behalf of the Company Shareholders to give and receive notices and communications, to authorize disbursement by the Escrow Agent from the Escrow Account, in satisfaction of claims by an Indemnified Person, to object to such deliveries, to agree to, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to such claims, to agree to, negotiate, enter into and provide amendments and supplements to and waivers in respect of this Agreement, and to take all actions necessary or appropriate in the judgment of the Shareholders' Agent for the accomplishment of any or all of the foregoing. No bond shall be required of the Shareholders' Agent, and the Shareholders' Agent shall receive no compensation for her services. Notices or communications to or from the Shareholders' Agent shall constitute notice to or from each of the Company Shareholders.

               (b) The Shareholders' Agent shall not be liable for any act done or omitted hereunder as Shareholders' Agent while acting in good faith and in the exercise of reasonable judgment, and any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of such good faith. The Company Shareholders shall severally indemnify the Shareholders' Agent on the basis of their respective Proportionate Shares and hold her harmless against any loss, liability or expense incurred without gross negligence or bad faith on the part of the Shareholders' Agent and arising out of or in connection with the acceptance or administration of her duties hereunder. Nothing in this Section 10.6 shall limit the Shareholders' Agent's obligations to any Indemnified Person pursuant to the terms of this
ARTICLE X.

          Section 10.7  Actions of the Shareholders' Agent

          A decision, act, consent or instruction of the Shareholders' Agent shall constitute a decision of all of the Company Shareholders and shall be final, binding and conclusive upon each and every Company Shareholder, and Parent, Merger Sub, the Company and the Surviving Corporation may rely upon any decision, act, consent or instruction of the Shareholders' Agent as being the decision, act, consent or instruction of each and every Company Shareholder. Each of Parent, Merger Sub, the Company and the Surviving Corporation is hereby relieved from any liability to any Person for any acts done by them in accordance with such decision, act, consent or instruction of the Shareholders' Agent.

          Section 10.8  Third-Party Claims

               (a) In the event that Parent becomes aware of a third-party claim (including any demand received by the Surviving Corporation for payment for Dissenting Shares) which Parent believes give rise to indemnification under this ARTICLE X (a "Third Party Claim"), Parent shall promptly notify the Shareholders' Agent of such Third Party Claim; provided, however, that so long as the notice is delivered within the Indemnification Period the failure to give prompt notice shall not affect the indemnification provided hereunder except to the extent the Shareholders' Agent, on behalf of the Company Shareholders, has been actually prejudiced as a result of such failure. The notice of Third Party Claim shall include, based on the information then available to Parent, a summary in reasonable detail of the basis for the claim and a reasonable estimate of the Damages. The Shareholders' Agent, on behalf of the Company Shareholders, shall be entitled, upon written notice delivered to Parent within forty five (45) days of its receipt of Parent's notice of a Third Party Claim to assume the defense of such Third Party Claim, including the employment of counsel reasonably satisfactory to Parent and the payment of the fees and disbursements of such counsel from the Escrow Account (for so long as funds are available in the Escrow Account, and with respect to claims described in Section 10.1(d), (e), (f) and (g) for which funds are no longer available, from the Company Shareholders, and with respect to claims described in Section 10.1(h) for which funds are longer available, from the Company Shareholders, but only to the extent of the limitations set forth in Section 10.1(h)(ii)). In the event that the Shareholders' Agent declines or fails to assume the defense of the Third Party Claim within such forty five (45) day period, then the Shareholders' Agent shall pay the reasonable fees and disbursements of counsel for Parent as incurred from the Escrow Account (for so long as funds are available in the Escrow Account, and with respect to claims described in Section 10.1(d),
(e), (f) and (g) for which funds are no longer available, from the Company Shareholders, and with respect to claims described in Section 10.1(h) for which funds are longer available, from the Company Shareholders, but only to the extent of the limitations set forth in Section 10.1(h)(ii)); provided, however, that the Shareholders' Agent shall not be required to pay the fees and disbursements of more than one counsel for all Indemnified Persons, and additional local counsel, if necessary, for any single Third Party Claim. With respect to any Third Party Claim for which indemnification is sought hereunder, Parent or the Shareholders' Agent, whichever is not assuming the defense of such Third Party Claim, shall have the right to participate in such matter and to retain its own counsel at such party's own expense. The party controlling the defense of such Third Party Claim shall at all times use reasonable efforts to keep the other party reasonably apprised of the status of the defense of such Third Party Claim and the Parties shall cooperate in good faith with each other with respect to the defense of any such matter. Notwithstanding anything contained in this Section 10.8(a), Shareholders' Agent shall not be entitled to assume the defense of any Third Party Action (and shall be liable for the reasonable fees and disbursements of counsel of Parent in connection with defending such Third Party Claim, to be paid from the Escrow Account (for so long as funds are available in the Escrow Account, and with respect to claims described in Section 10.1(d), (e),
(f) and (g) for which funds are no longer available, from the Company Shareholders, and with respect to claims described in Section 10.1(h) for which funds are longer available, from the Company Shareholders, but only to the extent of the limitations set forth in Section 10.1(h)(ii)) if the Third Party Claim (i) involves a matter where a single counsel selected by Shareholders' Agent may not represent Shareholders' Agent and Parent under applicable ethical rules involving conflicts of interest or (ii) seeks an order, injunction or other equitable relief or relief other than money damages against the Indemnified Person that the Indemnified Person reasonably determines cannot be separated from any related claim for money damages or
(iii) is in respect of Taxes that could adversely impact any Post-Closing Taxable Period of the Parent, Company or any Company Subsidiary. With respect to any Third Party Claim in respect of Taxes related to any Pre-Closing Taxable Period for which Parent has assumed responsibility pursuant to Section 7.6(a)(iv), (y) Shareholders' Agent shall not be entitled to assume the defense of such Third Party Claim and (z) no Indemnified Person shall be entitled to seek reimbursement hereunder for fees and disbursements of counsel in connection therewith.

               (b) Subject to Section 10.8(c), neither Parent nor any other Indemnified Person may settle or compromise any Third Party Claim or consent to the entry of any judgment in connection therewith without the prior written consent of the Shareholders' Agent unless (i) Shareholders' Agent fails timely to assume the defense of such Third Party Claim in accordance with Section 10.8(a) hereof, or (ii) such settlement, compromise or consent includes an unconditional release of Shareholders' Agent, the Company Shareholders and any Person serving as an officer, director employee or agent of the Company or any of its Subsidiaries prior to the Closing from all liability arising from such Third Party Claim. Shareholders' Agent may not settle or compromise any Third Party Claim or consent to the entry of any judgment in connection therewith without the prior written consent of Parent unless such settlement, compromise or consent (except in respect of a Tax matter that could adversely impact any Post-Closing Taxable Period of Parent, the Company or any Company Subsidiary, or in respect of Taxes related to any Pre-Closing Taxable Period for which Parent has assumed responsibility hereunder, which in all cases shall require prior written consent of Parent, not to be unreasonably withheld, conditioned or delayed), (x) includes an unconditional release of the Indemnified Persons from all liability arising from such Third Party Claim, (y) does not contain any admission or statement suggesting any wrongdoing or liability on behalf of any Indemnified Person and (z) does not contain any equitable order, judgment or term that in any manner affects, restrains or interferes with the business of any Indemnified Person.

               (c) None of Parent, the Surviving Corporation, the Company or any Company Subsidiary may settle or compromise any claim with respect to Taxes for which the Company Shareholders would be responsible hereunder (i) without the prior written consent of the Shareholders' Agent, which consent shall not be unreasonably withheld, conditioned or delayed or (ii) unless Parent agrees to reimburse the Company Shareholders for any incremental Taxes of the Company Shareholders (including, on an iterative basis, any Taxes on such reimbursement payments), resulting from the settlement or compromise of such Tax claim. In the event of a dispute regarding the amount of reimbursement payable to Company Shareholders pursuant to clause (ii) of the preceding sentence, (x) the dispute shall be submitted to the Reviewing Auditor or another accounting firm mutually agreeable to the Shareholders' Agent and the Parent, whose decision regarding the required amount of reimbursement shall be binding on Parent and the Company Shareholders, (y) all fees and costs of the Reviewing Auditor or other accounting firm selected pursuant to the preceding clause (x) shall be borne by the Parent, and (z) the Parent and the Company Shareholders seeking reimbursement under clause
(ii) of the preceding sentence shall provide to the Reviewing Auditor or other accounting firm selected pursuant to the preceding clause (x) all information reasonably requested by such Person to enable it to make a determination regarding the required reimbursement amount.

          Section 10.9  No Right of Contribution

          Neither the Shareholders' Agent nor any Company Shareholder, including, without limitation, the Principal Shareholders, shall make any claim for contribution from the Company or the Surviving Corporation with respect to any indemnity claims arising under or in connection with this Agreement to the extent that the Company, the Surviving Corporation or any Indemnified Person is entitled to indemnification hereunder for such claim, and the Shareholders' Agent, on its own behalf and on behalf of all Company Shareholders, hereby waives any such right of contribution from the Company or the Surviving Corporation it has or may have in the future.

                                 ARTICLE XI

                             GENERAL PROVISIONS

          Section 11.1  Survival

          The representations, warranties, covenants and agreements of the Company contained in this Agreement as qualified by the Company Disclosure Schedule or any exhibit or schedule or certificate delivered pursuant to this Agreement shall survive until the first anniversary of the Closing Date, except (x) with respect to the matters set forth in (i) Section 3.15 (Environmental Matters), which shall survive until two (2) years from the date of the Effective Time, (ii) Section 3.16 (Taxes), which shall survive until sixty (60) days past the expiry of the applicable statute of limitations, and (iii) Sections 3.1 (Organization, Standing and Power), 3.2 (Subsidiaries), 3.3 (Capitalization; Title to Shares), 3.4 (Authority), 3.19 (Interested Party Transactions) (only as it relates to the Principal Shareholders) and 3.26 (Board Approval), which shall survive indefinitely, and (y) for those certain covenants and agreements (such as those relating to the right to indemnification) that call for action after the Effective Time, which survive for the periods set forth therein or, if no period is specified, indefinitely. In no case shall the termination of the representations, warranties, covenants and agreements affect any claim for misrepresentation or breach thereof or default thereunder if written notice of such misrepresentation, breach or default is given to the Shareholders' Agent (including under Section 10.3 or Section 10.8) prior to such termination.

          Section 11.2  Notices

          All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service, or mailed by registered or certified mail (return receipt requested), or sent by facsimile (which is confirmed), to the parties at the address or facsimile numbers set forth on Schedule 11.2 hereto (or at such other address or facsimile number for a party as shall be specified by like notice).

          Section 11.3  Interpretation

          When a reference is made in this Agreement to Exhibits, such reference shall be to an Exhibit to this Agreement unless otherwise indicated. The words "include," "includes" and "including" when used herein shall be deemed in each case to be followed by the words "without limitation." The phrase "made available" in this Agreement shall be deemed to mean that the information referred to has been posted in an on-line data room, access to which has been given to Parent. The phrases "the date of this Agreement", "the date hereof", and terms of similar import, unless the context otherwise requires, shall be deemed to refer to July 13, 2007. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

          Section 11.4  Counterparts

          This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart. Delivery of an executed signature page of this Agreement by facsimile or electronic transmission shall be effective as delivery of a manually executed counterpart hereof.

          Section 11.5  Entire Agreement; Nonassignability; Parties in Interest

          This Agreement and the certificates, documents and instruments and other agreements specifically referred to herein or delivered pursuant hereto, including the Exhibits, the Schedules, including the Company Disclosure Schedule (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, (b) except by operation of the Merger, shall not be assigned by operation of Law or otherwise except as otherwise specifically provided, and (c) shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.
Nothing in this Agreement shall create or be deemed to create any third party beneficiary rights in any person or entity not a party to this Agreement, except for Section 7.11 which is intended to be for the benefit of the Persons described therein and may be enforced by any such Person.

          Section 11.6  Severability

          In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other Persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

          Section 11.7  Governing Law

          This Agreement shall be governed by and construed in accordance with the laws of the State of Missouri without reference to such state's principles of conflicts of Law. Each party hereto: (a) irrevocably and unconditionally consents and submits to the jurisdiction of the Circuit Court sitting in Kansas City, Missouri and the United States District Court for the Western District of Missouri for purposes of any action, suit or proceeding arising out of or relating to this Agreement; (b) agrees that service of any process, summons, notice or document by U.S. mail addressed to such party in accordance with the notice provisions hereof shall be deemed to constitute effective service thereof for purposes of any action, suit or proceeding arising out of or relating to this Agreement; (c) irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of or relating to this letter agreement in Circuit Court sitting in Kansas City, Missouri or the United States District Court for the Western District of Missouri; and (d) irrevocably and unconditionally waives the right to plead or claim, and irrevocably and unconditionally agrees not to plead or claim, that any action, suit or proceeding arising out of or relating to this Agreement that is brought in Circuit Court sitting in Kansas City, Missouri or the United States District Court for the Western District of Missouri has been brought in an inconvenient forum.

          Section 11.8  Rules of Construction

          The parties hereto agree that they have been represented by counsel during the negotiation, preparation and execution of this Agreement and, therefore, waive the application of any Law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

          Section 11.9  Specific Performance

          The parties hereto agree that if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, irreparable damage would occur, no adequate remedy at Law would exist and damages would be difficult to determine, and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at Law or equity.

          Section 11.10 Descriptive Headings

          The descriptive headings herein are inserted for convenience only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

          Section 11.11 Force Majeure

          No party shall be deemed to fail to perform its obligations or respond to any notice on a timely basis if its failure results solely from the following causes beyond its reasonable control, specifically: war, terrorism, strikes, natural disaster or acts of God. Any delay resulting directly from any of said causes shall extend accordingly the time to perform or respond by the length of the delay. For avoidance of doubt, the foregoing shall in no event relieve any party of its obligations hereunder or permit a party to fail to respond to notice beyond the extension described in the preceding sentence.

          Section 11.12 No Personal Liability

          Parent and the Merger Sub acknowledge that the Company, the Company Subsidiaries and their shareholders, officers, employees, agents and representatives, including the Shareholders' Agent, have performed or may perform acts in connection with this Agreement on behalf of the Company, the Company Subsidiaries, or on behalf of Parent or Merger Sub, to facilitate the transactions contemplated by this Agreement. Notwithstanding anything to the contrary, after the Closing Date no such shareholder, officer, employee, agent or representative shall have, as a result of serving in such capacity, and Parent, Merger Sub, the Company and the Company Subsidiaries hereby absolve all such Persons from, any personal liability or obligation for any matter relating to or arising out of this Agreement and any of the transactions contemplated hereby, other than each such Person's indemnification and other obligations as set forth herein or in any other agreement to which Person is a party.

          Section 11.13 Merger Sub

          Parent shall have the right to substitute any of its wholly-owned Subsidiaries for Merger Sub under this Agreement by notice to the Company, which notice shall be signed by both Parent and such Subsidiary, shall contain such Subsidiary's agreement to be bound by this Agreement and shall contain a confirmation by such Subsidiary of the accuracy with respect to it of the representations set forth in ARTICLE IV. Upon delivery of such notice, wherever the words "Merger Sub" are used in this Agreement (other than in this Section 11.13), such words shall be deemed to refer to such Subsidiary in lieu of Merger Sub.

                          [Signature page follows]












Confidential treatment has been requested for portions of the signature page to this exhibit. The copy filed herewith omits the information subject to the confidentiality requested. Omissions are designated with [***]. A complete version of this exhibit has been filed separately with the United States Securities and Exchange Commission.

          IN WITNESS WHEREOF, the Company, Parent, Merger Sub, the Shareholders' Agent and the Principal Shareholders have executed and delivered this Agreement or have caused this Agreement to be executed and delivered by their respective officers thereunto duly authorized, all as of the date first written above.

                               CON-WAY INC.

                               By:  /s/ Kevin C. Schick
                                    -------------------
                               Name:Kevin C. Schick
                               Title:Chief Financial Officer


                               SEATTLE ACQUISITION CORPORATION

                               By:  /s/ Jennifer W. Pileggi
                                    -----------------------
                               Name:Jennifer W. Pileggi
                               Title:Secretary


                               TRANSPORTATION RESOURCES, INC.

                               By:  /s/ Elizabeth G. Peterson
                                    -------------------------
                               Name:Elizabeth G. Peterson
                               Title:President



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            [SIGNATURE PAGE TO THE AGREEMENT AND PLAN OF MERGER]